Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

ENOCEAN HOLDINGS B.V.,

ENOCEAN GMBH,

ARTEMIS Merger Sub, inc.,

and

PARABELLUM ACQUISITION CORP.

Dated as of November 13, 2022

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

EXHIBIT A	Shareholder Undertaking
EXHIBIT B	Voting and Shareholder Support Agreement
EXHIBIT C	Sponsor Support Agreement
EXHIBIT D	Amended and Restated Registration Rights and Lock-Up Agreement
EXHIBIT E	Warrant Assumption Agreement

SCHEDULE 1.01	Company Knowledge Parties
SCHEDULE 2.09	Holdco Directors

iii

BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT, dated as of November 13, 2022 (this “Agreement”), by and among (i) Parabellum Acquisition Corp., a Delaware corporation (“Parabellum”), (ii) EnOcean Holdings B.V., a private company with limited liability incorporated under the Laws of the Netherlands (“Holdco”), (iii) Artemis Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Holdco (“Merger Sub”) and (iv) EnOcean GmbH, a private limited company incorporated under the Laws of Germany (the “Company”).

RECITALS

WHEREAS, Parabellum is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Holdco is a newly incorporated entity that is, as of the date hereof, wholly owned by certain shareholders of the Company;

WHEREAS, Merger Sub is a direct wholly-owned Subsidiary of Holdco formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, promptly after the date of this Agreement and as a condition to receipt of Holdco Ordinary Shares, each Company Shareholder will enter into an irrevocable shareholder undertaking (the “Shareholder Undertaking”) in the form attached hereto as Exhibit A, by and among Parabellum, the Company and the Company Shareholders, pursuant to which, among other things, such Company Shareholder: (a) will grant one or more powers of attorney, in a form reasonably acceptable to the Company, permitting and directing the respective authorized persons identified in such powers of attorney (acting on behalf of such Company Shareholder) and the proxyholders under such power(s) of attorney to execute (i) the Dutch Deeds of Issue, (ii) a German Share Transfer Deed and (iii) any Transaction Documents to which such Company Shareholder is or will be a party, (b) will undertake to take all necessary or desirable actions in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and (c) will agree to certain covenants to support the transactions contemplated by this Agreement and the other Transaction Documents (including restrictions on the sale, disposition or transfer of the Company Ordinary Shares held by such Company Shareholder), in each case, on the terms and subject to the conditions to be set forth in the Shareholder Undertaking;

WHEREAS, concurrently with the execution of this Agreement, Holdco, Parabellum, the Company, and certain of Company Shareholders owning at least ninety-five percent (95%) of the Company Ordinary Shares are entering into that certain Voting and Shareholder Support Agreement attached hereto as Exhibit B (the “Voting and Shareholder Support Agreement”), providing that, among other things, such Company Shareholders will vote their shares of Company Ordinary Shares in favor of this Agreement, the Exchange and the other Transactions, and enter into and deliver the Shareholder Undertaking as set forth in the Voting and Shareholder Support Agreement;

WHEREAS, prior to the date hereof, the Company entered into separate Asset Acquisition Agreement pursuant to which the Company acquired certain assets from Renesas Electronics Corporation (“Artemis Acquisition”), on the terms and subject to the conditions thereof;

WHEREAS, pursuant to the Parabellum Organizational Documents, Parabellum is required to provide an opportunity for eligible holders of the Parabellum Class A Common Stock to have their outstanding shares of Parabellum Class A Common Stock redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Parabellum Stockholder Approval;

WHEREAS, prior to the Holdco-Parabellum Business Combination, in accordance with this Agreement and the Shareholder Undertaking, the Company Shareholders and Holdco shall effect the Exchange;

WHEREAS, upon completion of the Exchange, the legal form of Holdco will be changed from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap), for the purpose of participating in the Transactions and becoming the holding company for the Company and Parabellum (the “Holdco Legal Form Change”);

WHEREAS, following the Exchange, at the Merger Effective Time, (i) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into Parabellum (the “Merger”), with Parabellum as the surviving company in the Merger (the “Surviving Corporation”) and, after giving effect to the Merger, the Surviving Corporation will be a wholly owned Subsidiary of Holdco, and (ii) each issued and outstanding share of Parabellum Common Stock will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”), and, immediately thereafter, (iii) each of the resulting shares of Surviving Corporation Common Stock will be exchanged for one Holdco Ordinary Share and (iv) each Parabellum Warrant that is outstanding immediately prior to the Merger Effective Time will be converted into a warrant that is exercisable for an equivalent number of Holdco Ordinary Shares on the same contractual terms and conditions as were in effect with respect to such Parabellum Warrant immediately prior to the effective time under the terms of the Warrant Agreement (defined below), in each case, on the terms and subject to the conditions set forth in this Agreement (the “Holdco Warrants”);

WHEREAS, the Parabellum Class B Common Stock will automatically convert into Parabellum Class A Common Stock prior to the Merger, pursuant to the Organizational Documents of Parabellum (the “Parabellum Class B Conversion”);

WHEREAS, in connection with the Transactions, the parties desire for Holdco to register the issuance of Holdco Ordinary Shares to Parabellum Stockholders (other than Holdco Ordinary Shares resulted from the Parabellum Class B Conversion) with the SEC to become a publicly traded company;

WHEREAS, the shareholders’ committee (Gesellschafterausschuss) of the Company (the “Shareholders’ Committee”) has unanimously (a) determined that the Transactions (including the Exchange) are fair to, and in the best interests of, the Company and the Company Shareholders, (b) adopted written resolutions approving this Agreement and the Transactions contemplated hereby and thereby (including the Exchange) and declaring their advisability, and (c) recommended the approval and adoption of the same by the Company Shareholders;

WHEREAS, the Company Shareholders will be asked to (a) approve the execution of this Agreement and execution of the transactions contemplated hereby, and certain other matters related to the implementation of the Transactions (the “Required Company Shareholders’ Consent”), at a physical meeting (Gesellschafterversammlung) of the Company Shareholders to be held in accordance with the Company’s Articles of association and in line with past practice, and (b) execute the Shareholder Undertaking;

WHEREAS, the board of directors of Parabellum (the “Parabellum Board”) has unanimously (a) determined that the Transactions (including the Merger) are fair, and in the best interests of, Parabellum and the Parabellum Stockholders, (b) adopted written resolutions approving this Agreement, the Transaction Documents and the Transactions contemplated hereby and thereby (including the Merger) and declaring their advisability, and (c) recommended the approval and adoption of the same by the Parabellum Stockholders;

WHEREAS, the board of directors of Merger Sub and Holdco as the sole stockholder of Merger Sub have approved this Agreement, the Transaction Documents and the Transactions contemplated hereby and thereby (including the Merger) (the “Merger Sub Approvals”);

WHEREAS, the board of directors of Holdco (the “Holdco Board”) has (a) determined that the Transactions are fair, and in the best interests of Holdco and its shareholders, and (b) adopted written resolutions approving this Agreement, the Transaction Documents and the Transactions contemplated hereby and thereby (including the Merger and the Exchange) and declaring their advisability, and (c) recommending the shareholders of Holdco to provide the Holdco Shareholder Approval (the “Holdco Board Approval”), and the shareholders of Holdco have provided the Holdco Shareholder Approval;

WHEREAS, in connection with the Transactions, Parabellum Acquisition Partners, LLC (the “Sponsor”), Parabellum, Holdco and the Company are entering into a Sponsor Support Agreement substantially in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”), pursuant to which the Sponsor, Parabellum, Holdco and the Company have agreed to take certain actions to support the Transactions;

WHEREAS, in connection with the Closing, Parabellum, Sponsor, Holdco and the Company Shareholders shall enter into an Amended and Restated Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) in the form attached hereto as Exhibit D, pursuant to which the Registration and Shareholder Rights Agreement, dated as of September 27, 2021, entered into among Parabellum, the Sponsor and certain other parties shall be amended and restated in its entirety;

WHEREAS, on or prior to the date hereof, Parabellum and Holdco have received indications of interest from certain investors (the “PIPE Investors”) for the subscription for Holdco Ordinary Shares, convertible promissory notes or other securities or any combination thereof to be subscribed for pursuant to the terms of one or more subscription agreements with terms acceptable to the Company and Parabellum (all such subscription agreements, collectively the “PIPE Subscription Agreements”), with such financing to be consummated immediately prior to the Closing (the “PIPE Investment”); provided that in no event shall the PIPE Investment include any forward purchase agreements, equity line(s) of credit or any other financing arrangements that do not provide for investments into the Holdco in immediately available funds immediately prior to the Closing;

WHEREAS, each of the parties intends for U.S. federal, and applicable state, local and non-U.S. income tax purposes that (a) (i) the PIPE Investment, the Exchange and the Holdco-Parabellum Business Combination, taken together, qualify as a transaction described in Section 351(a) of the Code and the Treasury Regulations promulgated thereunder; and (ii) the Holdco-Parabellum Business Combination qualifies as a “reorganization” under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, provided, it shall be assumed for all purposes of this Agreement, that the assets of, and the business conducted by, Parabellum on the Closing Date constitute “historic business assets” and a “historic business,” respectively, in each case within the meaning of Treasury Regulations Section 1.368-1(d), and in each case of these clauses (i) and (ii), qualifies as an exchange eligible for the exceptions to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c), assuming the requirements of Treasury Regulations Section 1.367(a)-3(c)(1)(iii) are met; (b) the Parabellum Class B Conversion qualifies as a “reorganization” under Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder; (c) the Holdco Legal Form Change qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder; and (d) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”);

WHEREAS, Holdco will be deemed (a) a Tax resident of the Netherlands under Dutch law by reason of incorporation in the Netherlands and (b) a Tax resident of Germany under German law by having its place of effective management situated in Germany;

WHEREAS, Holdco intends to be treated as a Tax resident solely in Germany for purposes of the convention between the Federal Republic of Germany and the Kingdom of the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income;

WHEREAS, each of the parties intends that the Exchange shall, to the extent legally and factually possible, qualify as a tax neutral roll-over (qualifizierter Anteilstausch zu Buchwerten / Anschaffungskosten) for German tax purposes pursuant to Section 21 German Reorganization Tax Act (Umwandlungssteuergesetz) or, as the case may be, Section 20 para. 4a German Income Tax Act (Einkommensteuergesetz);

WHEREAS each of the parties have agreed that in the event that the aggregate cash proceeds held by Parabellum or any of its affiliates in the Trust Account (after for the avoidance of doubt, giving effect to the Parabellum Share Redemption, the transactions contemplated by the PIPE Investment and net of the total aggregate deal expenses of Parabellum (including deferred underwriting fees)) exceed $30,000,000, then up to $10,000,000 of such excess amount will be used to purchase certain Holdco Ordinary Shares immediately prior to the Closing as more fully set forth in Section 8.21; and

WHEREAS, in furtherance of the Transactions, Parabellum shall provide an opportunity to the Parabellum Stockholders to have their shares of Parabellum Class A Common Stock redeemed for consideration on the terms and subject to the conditions set forth in the Parabellum Certificate of Incorporation and the Trust Agreement in conjunction with obtaining approval from the Parabellum Stockholders for the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.01      Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Shareholder Undertaking(s), the Voting and Shareholder Support Agreement, the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement, the PIPE Subscription Agreement, and all other agreements, certificates and instruments executed and delivered by Parabellum, Merger Sub, Holdco or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and any other applicable anti-corruption/anti-bribery Laws.

“Artemis Financial Statements” means the audited balance sheets and statements of income and cash flows of the Artemis division of Renesas Electronics Corporation for the immediately past two calendar years as prepared by the Company, and all financial statements delivered by Renesas Electronics Corporation in connection with the Artemis Acquisition.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Group Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C., United States, are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY, United States, Oberhaching, Germany, and Amsterdam, the Netherlands.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, cloud services or Software, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used or held for use in the conduct of the Company Business.

“Certificates” means any and all certificates representing Parabellum Shares.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Business” means the business of the Group Companies as currently conducted and currently proposed to be conducted as of the date hereof.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Group Companies taken as a whole or (b) prevents, materially delays or materially impedes the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the economy, markets, industries or geographic areas in which the Group Companies operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by any Group Company as required by this Agreement or any Ancillary Agreement or any other Transaction Documents, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of customers, suppliers, employees, Governmental Authorities, landlords, distributors, partners, or on revenue, profitability and cash flows), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect, (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which Parabellum has requested or to which it has consented or which actions are contemplated by this Agreement or (x) any statements or items set forth in the Company Disclosure Schedule, except in the cases of clauses (i) through (iii), to the extent that the Group Companies, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries or markets in which the Group Companies operate.

“Company Offering” means any Company Product, Company Software, or Company Service.

“Company Option Plans” means the Company’s Employee Stock Option Pool 2002, the Company’s Management Stock Options Pool 2005, the Company’s Management Stock Options Pool 2008, the Company’s Management Stock Options Pool 2009, the Company’s Management Stock Options Pool 2012 and the Company’s Employee Stock Option Pool 2015, as such plans may have been amended, supplemented or modified from time to time.

“Company Option Share Amount” means aggregate number of shares of Company Ordinary Shares issuable upon the full exercise, exchange or conversion of Company Options that are outstanding as of immediately prior to the Exchange, calculated with respect to Company Options outstanding prior to the date of this Agreement or issued on or after the date of this Agreement and prior to Closing under the Company Option Plans, using the treasury stock method.

“Company Option Shares” means the maximum number of Company Ordinary Shares issuable upon full exercise, exchange or conversion of all vested and unvested Company Options outstanding as of immediately prior to the Merger Effective Time.

“Company Optionholder” means each holder of Company Options.

“Company Options” means all options to purchase shares of Company Ordinary Shares that are outstanding as of immediately prior to the Merger Effective Time, including such options granted under the Company Option Plans.

“Company Ordinary Shares” means ordinary shares of the Company.

“Company Organizational Documents” means the Company’s Articles of association, dated April 1, 2015.

“Company Per Share Consideration” means, with respect to each Company Ordinary Share, a number of Holdco Ordinary Shares equal to the Exchange Ratio.

“Company Products” means any and all products that are or were at any time manufactured, distributed, sold, licensed, or otherwise offered or commercialized by any Group Company.

“Company Services” means all services that are or were at any time delivered, provided, offered or commercialized by any Group Company.

“Company Shareholders” means all holders of the Company Ordinary Shares.

“Company Software” means Software that is or was at any time licensed, distributed, or otherwise provided by any Group Company.

“Company Subsidiary” means a Subsidiary of the Company.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to any Group Company, whether exclusively, non-exclusively, through a license, through a covenant, or on any other basis.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by any of the Group Companies at any time prior to the date of this Agreement and/or as of the date of this Agreement.

“Confidential Information” means all information constituting or relating to Intellectual Property, technology, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans or new personnel acquisition plans and all other confidential or proprietary information with respect to a party and its customers and vendors. Confidential Information includes any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or Parabellum or its Subsidiaries (as applicable) that is not already generally available to the public. Notwithstanding the foregoing, “Confidential Information” shall not include (a) issued Patents and published Patent applications or (b) information that is or becomes generally available to the public or general industry knowledge through no action or inaction by the Company or Parabellum, as the case may be.

“Contract” means any contract, license, Lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a person or any of his, her or its properties or assets.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software or other technology subject to such license, that such Software or other technology subject to such license, or other Software or other technology incorporated into, derived from, used or distributed with such Software or other technology subject to such license (a) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products, other products or Software, or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable or licensed free. Copyleft Licenses include the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Domain Names” means any and all Internet domain names and numerical addresses.

“DTC” means The Depository Trust Company, a New York corporation.

“Dutch Deed of Issue” means each deed governed by Dutch Law in form and substance reasonably satisfactory to Parabellum and the Company, pursuant to which Holdco will issue, as applicable, (a) Holdco Ordinary Shares to the relevant Company Shareholders in accordance with Section 2.01; (b) Holdco Ordinary Shares to the Exchange Agent, acting solely for the account and benefit of the Parabellum Stockholders as of immediately prior to the Merger Effective Time in accordance with Section 2.05(b); (c) the Earnout Shares to the relevant Company Shareholders (subject to the vesting conditions specified in Section 3.04); and (d) Holdco Ordinary Shares to the PIPE Investors, if applicable (pursuant to the PIPE Subscription Agreements) in accordance with Section 2.08.

“Environmental Laws” means any U.S. federal, state or local or non-U.S. Laws relating to: (a) Releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, generation, recycling, registration, distribution, formulation, packaging, labelling, exposure to or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of human health, safety, or the environment or natural resources, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. and their implementing regulations and any state analogs, each as amended from time to time.

“Equity Interests” means, with respect to any person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such person, all of the warrants, options or other rights for the purchase or acquisition from such person of shares of capital stock or equity of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such person or warrants, rights or options for the purchase or acquisition from such person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such person (including partnership or member interests therein), whether voting or nonvoting, and any securities issued or issuable with respect to the securities or interests referred to above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Equity Value Per Share” means (a) $120,000,000 divided by (b) the Fully-Diluted Company Shares.

“Exchange Consideration” means a number of newly issued Holdco Ordinary Shares equal to the result of the Exchange Ratio multiplied by the Fully-Diluted Company Shares.

“Exchange Ratio” means (a) the Equity Value Per Share, divided by (b) $10.00.

“Fraud” means an actual, intentional and knowing misrepresentation by a person in relation to a representation or warranty expressly stated in Article IV; which satisfies each of the following conditions: (a) such representation or warranty was materially false or materially inaccurate at the time such representation or warranty was made; (b) the party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, that such representation or warranty was materially false or materially inaccurate when made; (c) such person had the specific intent to deceive another party and induce such other party to enter into this Agreement and (d) such other party reasonably relied on such false or inaccurate representation or warranty in entering into this Agreement.

“Fully-Diluted Company Shares” means an amount equal to, without duplication, (i) the aggregate number of shares of Company Ordinary Shares that are issued and outstanding as of immediately prior to the Exchange on a fully-diluted basis plus (ii) the Company Option Share Amount.

“GAAP” means U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto).

“German Share Transfer Deed” means a notarized (beurkundet) contribution agreement governed by German Law, in a form and substance reasonably satisfactory to Parabellum, pursuant to which each Company Shareholder shall contribute to Holdco the Company Ordinary Shares owned by such Company Shareholder.

“Group Company” or “Group Companies” shall mean, collectively, the Company and the Company Subsidiaries.

“Hazardous Substances” means: (a) substances, contaminants, pollutants, materials, and wastes defined as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning in or regulated under any Environmental Law, as each may be amended from time to time, and all regulations thereunder, including but not limited to, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, and radon; and (e) any substance, material or waste in any amount or concentration regulated by any Governmental Authority pursuant to any Environmental Law.

“Holdco Ordinary Shares” means ordinary shares of Holdco with a nominal value of €0.16 per share.

“Holdco Organizational Documents” means the articles of association (statuten) of Holdco as amended, modified or supplemented from time to time, including as contemplated by Section 2.02.

“Holdco Sale” shall mean the occurrence of any of the following events: (a) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Holdco representing more than fifty percent (50%) of the combined voting power of Holdco’s then outstanding voting securities, (b) there is consummated a merger or consolidation of Holdco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) Holdco’s board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Holdco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of Holdco approve a plan of complete liquidation or dissolution of Holdco or there is a consummated agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Holdco of all or substantially all of the assets of Holdco and its Subsidiaries, taken as a whole, other than such sale or other disposition by Holdco of all or substantially all of the assets of Holdco, its Subsidiaries, taken as a whole, to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of Holdco in substantially the same proportions as their ownership of Holdco immediately prior to such sale.

“Holdco Shareholder Approval” means the adoption of the following written resolutions of the shareholder of Holdco to approve (i) to the extent required, the execution of the Agreement and the Transactions by Holdco, including (A) the issuance of Holdco Ordinary Shares pursuant to the Exchange, (B) the issuance of Holdco Ordinary Shares pursuant to the Merger and, to the extent required, the contribution in kind of the Surviving Corporation Common Stock in consideration for the Holdco Ordinary Shares so issued and the right to acquire shares of common stock of the Surviving Corporation by Holdco as part of such contribution and the preclusion of any pre-emptive rights for Holdco Ordinary Shares as part of such issuance, (C) the issuance of Holdco Ordinary Shares pursuant to the PIPE Subscription Agreements, if applicable, and the preclusion of any pre-emptive rights for Holdco Ordinary Shares as part of such issuance, and (D) any appointments pursuant to Section 2.09, (ii) to the extent required, the documents in connection with Holdco claiming tax resident status in Germany.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound IP Licenses” means all Contracts pursuant to which the any Group Company has received a license or sublicense, or has otherwise been granted rights in, to, or under any Intellectual Property from any person, or otherwise received from any person any immunity, authorization, release, covenant not to sue or other right with respect to any Intellectual Property from any person, excluding (i) non-disclosure agreements entered into the ordinary course of business, (ii) Contracts for Off-the-Shelf Software, and (iii) licenses for Open-Source Materials.

“Intellectual Property” means: all intellectual property rights, anywhere in the world, whether statutory, common law or otherwise, including (a) Patents, (b) copyrights and all other rights with respect to works of authorship, (c) all other rights with respect to Software, including registrations thereof and applications therefor, (d) registered and unregistered design rights and registrations thereof and applications therefor, (e) rights with respect to Trademarks, and all registrations thereof and applications therefor, (f) rights with respect to Domain Names, including registrations thereof and applications therefor, (g) rights with respect to trade secrets or Confidential Information, including rights to limit the use or disclosure thereof by any person, (h) rights with respect to databases, including registrations thereof and applications therefor, (i) publicity rights, including all rights with respect to use of a person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and Personal Information and materials, and (j) any rights equivalent or similar to any of the foregoing, and in which case including applications, grants, or any other form.

“International Trade Laws” means (i) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (ii) all comparable applicable Laws of foreign or international jurisdiction.

“IRS” means the United States Internal Revenue Service.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule 1.01 after reasonable inquiry, unless otherwise specified, and in the case of Parabellum, the actual knowledge of Narbeh Derhacobian and Ron Shelton after reasonable inquiry, unless otherwise specified.

“Laws” means all Laws, statutes, constitutions, treatises, ordinances, regulations, rules, codes, executive orders, injunctions, judgments, decrees or other order, in each case, of any Governmental Authority or self-regulatory body. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means the real property leased by any Group Company as tenant, together with, to the extent leased by any Group Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Group Companies relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Merger Sub Common Stock” means the common stock of Merger Sub, par value $0.0001 per share.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Off-the-Shelf Software” means Software, software-as-a-service, or other technology that is licensed or otherwise made available on a non-exclusive basis under a “shrink-wrap” or “click-through” Contract or other Contract containing standard terms and Software, software-as-a-service, or other technology that is generally available through commercial distributors for which the Company and Company Subsidiaries have paid or pay in the aggregate less than $50,000 annually.

“Open-Source License” means any license meeting the Open-Source Definition (as promulgated by the Open-Source Initiative), the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License, or any substantially similar license, including any license approved by the Open-Source Initiative. For the avoidance of doubt, Open-Source Licenses include Copyleft Licenses.

“Open-Source Materials” means any Software or other Company Offerings subject to an Open-Source License.

“Organizational Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement or articles of association; or (c) in the case of a person other than a corporation or limited liability company, the documents by which such person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Outbound IP Licenses” means Contracts pursuant to which any Group Company has licensed or sublicensed or otherwise granted rights in, to, or under any material Company-Owned IP or under any Company-Licensed IP licensed to the Company on an exclusive basis to any person, or granted to any person any immunity, authorization, release, covenant not to sue or other right with respect to any Company-Owned IP, excluding (i) non-disclosure agreements entered into the ordinary course of business, and (ii) non-exclusive licenses granted to the Company’s service providers or vendors for the purpose of providing services to the Company.

“Outstanding Parabellum Transaction Expenses” means all fees, expenses and disbursements incurred by or on behalf of Parabellum for underwriters, outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Parabellum in connection with the Transactions

“Owned Real Property” means the land owned by the any Group Company (collectively, the “Land”), together with all buildings and other structures, facilities, and other improvements located thereon (collectively, the “Improvements”); all right, title and interest of the any Group Company, as applicable, if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all rights of ingress and egress thereto; all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Authority in connection with the Land or the Improvements held by or granted to any Group Company, as applicable, any of such Group Company’s respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the any Group Company, as applicable, in and to all site plans, surveys, soil and substratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the such Group Company, as applicable, relating to the Land or Improvements; all equipment and other personal property owned by any Group Company, as applicable, located on and/or exclusively used in connection with the operation of the Land or Improvements; and all written service and maintenance contracts and other written contracts, if any, relating to the Land or Improvements.

“Parabellum Cash Amount” means the amount equal to (i) the aggregate amount of cash in the Trust Account that will be available to Parabellum for unrestricted use as of immediately following the Merger Effective Time (for clarity, after giving effect to any Redemption Rights that are actually perfected), plus (ii) the aggregate amount of cash proceeds received in connection with the PIPE Investment; provided, however, that “Parabellum Cash Amount” shall be calculated without reduction for any payments in respect of Outstanding Parabellum Transaction Expenses.

“Parabellum Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parabellum filed with the Secretary of the State of the State of Delaware on September 27, 2021, as such may have been amended, supplemented or modified from time to time.

“Parabellum Class A Common Stock” means the Class A common stock of Parabellum, par value $0.0001 per share, authorized pursuant to the Parabellum Certificate of Incorporation.

“Parabellum Class B Common Stock” means the Class B common stock of Parabellum, par value $0.0001 per share, authorized pursuant to the Parabellum Certificate of Incorporation.

“Parabellum Common Stock” means the Parabellum Class A Common Stock and Parabellum Class B Common Stock.

“Parabellum Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of Parabellum; or (b) would prevent, materially delay or materially impede the performance by Parabellum of its respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions, including the consummation of any Parabellum Share Redemption; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parabellum Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the economy, markets, industries or geographic areas in which Parabellum operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by Parabellum as required by this Agreement, any Ancillary Agreement or any other Transaction Documents; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of customers, suppliers, employees. Governmental Authorities, landlords, distributors, partners, or on revenue, profitability and cash flows); or (viii) any actions taken, or failures to take action, or such other changes or events; in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Parabellum is materially and disproportionately affected thereby as compared with other participants in the industries or markets in which Parabellum operates.

“Parabellum Organizational Documents” means the Parabellum Certificate of Incorporation and the Bylaws of Parabellum dated as of February 23, 2021, in each case as amended, modified or supplemented from time to time.

“Parabellum Share” means each share of Parabellum Common Stock.

“Parabellum Share Redemption” means the election of an eligible holder of the Parabellum Class A Common Stock (as determined in accordance with the applicable Parabellum Organizational Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of Parabellum Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the Trust Account (as determined in accordance with the applicable Parabellum Organizational Documents and the Trust Agreement), by tendering such holder’s shares of Parabellum Class A Common Stock for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Parabellum Stockholders’ Meeting.

“Parabellum Stockholder Approval” means the approval of the Parabellum Proposals, at the Parabellum Stockholders’ Meeting where a quorum is present, by the holders of Parabellum Shares in accordance with applicable Law and the Parabellum Organizational Documents.

“Parabellum Stockholders” means the holders of the Parabellum Common Stock, as of immediately prior to the Closing.

“Parabellum Units” means one share of Parabellum Class A Common Stock and three-quarters of a Parabellum Warrant.

“Parabellum Warrant Agreement” means that certain warrant agreement dated as of September 27, 2021, by and between Parabellum and Continental Stock Transfer & Trust Company, a New York corporation.

“Parabellum Warrants” means warrants to purchase shares of Parabellum Class A Common Stock, with each whole warrant exercisable for one share of Parabellum Class A Common Stock at an exercise price of $11.50.

“Patents” means any domestic or foreign patents, utility models and applications, drafts and disclosures relating thereto (and any patents or utility models that issue as a result of such applications, drafts and disclosures) and any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to such patents, utility models and applications.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; (g) Liens identified in the Financial Statements; and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) any information that identifies, relates to, describes, is reasonably capable of being associated with, or would reasonably be linked, directly or indirectly, with a particular individual, household or device, and (ii) any “personally identifiable information,” “PII,” “personal information”, “personal data” as defined by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all applicable Laws and rules of self-regulatory bodies governing the receipt, collection, use, storage, Processing, sharing, security, disclosure, transfer, sale, unauthorized access or modification, theft, loss, inaccessibility, secure destruction, accessibility, breach, or transfer of, or marketing by email, phone or text using Personal Information, data protection, biometrics, call recording, artificial intelligence, privacy by design, automated decision making, profiling, web scraping, health data, data security, and data transfers including, without limitation, the Payment Card Industry-Data Security Standards, the California Consumer Privacy Act, as amended (“CCPA”), the Federal Trade Commission Act and equivalent state or local Laws, the EU General Data Protection Regulation 2016/679, ePrivacy Directive, and Privacy Shield Framework.

“Process” (and the corollary term “Processing”) means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“R&W Insurance Policy” means the representation and warranty insurance policy obtained by Parabellum and bound by the R&W Insurance Provider on the Closing Date in relation to the Transactions.

“R&W Insurance Provider” means the provider(s) of the R&W Insurance Policy.

“Redemption Rights” means the redemption rights of eligible holders of Parabellum Class A Common Stock provided for in Section 9.2 of Article IX of the Parabellum Certificate of Incorporation.

“Registered Company IP” means all of the registrations and/or applications for Company-Owned IP with any Governmental Authority or Domain Name.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or migrating through, in, on, under, or into the indoor or ambient environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Software” means (a) computer programs, firmware, software (whether in source code, object code or other form), models, algorithms, methodologies and implementations thereof; (b) development tools, descriptions and flow charts; (c) data, metadata, databases and compilations of data, whether machine readable or otherwise; and (d) documentation, product user manuals, and training materials used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded.

“Subsidiary” or “Subsidiaries” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, social insurance, customs, duties, tariffs, occupancy and other fees, assessments or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. For the avoidance of doubt, non-cash deferred taxes for GAAP accounting purposes shall not be deemed to be a Tax.

“Tax Returns” means all returns and reports (including customs entries and summaries, elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

“Trademarks” means unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Parabellum, Holdco, the Company or Merger Sub in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the U.S. Treasury regulations issued pursuant to the Code.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of Holdco at such time.

Section 1.02          Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2022 Balance Sheet	Section 4.08(b)
21-Shareholders	Section 8.10(f)
Action	Section 4.10
Agreement	Preamble
Alternative Transaction	Section 8.05(a)
Amended and Restated Holdco Organizational Documents	Section 2.02
Anticipated Closing Date	Section 3.03(a)
Antitrust Laws	Section 8.14(a)
Artemis Acquisition	Recitals

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Defined Term	Location of Definition
Blue Sky Laws	Section 4.06(b)
Business Combination Proposal	Section 8.05(b)
Certificate of Merger	Section 2.04(a)
Claims	Section 7.03
Closing	Section 2.04(b)
Closing Date	Section 2.04(b)
Closing Form 20-F	Section 8.01(e)
Company	Preamble
Company Directors	Section 2.09(c)
Company Disclosure Schedule	Article IV
Confidentiality Agreement	Section 8.04(b)
Contingent Worker	Section 4.12(i)
Continuing Employees	Section 8.06(b)
Contribution	Section 4.14(g)
Converted Warrant	Section 2.06
Data Security Requirements	Section 4.14(k)
Determination Date	Section 3.03(a)
DGCL	Recitals
Earnout Shares	Section 3.04(a)
Environmental Permit	Section 4.17
ERISA	Section 4.11(a)
ERISA Affiliate	Section 4.11(c)
Exchange	Section 2.01(a)
Exchange Act	Section 4.24
Exchange Agent	Section 3.01(a)
Exchange Agent Agreement	Section 3.01(a)
Excluded Shares	Section 2.05(d)
Financial Statements	Section 4.08(b)
First Share Price Trigger	Section 3.04(b)(i)
German GAAP	Section 1.03(e)
Governmental Authority	Section 4.06(b)
Group Company Permits	Section 4.07
Health Plan	Section 4.11(k)
Holdco	Preamble
Holdco Board	Recitals
Holdco Board Approval	Recitals
Holdco Closing Statement	Section 3.02(a)
Holdco Equity Plan	Section 8.06(a)
Holdco Legal Form Change	Recitals
Holdco Option	Section 2.01(b)
Holdco Warrants	Recitals
Holdco-Parabellum Business Combination	Section 2.05(b)
IFRS	Section 1.03(e)
Improvements	Section 1.01
Insurance Policies	Section 4.20(a)
Intended Tax Treatment	Recitals

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Defined Term	Location of Definition
Land	Section 1.01
Lease	Section 4.13(b)
Lease Documents	Section 4.13(b)
Letter of Transmittal	Section 3.01(c)
Material Contracts	Section 4.18(a)
Merger	Recitals
Merger Consideration	Section 2.05(b)
Merger Effective Time	Section 2.04(a)
Merger Sub	Preamble
Merger Sub Approvals	Recitals
Mutually Nominated Director	Section 2.09(d)
NYSE	Section 3.04(b)(i)
OFAC	Section 4.19(b)(ii)
Outside Date	Section 10.01(b)
Outstanding Company Transaction Expenses	Section 3.02(a)
Parabellum	Preamble
Parabellum Board	Recitals
Parabellum Class B Conversion	Recitals
Parabellum Closing Statement	Section 3.02(b)
Parabellum Directors	Section 2.09(b)
Parabellum Proposals	Section 8.01(a)
Parabellum SEC Reports	Section 5.07(a)
Parabellum Stockholders’ Meeting	Section 8.01(a)
Payment Spreadsheet	Section 3.03(a)
Payment Spreadsheet Schedule	Section 3.03(c)
PCAOB Financial Statements	Section 8.15
PIPE Investment	Recitals
PIPE Investment Amount	Section 8.20
PIPE Investors	Recitals
PIPE Subscription Agreements	Recitals
Plans	Section 4.11(a)
PPACA	Section 4.11(k)
Prior Financial Statements	Section 4.08(a)
Pro Rata Share	Section 3.04(e)
Prospectus Regulation	Section 8.22
Proxy Statement	Section 8.01(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	Section 8.01(a)
Relevant Provider	Section 8.11(b)
Relevant Recipient	Section 8.11(b)
Remedies Exceptions	Section 4.05
Representatives	Section 8.04(a)
Required Company Shareholders’ Consent	Recitals
SEC	Section 5.07(a)
Second Share Price Trigger	Section 3.04(b)(ii)
Secondary Sale	Section 8.21

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Defined Term	Location of Definition
Securities Act	Section 5.07(a)
Security Incident	Section 4.14(k)
Share Price Triggers	Section 3.04(b)(iii)
Shareholder Earnout Group	Section 3.04(a)
Shareholder Undertaking	Recitals
Shareholders’ Committee	Recitals
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Surviving Corporation	Recitals
Tail Policies	Section 8.18(b)
Third Share Price Trigger	Section 3.04(b)(iii)
Top Customer	Section 4.15(a)
Top Supplier	Section 4.15(a)
Transfer Taxes	Section 8.11(a)
Trust Account	Section 5.15(a)
Trust Agreement	Section 5.15(a)
Trust Fund	Section 5.15(a)
Trustee	Section 5.15(a)
WARN Act	Section 4.12(c)
Warrant Assumption Agreement	Section 2.06

Section 1.03          Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)            All references in this Agreement to amounts of money expressed in dollars or through the use “$” are references to United States dollars.

(e)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under International Financial Reporting Standards (“IFRS”), GAAP, or German general accepted accounting principles, standards and practices generally accepted from time to time in the Federal Republic of Germany (“German GAAP”), as the context requires.

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Article II
BUSINESS COMBINATION

Section 2.01          Exchange.

(a)            At the Closing, prior to giving effect to the Holdco-Parabellum Business Combination, pursuant to the Shareholder Undertaking, and in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek), each Company Shareholder as of immediately prior to the Closing, shall contribute each Company Ordinary Share held to Holdco, in exchange for the Company Per Share Consideration and, subject to vesting and forfeiture conditions specified in Section 3.04, the Earnout Shares by, among other things, entering with Holdco into (i) a German Share Transfer Deed in a form and substance reasonably satisfactory to Parabellum, pursuant to which each Company Shareholder shall contribute, assign and transfer to Holdco the Company Ordinary Shares owned by such Company Shareholder and (ii) a Dutch Deed of Issue, under which each Company Ordinary Share issued and outstanding as of immediately prior to the Closing shall be exchanged for such number of Holdco Ordinary Shares equal to the Company Per Share Consideration (the transactions contemplated by this Section 2.01(a), the “Exchange”).

(b)            Conversion of Company Options. Each Company Option that is outstanding immediately prior to the Exchange shall become fully vested immediately prior to the Closing and shall be converted at the Exchange into a fully vested option to purchase a number of shares of the applicable class of Holdco Ordinary Shares (such option, a “Holdco Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of the applicable class of Company Ordinary Shares subject to such Company Option immediately prior to the Exchange and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Exchange divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of the applicable class of Holdco Ordinary Shares underlying the Holdco Options shall be determined in a manner consistent with the requirements of Section 409A and 424 of the Code. At or prior to the Exchange, the parties and their respective board of directors, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this Section 2.01(b), including but not limited to (i) the amendment and/or cancellation (as the case may be) of the Company Option Plans and any other ancillary documentation and (ii) the signing of the relevant documentation with the Company Optionholders and/or Holdco (as the case may be). Pursuant to this Section 2.01(b), in connection with the Exchange, each Company Optionholder will receive, in consideration for each Company Option held, such number of Holdco Options at the exercise prices set forth on the Payment Spreadsheet. The Company and HoldCo will enter into option surrender undertakings (or similar agreements subject to local law) with holders of Company Options prior to the Closing, if necessary to effect the terms of this Section 2.01(b).

Section 2.02          Holdco Legal Form Change. Following the Exchange and prior to the Merger Effective Time, Holdco shall effectuate the Holdco Legal Form Change whereby Holdco shall (i) change its legal form from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (ii) amend and restate the Holdco Organizational Documents substantially in forms to be proposed by Holdco prior to the filing of the Registration Statement, which forms shall take into account reasonable comments proposed by Parabellum (the “Amended and Restated Holdco Organizational Documents”), and, as so amended and restated, which Holdco Organizational Documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, through the Merger Effective Time and thereafter shall be the Organizational Documents of Holdco until amended as provided by applicable Law.

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Section 2.03          The Merger.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, the Merger will be effected. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Parabellum shall continue as the Surviving Corporation. The consummation of the Exchange and the Holdco Legal Form Change shall be conditions precedent to the consummation of the Merger.

(b)            At the Merger Effective Time, the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by applicable Laws and such certificate of incorporation.

(c)            At the Merger Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the bylaws of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by applicable Laws, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

(d)            Immediately following the Merger Effective Time, Holdco shall consummate the transactions contemplated by the PIPE Subscription Agreements, including the issuance of Holdco Ordinary Shares, convertible notes or other securities or any combination thereof, contemplated thereby.

Section 2.04          Merger Effective Time; Closing.

(a)            On the Closing Date and immediately after giving effect to the Exchange, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Merger Effective Time”).

(b)            On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing or (b) at such other place, time or date as the parties may agree in writing; provided, further, that the Dutch Deeds of Issue (to the extent these are notarial deeds) and the Dutch deed adopting and implementing the Amended and Restated Holdco Organizational Documents shall be executed by the applicable persons in the Netherlands and the German Share Transfer Deed shall be executed and notarized in Germany, in each case, at or prior to the time required in Section 2.02. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

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Section 2.05          Effect of the Merger. By virtue of the Merger and without any action on the part of the holder of any shares of Parabellum Common Stock or any shares of Merger Sub Common Stock:

(a)            At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Parabellum and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Parabellum and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation; and

(b)            At the Merger Effective Time, each share of Parabellum Common Stock issued and outstanding immediately prior to the Merger Effective Time after giving effect to the Parabellum Share Redemption (other than the Excluded Shares) and Parabellum Class B Conversion, shall be automatically cancelled and extinguished and exchanged for the Merger Consideration, which Merger Consideration will be settled as follows: (i) at the Merger Effective Time, each issued and outstanding share of Parabellum Class A Common Stock (other than the Excluded Shares) will be automatically cancelled and extinguished and exchanged for one share of common stock in the Surviving Corporation that is held in the accounts of the Exchange Agent, solely for the benefit of the holder of such share of Parabellum Class A Common Stock as of immediately prior to the Merger Effective Time; (ii) in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek), the Exchange Agent shall contribute and transfer on behalf of such Parabellum Stockholders to Holdco, as a contribution in kind (inbreng op aandelen anders dan in geld) each share of the Surviving Corporation Common Stock that were issued to the Exchange Agent solely for the account and benefit of such Parabellum Stockholders, and, in consideration of this contribution in kind, Holdco shall issue (uitgeven) to the Exchange Agent for the account and benefit of such Parabellum Stockholders one Holdco Ordinary Share in respect of each share of the Surviving Corporation Common Stock so contributed, (such Holdco Ordinary Shares described in this Section 2.05(b)(ii), the “Merger Consideration”) (such issuance, together with the Merger, the “Holdco-Parabellum Business Combination”). From and after the Merger Effective Time, the holder(s) of Certificates, if any, evidencing ownership of Parabellum Common Stock or Parabellum Common Stock held in book-entry form issued and outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(c)            From and after the Merger Effective Time, the holder(s) of Certificates, if any, evidencing ownership of shares of Parabellum Common Stock or Parabellum Common Stock held in book-entry form issued and outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law and thereafter such Certificates or Parabellum Common Stock held in book-entry form shall only represent the right to receive the Merger Consideration in accordance with the terms of this Agreement;

(d)            At the Merger Effective Time, each share of Parabellum Common Stock owned by Parabellum as treasury stock (collectively, the “Excluded Shares”), shall be automatically cancelled and retired, and shall cease to exist and no consideration shall be paid or payable in exchange therefor;

(e)            At the Merger Effective Time, the register of stockholders of Parabellum shall be closed and no transfer of shares of Parabellum Common Stock shall be made thereafter; and

(f)            Upon completion of the Holdco-Parabellum Business Combination, all Holdco Ordinary Shares owned by certain shareholders of the Company shall be cancelled following the issuance of such Holdco Ordinary Shares as Merger Consideration to the former holders of Parabellum Common Stock as a result of the Holdco-Parabellum Business Combination.

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Section 2.06          Assumption by Holdco of Parabellum Warrants. In connection with and contingent upon the Holdco-Parabellum Business Combination, each Parabellum Warrant that is outstanding immediately prior to the Merger Effective Time shall in conformity with the terms and conditions of the Parabellum Warrant Agreement cease to represent a right to acquire shares of Parabellum Class A Common Stock and shall represent, immediately following the completion of the Holdco-Parabellum Business Combination, a right to acquire Holdco Ordinary Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect with respect to Parabellum Warrants immediately prior to the Merger Effective Time under the terms of the Parabellum Warrant Agreement, as applicable; provided that each Converted Warrant shall represent the right to acquire the number of Holdco Ordinary Shares equal to the number of shares of Parabellum Class A Common Stock that such holder would have received upon exercise of each Parabellum Warrant immediately prior to the Merger Effective Time. Holdco shall enter into a warrant assumption agreement in substantially the form attached hereto as Exhibit E (the “Warrant Assumption Agreement”) immediately following the completion of the Holdco-Parabellum Business Combination.

Section 2.07          DTC. Prior to the Merger Effective Time, the parties hereto shall cooperate to establish procedures with the Exchange Agent and DTC with the objective that the Exchange Agent and/or the Holdco shareholders, as applicable, shall transmit to DTC or its nominee on the Closing Date the aggregate amount of the Holdco Ordinary Shares issued in accordance with this Article II.

Section 2.08          PIPE Investment. At the Closing, immediately after giving effect to the Merger, Holdco and the PIPE Investors shall consummate the PIPE Investment pursuant to the PIPE Subscription Agreements and the applicable Dutch Deed of Issue.

Section 2.09          Directors and Officers.

(a)            Each of the parties hereto shall take all such action within its power as may be necessary or appropriate such that, effective as of the Closing, (i) the Holdco Board shall consist of seven (7) directors; (ii) the initial members of the Holdco Board immediately following the Closing shall be the individuals determined in accordance with this Section 2.09; (iii) the initial members of the compensation committee, audit committee and nominating and corporate governance committee of the Holdco Board immediately following the Closing shall be the individuals determined in accordance with Section 2.09(e); (iv) the initial directors of the Surviving Corporation and the Company shall be mutually agreed by Parabellum and the Company prior to the Closing; and (v) the initial officers of the Surviving Corporation and the Company shall be the officers of the Company immediately prior to the Closing.

(b)            Two (2) individuals designated by Parabellum as set forth under the heading “Holdco Board” on Schedule 2.09(b) (the “Parabellum Directors”), shall serve as one (1) Class II Director and one (1) Class III Director (as each such term is defined in the Holdco Organizational Documents following the Merger Effective Time), respectively, on the Holdco Board effective as of the Closing, of which at least one individual, upon joining the Holdco Board, shall be an “independent director” (as defined in the New York Stock Exchange Company Manual). Parabellum may replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual.

(c)            Within 60 days of the date of this Agreement, the Company shall provide to Parabellum a list of four (4) individuals who shall serve as two (2) Class I Directors, one (1) Class II Director, and one (1) Class III Director (as each such term is defined in the Holdco Organizational Documents following the Merger Effective Time), respectively, on the Holdco Board effective as of the Closing (the “Company Directors”), of which at least two individuals, upon joining the Holdco Board, shall be “independent directors” (as defined in the New York Stock Exchange Company Manual). The Company may replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual. Notwithstanding the foregoing, if the requirement regarding “independent directors” set forth in this Section 2.09(c) is not met, Parabellum shall omit from its proxy materials any such nominee, and any such nomination shall be disregarded and no vote on any such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by Parabellum.

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(d)            Parabellum and the Company shall mutually agree on and nominate one (1) director who shall serve as a Class I Director on the Holdco Board effective as of the Closing (the “Mutually Nominated Director”), which individual must be qualified to serve as “independent director” (as defined in the New York Stock Exchange Company Manual), and if the requirement set forth in this sentence is not met, Parabellum shall omit from its proxy materials any such nominee, and any such nomination shall be disregarded and no vote on any such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by Parabellum.

(e)            Each person set forth on Schedule 2.09(e) shall be appointed an officer of Holdco, effective as of immediately following the Merger Effective Time, and, as of such time, shall be the only officers of Holdco.

(f)            Parabellum and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Parabellum or the Company) on the directors to be appointed to serve on the compensation committee, audit committee and nominating and corporate governance committee of the Holdco Board effective as of the Closing prior to the filing of the Registration Statement / Proxy Statement with the SEC, which, in the case of each committee, shall include at least one Parabellum Director.

Section 2.10          Further Assurances. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right and title to, and possession of, all assets, property, rights, privileges, powers and franchises of Parabellum and Merger Sub, Parabellum and Merger Sub will use commercially reasonable efforts to take, or cause to be taken, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.11          Withholding Rights. Each of Holdco, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any applicable provision of state, local or non-U.S. Law related to Taxes; provided, however, that if Holdco, the Company, the Surviving Corporation and the Exchange Agent becomes aware that withholding may be required in connection with the Transactions, such party shall use commercially reasonable efforts to provide prior notice to the other parties of such potential withholding, and, in such case, the parties shall cooperate in good faith with each other to determine whether any such deduction or withholding is required under applicable Law and use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

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Article III
EXCHANGE AGENT; PAYMENT SPREADSHEET

Section 3.01          Exchange Agent.

(a)            Exchange Agent; Contribution in Kind. Prior to the Merger Effective Time, Parabellum shall designate a bank or trust company located in New York City selected by Parabellum and acceptable to the Company (which acceptance shall not be unreasonably withheld, delayed or conditioned) to act on behalf of the Parabellum Stockholders (other than holders of Excluded Shares) (the “Exchange Agent”) and enter into an exchange agreement with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of (i) effecting the contribution of the Surviving Corporation Common Stock that were deposited with the Exchange Agent to Holdco against the issuance of the Merger Consideration, each as contemplated by Section 2.05(b); and (ii) exchanging Certificates (if any) or uncertificated Parabellum Shares of the Parabellum Stockholders as of immediately prior to the Merger Effective Time (other than holders of Excluded Shares) for the Merger Consideration issued to the Exchange Agent for the account and benefit of such Parabellum pursuant to Section 2.05(b).

(b)            Immediately following the Merger Effective Time, Holdco shall deposit with the Exchange Agent, for the benefit of the holders of the Surviving Corporation Common Stock, such number of Holdco Ordinary Shares (in uncertificated form or book-entry form) equal to the Merger Consideration pursuant to the applicable Dutch Deed of Issue and this Agreement.

(c)            As soon as practicable after the Merger Effective Time (and in no event later than five (5) Business Days after the Merger Effective Time), the Exchange Agent shall mail or otherwise deliver to each holder of record of the Surviving Corporation Common Stock who is entitled to receive Holdco Ordinary Shares pursuant to Section 2.05(b) for its account and benefit: (i) a letter of transmittal in customary form to be approved by Holdco and Parabellum (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of the Certificates held by any such holder of shares of the Surviving Corporation Common Stock represented by Certificates in exchange for Holdco Ordinary Shares representing the Merger Consideration. In the event any such holder of the Surviving Corporation Common Stock does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal or does not deliver the Certificate(s) (or an affidavit of loss in lieu thereof), where applicable, such person shall not be entitled to receive the Merger Consideration unless and until such person delivers a duly executed and completed Letter of Transmittal and Certificate(s) (or an affidavit loss in lieu thereof), as applicable, to the Exchange Agent. Each Certificate or uncertificated share of the Surviving Corporation Common Stock shall at any time after the consummation of the Holdco-Parabellum Business Combination represent only the right to receive, upon compliance with these requirements, the Merger Consideration pursuant to Section 2.05(b) and this Section 3.01(c). The delivery of a duly completed and validly executed Letter of Transmittal is a condition to each holder of shares of the Surviving Corporation Common Stock receiving any portion of the Merger Consideration.

(d)            Upon receipt of a Letter of Transmittal duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Holdco, the Exchange Agent shall deliver to such former holder of the Surviving Corporation Common Stock the Merger Consideration in book-entry form. Until surrendered as contemplated by Section 3.01(c) and this Section 3.01(d), each share of the Surviving Corporation Common Stock shall be deemed at any time from and after the consummation of the Holdco-Parabellum Business Combination to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of the Surviving Corporation Common Stock were entitled to receive in respect of such shares of the Surviving Corporation Common Stock pursuant to Section 2.05(b) and Section 3.01(b).

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(e)            All Holdco Ordinary Shares delivered upon the surrender of shares of the Surviving Corporation Common Stock in accordance with the terms of Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such shares of the Surviving Corporation Common Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Surviving Corporation Common Stock that were issued and outstanding immediately prior to the Merger Effective Time. From and after the Merger Effective Time, the Parabellum Stockholders shall cease to have any rights as stockholders of Parabellum, except as provided in this Agreement or by applicable Law.

(f)            In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parabellum, the provision by such person of a customary indemnity against any claim that may be made against Holdco with respect to such Certificate (including by means of a medallion guarantee), in each case, in a form approved by each of the Exchange Agent and Parabellum, and Parabellum shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, deliverable in respect thereof as determined in accordance with Article III.

(g)            Any portion of the Merger Consideration that remains unclaimed by the Parabellum Stockholders who were entitled to receive a portion of the Merger Consideration in accordance with Section 2.05(b) and Section 3.01 twenty-four (24) months after the Merger Effective Time shall be returned to Holdco for no consideration and any such Parabellum Stockholder who has not received its portion of the Merger Consideration in accordance with Section 2.05(b) and Section 3.01 prior to that time, shall thereafter look only to Holdco (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for the delivery of the Holdco Ordinary Shares to which they are entitled, subject to Holdco receiving a duly completed Letter of Transmittal and such other documents as may reasonably be required by Holdco. Notwithstanding the foregoing, Holdco shall not be liable to any holder or former holder of shares of the Surviving Corporation Common Stock for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Any Holdco Ordinary Shares remaining unclaimed by holders of shares of the Surviving Corporation Common Stock twenty-four (24) months after the Merger Effective Time shall become, to the extent permitted by applicable Law, the property of Holdco free and clear of any claims or interest of any person previously entitled thereto and Holdco.

Section 3.02          Payment of Expenses.

(a)            No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company and Holdco shall provide to Parabellum a written report (the “Holdco Closing Statement”) setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company or the Company Shareholders in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date after the Closing has occurred, Holdco shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company Shareholders.

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(b)            No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Parabellum shall provide to the Company a written statement setting forth (the “Parabellum Closing Statement”) (i) the aggregate amount of cash in the Trust Account (prior to giving effect to the Parabellum Share Redemption), (b) the aggregate amount of all payments required to be made in connection with the Parabellum Share Redemption, (c) the Parabellum Cash Amount resulting therefrom and from funds raised through the PIPE Investment, (d) the Outstanding Parabellum Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), (e) the number of shares of Parabellum Common Stock expected to be outstanding as of immediately prior to the Merger Effective Time after giving effect to the Parabellum Share Redemption, and (f) the number of shares of Parabellum Common Stock expected to be issued upon the exercise of Parabellum Warrants issued and outstanding as of immediately prior to the Merger Effective Time and the exercise prices therefor. On the Closing Date after the Closing has occurred, Parabellum shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Parabellum Transaction Expenses. The sum of the Outstanding Parabellum Transaction Expenses and the deferred underwriting fees required to be paid by or on behalf of Parabellum shall not exceed $12,500,000. If sum of the Outstanding Parabellum Transaction Expenses and the deferred underwriting fees required to be paid by or on behalf of Parabellum exceeds $12,500,000, the Sponsor will pay such excess amount to Holdco at the Closing.

(c)            From and after the delivery of the Holdco Closing Statement or the Parabellum Closing Statement, as the case may be, until the Closing Date, each of Holdco and Parabellum shall (i) provide the other parties and their Representatives with reasonable access to information reasonably requested by Holdco or Parabellum or any of their respective Representatives in connection with the review of the Holdco Closing Statement or the Parabellum Closing Statement, as the case may be, (ii) consider in good faith any comments to the Holdco Closing Statement or the Parabellum Closing Statement, as the case may be, provided by any other party at least two (2) Business Days prior to the Closing Date and (iii) revise the Holdco Closing Statement or Parabellum Closing Statement as needed to reflect any reasonable comments and any other comments that, based on its good faith assessment, are warranted or appropriate and deliver such revised Holdco Closing Statement or Parabellum Closing Statement, as the case may be, to any other party prior to the Closing Date reflecting any such changes.

(d)            Parabellum shall not pay or cause to be paid any Outstanding Parabellum Transaction Expenses and the Company or Holdco shall not pay or cause to be paid any Outstanding Company Transaction Expenses other than in accordance with this Section 3.02.

Section 3.03          Payment Spreadsheet and Calculation of Exchange Ratio.

(a)            For purposes of this Agreement, the “Determination Date” shall be the date that is five (5) Business Days prior to the anticipated date for Closing, as agreed upon by Parabellum and the Company at least five (5) Business Days prior to the date of the Parabellum Stockholders’ Meeting (the “Anticipated Closing Date”). No later than the Determination Date, the Company shall deliver to Parabellum a spreadsheet (the “Payment Spreadsheet”) setting forth:

(i)            The number of Company Ordinary Shares held by each Company Shareholder;

(ii)            The Company’s good faith, estimated calculation of (A) the Exchange Ratio and (B) the allocation of the Exchange Consideration (specifying the number of Holdco Ordinary Shares) among each of the Company Shareholders pursuant to Section 2.01 based on the Exchange Ratio, including reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based);

(iii)            A certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (i), (ii) and (iii) of this Section 3.03(a) are and, as of immediately prior to the Exchange, will be, true and correct, and prepared in accordance with the applicable provisions of this Agreement, the Company Organizational Documents and any other applicable documents, and applicable Laws.

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(b)            The Company shall provide relevant back-up materials used or useful in preparing the Payment Spreadsheet to Parabellum, as reasonably requested in writing by Parabellum, and, if requested in writing by Parabellum, its accountants and counsel at reasonable times and upon reasonable notice. The Company will review any comments to the Payment Spreadsheet provided by Parabellum or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by Parabellum or any of its Representatives.

(c)            Within thirty (30) days of the execution of this Agreement, the Company will provide Parabellum with an illustrative Payment Spreadsheet (the “Payment Spreadsheet Schedule”), which will be prepared by the Company as if the Closing occurred as of the date of this Agreement and, without limiting any other covenants, agreements, representations or warranties of the Company under this Agreement or any Transaction Document or any Company Shareholder under any Transaction Document or the rights or remedies of Parabellum or the Sponsor with respect thereto, the Payment Spreadsheet will be substantially in the form of the Payment Spreadsheet Schedule and will take into account any changes to the Company’s capitalization between the date of this Agreement and the date of delivery of the Payment Spreadsheet Schedule to Parabellum pursuant to this Section 3.03(c).

(d)            Notwithstanding the foregoing or anything to the contrary herein, (i) the aggregate number of Holdco Ordinary Shares that each Company Shareholder will have a right to receive under this Agreement will be rounded down to the nearest whole share, (ii) in no event shall the aggregate number of Holdco Ordinary Shares set forth on the Payment Spreadsheet that are allocated in respect of the Equity Interests of the Company (or, for the avoidance of doubt, the Company Shareholders), exceed the Exchange Consideration, (iii) Parabellum and the Surviving Corporation will be entitled to rely upon the Payment Spreadsheet for purposes of allocating the Exchange Consideration to the Company Shareholders under this Agreement, and (iv) upon delivery, payment and issuance of the Exchange Consideration on the Closing Date to the Company Shareholders, Parabellum and its respective affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Exchange Consideration), and none of them shall have (A) any further obligations to the Company or any other person with respect to the payment of any consideration under this Agreement (including with respect to the Exchange Consideration) or (B) any liability with respect to the allocation of the consideration under this Agreement.

Section 3.04          Earnout.

(a)            After the Closing, the pre-closing Company Shareholders, including holder of any Company Option which will be converted pursuant to Section 2.01(b) (the “Shareholder Earnout Group”), shall have the contingent right to receive additional Holdco Ordinary Shares within five (5) Business Days after the occurrence of a Share Price Trigger as set forth in this Section 3.04. Holdco shall issue or caused to be issued an aggregate number of Holdco Ordinary Shares equal to fifteen percent (15%) of the total number of Holdco Ordinary Shares outstanding immediately after the Merger Effective Time to the Shareholder Earnout Group with respect to each trigger event described in Section 3.04(b), as such Holdco Ordinary Shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination (the “Earnout Shares”). The Earnout Shares shall be allocated on a pro rata basis among the Shareholder Earnout Group in accordance with this Section 3.04.

(b)            The Earnout Shares shall be released and delivered to the Shareholder Earnout Group as follows:

(i)            thirty percent (30%) of the Earnout Shares shall be issued by Holdco to the members of the Shareholder Earnout Group in accordance with their respective Pro Rata Shares if, on or prior to the fifth (5th) anniversary of the Closing Date, the VWAP of the Holdco Ordinary Shares equals or exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the New York Stock Exchange (“NYSE”), NYSE American stock exchange or Nasdaq stock exchange, as applicable (the “First Share Price Trigger”);

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(ii)            thirty percent (30%) of the Earnout Shares will be issued by Holdco to the members of the Shareholder Earnout Group in accordance with their respective Pro Rata Shares if, on or prior to the fifth (5th) anniversary of the Closing Date the VWAP of shares of Holdco Ordinary Shares equals or exceeds $15.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NYSE, NYSE American stock exchange or Nasdaq stock exchange, as applicable (the “Second Share Price Trigger”);

(iii)            forty percent (40%) of the Earnout Shares will be issued by Holdco to the members of the Shareholder Earnout Group in accordance with their respective Pro Rata Shares if, on or prior to the fifth (5th) anniversary of the Closing Date the VWAP of shares of Holdco Ordinary Shares equals or exceeds $17.50 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq, the NYSE, NYSE American stock exchange or Nasdaq stock exchange, as applicable (the “Third Share Price Trigger” and, collectively with the First Share Price Trigger and the Second Share Price Trigger, the “Share Price Triggers”); and

(iv)            if the conditions set forth in either Section 3.04(c)(i), (ii), or (iii) have not been satisfied following the fifth (5th) anniversary of the Closing Date, any Earnout Shares remaining shall be automatically cancelled and the members of the Shareholder Earnout Group not to have any right to receive such Earnout Shares or any benefit therefrom.

(c)            For the avoidance of doubt, the Shareholder Earnout Group with respect to any Share Price Trigger shall be entitled to receive Earnout Shares upon the occurrence of each applicable Share Price Trigger.

(d)            The Holdco Ordinary Shares VWAP targets set forth in Section 3.04(b) and the number of shares of Holdco Ordinary Shares to be issued pursuant to Section 3.04(b) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Holdco Ordinary Shares after the date of this Agreement.

(e)            As used in this Section 3.04, the term “Pro Rata Share” means, with respect to each member of the Shareholder Earnout Group, a ratio calculated by dividing (i) the sum of, without duplication, (A) the total number of Company Ordinary Shares held by such holder as of immediately prior to the Exchange, plus (B) the total number of Company Option Shares subject to Company Options held by such holder of the Shareholder Earnout Group as of immediately prior to the Exchange, divided by (ii) the sum of, without duplication, (A) the total number of Company Ordinary Shares held by all such members of the Shareholder Earnout Group as of immediately prior to the Exchange, plus (B) the total number of Company Option Shares held by all such members of the Shareholder Earnout Group as of immediately prior to the Exchange.

(f)            Notwithstanding anything to the contrary set forth in this Agreement, any fractional Earnout Shares that would otherwise be issuable to any member of the Shareholder Earnout Group pursuant to this Section 3.04 shall be rounded down to a whole share of Holdco Ordinary Share.

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(g)            In the event that there is an agreement with respect to a Holdco Sale entered into after the Closing and prior to the date that is five (5) years following the Closing Date, then (i) if the per share value of the consideration to be received by the holders of Holdco Ordinary Shares in such Holdco Sale equals or exceeds the First Share Price Trigger and the First Share Price Trigger has not been previously achieved, then the First Share Price Trigger shall be deemed to have been achieved, (ii) if the per share value of the consideration to be received by the holders of the Holdco Ordinary Shares in such Holdco Sale equals or exceeds the Second Share Price Trigger and the Second Share Price Trigger has not been previously achieved, then the Second Share Price Trigger shall be deemed to have been achieved, and (iii) if the per share value of the consideration to be received by the holders of the Holdco Ordinary Shares in such Holdco Sale equals or exceeds the Third Share Price Trigger and the Third Share Price Trigger has not been previously achieved, then the Third Share Price Trigger shall be deemed to have been achieved, and Holdco shall issue the Earnout Shares issuable pursuant to Section 3.04(b)(i), (ii), and (iii) on the date prior to the closing of such Holdco Sale (in each case, to the extent such Earnout Shares have not previously been issued); provided, that, if the consideration to be received by the holders of Holdco Ordinary Shares in such Holdco Sale includes non-cash consideration, the value of such consideration shall be determined in good faith by the Holdco Board.

(h)            At all times during the period after the Closing and prior to the date that is five (5) years following the Closing Date, Holdco shall keep available for issuance a sufficient number of shares of unissued Holdco Ordinary Shares to permit Holdco to satisfy in full its issuance obligations set forth in this Section 3.04 and shall take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of Holdco Ordinary Shares if at any time there shall be insufficient unissued Holdco Ordinary Shares to permit such reservation. Except as may be contemplated by Section 3.04(i), in no event will any right to receive Earnout Shares be represented by any negotiable certificates of any kind, and in no event will any holder of a contingent right to receive Earnout Shares take any steps that would render such rights readily marketable.

(i)            Holdco shall take such actions as are reasonably requested by the Shareholder Earnout Group to evidence the issuances pursuant to this Section 3.04, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Holdco responsible for maintaining such ledger or the applicable registrar or transfer agent of Holdco).

(j)            During the period after the Closing and prior to the date that is five (5) years following the Closing Date, Holdco shall use reasonable best efforts to remain listed as a public company on, and for the Holdco Ordinary Shares (including, if issued, the Earnout Shares) to be tradable over, the national securities exchange on which the shares of Holdco Ordinary Shares are then listed; provided, however, that the foregoing shall not limit Holdco from consummating a Holdco Sale or entering into an agreement that contemplates a Holdco Sale.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parabellum to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parabellum as follows:

Section 4.01          Organization and Qualification; Subsidiaries.

(a)            Each Group Company is a an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Group Companies are duly qualified or licensed as a foreign corporation or other organization to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by such Group Company or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect.

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(b)            A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each such Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Schedule 4.01(b) of the Company Disclosure Schedule. Other than as set forth on Schedule 4.01(b) of the Company Disclosure Schedule, the Company does not own directly or indirectly (or has agreed to own) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity, and is not a party to any profit-sharing arrangement.

Section 4.02          Company Organizational Documents and Books and Records. The Company has prior to the date of this Agreement made available a complete and correct copy of the Organizational Documents, each as amended to date, of each Group Company. Such Organizational Documents are in full force and effect. No Group Company is in violation of any of the provisions of its Organizational Documents.

Section 4.03          Capitalization.

(a)            Schedule 4.03(a) of the Company Disclosure Schedule sets forth with respect to the Company and any Group Company as of the date hereof, the Equity Interests issued by each Group Company (including the number and class (as applicable) of vested and unvested Equity Interests) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Schedule 4.03(a) of the Company Disclosure Schedule comprise all of the capital stock of each Group Company that is issued and outstanding as of the date of this Agreement immediately prior to giving effect to the transactions occurring on the Closing Date set forth in this Agreement and in the Transaction Documents.

(b)            Except as set forth on Schedule 4.03(b) of the Company Disclosure Schedule, there are no restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other Equity Interests of any Group Company or obligating any Group Company to issue or sell any Equity Interests in such Group Company. No Group Company is a party to, or otherwise bound by, and no Group Company has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except as set forth on Schedule 4.03(b) of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Equity Interests of any of the Group Companies.

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(c)            Schedule 4.03(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Option outstanding: (i) the name of the Company Option holder; (ii) the number of Company Ordinary Shares subject to such Company Option; (iv) the exercise or purchase price of such Company Option; (v) the date on which such Company Option was granted; (vi) the vesting schedule of such Company Option; and (vii) the date on which such Company Option lapses. The Company has made available to Parabellum an accurate and complete copy of the Company Option Plans pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all option agreements evidencing such Company Options. No Company Option was granted with an exercise price per share less than the fair market value (pursuant to applicable Law) of the underlying Company Ordinary Shares as of the date such Company Option was granted. All Company Ordinary Shares underlying the Company Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. No Company Options are “early exercisable” as of the date hereof. The Company has no outstanding commitments to grant Company Options that have not yet been granted as of the date of this Agreement.

(d)            The Company does not have any warrants issued or outstanding.

(e)            There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any shares or any capital stock of any Group Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Subsidiary.

(f)            (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Transactions, and (ii) all outstanding Company Ordinary Shares, all outstanding Company Options and all outstanding shares of capital stock of each Group Company have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts and the Organizational Documents to which such Group Company is a party.

(g)            Except as set forth on Schedule 4.03(g) of the Company Disclosure Schedule, each outstanding share of capital stock of each Group Company is duly authorized, validly issued, fully paid and nonassessable (to the extent applicable), and each such share is owned by each Group Company, as applicable, free and clear of all Liens, options, and rights of first refusal, other than transfer restrictions under applicable securities Laws and their respective Organizational Documents.

(h)            The Company Shareholders collectively own directly and beneficially and of record, all of the Company Ordinary Shares and such shares have been validly issued and are fully paid up and there is no liability to pay any additional contribution to the Company Ordinary Shares. Except for the Company Ordinary Shares or as otherwise set forth in this Section 4.03, no shares or other Equity Interests of the Company, or options, warrants or other rights to acquire any such shares or other Equity Interests, of the Company is authorized or issued and outstanding.

(i)            No Group Company has issued any loan capital (including debentures, loan notes and loan stock) that remains in issue (other than to another Group Company) and no Group Company has agreed to issue any such loan capital in the future.

(j)            Each Group Company has obtained, as applicable, all necessary shareholder consents, approvals or authorizations as necessary (including, without limitation, any investor consents pursuant to the terms of any shareholder agreements, subscription agreements or side letters) to the entry into and the terms of this Agreement, any Ancillary Agreement and the Transactions. Any shareholder agreements in respect of any Group Company shall be terminated no later than completion of the Exchange or the other Transactions.

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Section 4.04          Insolvency. No Group Company is insolvent under the applicable Laws of its jurisdiction or incorporation. No arrangement or compromise has been made by any Group Company with its creditors. No insolvency proceedings have been commenced or applied for, nor has any liquidator, receiver, or similar officer been appointed, in relation to any Group Company or any of their assets. No resolution has been passed, proceedings commenced or order made for the winding-up or any other reorganization or restructuring of any Group Company other than in respect of the Exchange and the Holdco Legal Form Change contemplated by Section 2.02 of this Agreement.

Section 4.05          Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or to consummate the Transactions (other than the consent of the holders of the Company Ordinary Shares and the filing, notarization, and recordation of appropriate Exchange documents). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parabellum, Merger Sub and Holdco constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Shareholders will have and Shareholders’ Committee has approved this Agreement and the Transactions, and such approval is sufficient such that this Agreement, any Ancillary Agreement and the Transactions constitute legal, valid and binding obligations of the Company (including, without limitation, where applicable so that the restrictions on business combinations set forth in any applicable Laws, shall not apply to the Exchange, the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions). To the knowledge of the Company, no other state takeover statute is applicable to the Exchange, the Merger or the other Transactions.

Section 4.06          No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL or other applicable Law and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Schedule 4.06(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents or Organizational Documents of any Group Company, (ii) conflict with or violate any Law applicable to the Company or any Group Company, by which any property or asset of any Group Company is bound or affected or which the Company or any Group Company has agreed to comply with, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Group Company pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which do not constitute a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement, and the performance of this Agreement by the Company, does not require any consent, approval, authorization or permit of, or filing with or notification to, any U.S. federal, state, county or local or non-U.S. government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, authority, body or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, securities Laws, “blue sky” Laws (“Blue Sky Laws”) and state and other takeover Laws, the pre-merger notification requirements of the HSR Act, and filing, notarization, and recordation of appropriate Exchange documents as required by the German Limited Liability Company Act (GmbHG) and the Dutch Civil Code, as applicable, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, does not constitute a Company Material Adverse Effect.

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Section 4.07          Permits; Compliance. Each Group Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each Group Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Group Company Permits”), except where the failure to have such Group Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Group Company Permits is pending or, to the knowledge of the Company, threatened in writing. No Group Company is in conflict with, or in default, breach or violation of, (a) any Law applicable to such Group Company or by which any property or asset of such Group Company is bound or affected, or (b) any Material Contract or Group Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that do not constitute a Company Material Adverse Effect.

Section 4.08          Financial Statements.

(a)            The Company has made available to Parabellum true and complete copies of the audited consolidated balance sheets and the related audited consolidated statements of operations and cash flows of the Group Companies for the years ended September 30, 2020, and September 30, 2021 (collectively, the “Prior Financial Statements”) as applicable, which are attached as Schedule 4.08(a) of the Company Disclosure Schedule. Each of the Prior Financial Statements (including the notes thereto) (i) were prepared in accordance with applicable Laws and generally accepted accounting standards, principles and practices in force at the date to which they were prepared in accordance with German GAAP or GAAP, as the case may be, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of each Group Company, as applicable, as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to the absence of notes; and (iii) were duly and timely filed in accordance with applicable laws.

(b)            The Company has made available to Parabellum a true and complete copy of the consolidated unaudited balance sheet of each Group Company as at June 30, 2022 (the “2022 Balance Sheet”), and the related unaudited reviewed consolidated statements of operations and cash flows of each Group Company for the nine month period ended June 30, 2022, which are attached as Schedule 4.08(b) of the Company Disclosure Schedule (such financial statements, including the 2022 Balance Sheet, collectively with the Prior Financial Statements, the “Financial Statements”). Such unaudited financial statements were prepared in accordance with German GAAP or GAAP, as the case may be, applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individual or in the aggregate material) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes.

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(c)            Except as and to the extent set forth on the Financial Statements, no Group Company has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with German GAAP or GAAP, as the case may be, except for: (i) liabilities that were incurred in the ordinary course of business since the date of the 2022 Balance Sheet, (ii) obligations for future performance under any contract to which such Group Company is a party, or (iii) liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d)            Since October 1, 2021, (i) no Group Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of any Group Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that any Group Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, or board of directors (or similar governing body) of any Group Company or any committee thereof.

(e)            To the knowledge of the Company, no employee of any Group Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. No Group Company nor, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of any such Group Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of any Group Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a) and any other similar Law.

(f)            All accounts receivable of the Group Companies reflected on the Financial Statements or arising after the date of the 2022 Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practices. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since December 31, 2021, no Group Company has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which any of the Group Companies sell goods, fill orders or record sales.

(g)            All accounts payable of the Group Companies reflected on the Financial Statements or arising after the date of the 2022 Balance Sheet are the result of bona fide transactions in the ordinary course of business. Since the 2022 Balance Sheet, none of the Group Companies have altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

Section 4.09          Absence of Certain Changes or Events. Since the 2022 Balance Sheet, and prior to the date of this Agreement, except as otherwise reflected in the Prior Financial Statements, or as expressly contemplated by this Agreement, (a) the Group Companies have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) no Group Company has sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect and there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (d) no Group Company has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

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Section 4.10          Absence of Litigation. Except as set forth in Schedule 4.10 of the Company Disclosure Schedule, there is no material litigation, suit, claim, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against any Group Company, or any directors, officers or employees thereof, or any property or asset of the Company or any Group Company before any Governmental Authority. Neither Company nor any other Group Company nor any property or asset of any Group Company is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.11          Employee Benefit Plans.

(a)            All employment and consulting contracts or agreements to which any Group Company is a party, and with respect to which any of the Group Companies have or may have any obligation have been made available to Parabellum. Schedule 4.11(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all compensation, employment bonus, commission, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical, life, income protection or other insurance, retirement, pension, retiree medical or life insurance, supplemental retirement, severance, change in control, employment, consulting, health, welfare, fringe benefit, sick pay and vacation or paid time off plans or arrangements or other compensation and employee benefit plans, programs or arrangements, in each case which are maintained, contributed to (or required to contribute to) or sponsored by any Group Company for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any of its Subsidiaries has or could reasonably be expected to have liability (contingent or otherwise) (collectively, the “Plans”).

(b)            With respect to each Plan, the Company has made available to Parabellum, if applicable (i) a true and complete copy of the current plan document (or written summaries of any unwritten Plans) and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications thereto, (iii) copies of the three (3) most recent Forms 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, (v) copies of the non-discrimination testing results for each Plan for the three (3) most recent plan years, and (vi) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. None of the Group Companies have any commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)            None of the Plans is or was within the past six (6) years, nor does any Group Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, and (iii) a multiple employer plan, as defined in Section 4063 or 4064 of ERISA, or subject to Section 413(c) of the Code. No Group Company has any liability under a multiple employer welfare arrangement under ERISA. None of the Plans that is intended to be qualified under Section 401(a) of the Code has ever held employer securities or employer real property as a plan asset. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with another person would be deemed a “single employer” with such person for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

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(d)           No Group Company is or, pursuant to its current terms, will be obligated, whether under any Plan or otherwise, to pay any bonus, separation, severance, termination, change in control or similar payments or benefits to any person directly as a result of any Transaction contemplated by this Agreement (or any related event, such as termination of employment, preceding or following this Agreement), nor will any such Transaction accelerate the time of payment or vesting or funding, or increase the amount or value, of any benefit or other compensation due to any individual (or any related event, such as termination of employment, preceding or following this Agreement).

(e)           None of the Plans provide, nor does any Group Company have or reasonably expect to have any obligation, nor has any Group Company made any promises, to provide retiree medical, life, disability or other health benefits to any current or former employee, officer, director or consultant of such Group Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any similar State coverage continuation Law.

(f)            Each Plan is and has been established, adopted, operated, maintained and administered, in compliance with its terms and, in all material respects, in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. Each Group Company and their ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan that has resulted or is reasonably likely to result in liability to any Group Company. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g)           Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) with respect to a preapproved plan, is entitled to rely on a favorable opinion or advisory letter from the IRS with respect to the underlying preapproved plan, no fact or event has occurred since the date of such determination, opinion or advisory letter or letters from the IRS that would reasonably be expected to result in the revocation of the qualified status of any such Plan or the exempt status of any such trust by the IRS.

(h)           There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan. There have been no acts or omissions by any of the Group Companies or any ERISA Affiliate that have given or would reasonably be expected to give rise to any material fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which any Group Company or any ERISA Affiliate may be liable.

(i)            All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Group Companies. Each Plan required to be funded by applicable Law or the terms of such Plan has been, is and will be materially funded as of the Closing, subject to and to the extent required by applicable Law or the relevant Plan. All material reports, returns and similar documents required to be filed with any Governmental Authority have been duly and timely filed.

(j)            Each of the Group Companies and each of their ERISA Affiliates, as applicable, has complied in all material respects with the applicable notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)           Each Group Company and Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is in material compliance with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l)            Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been documented, administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Plan.

(m)          None of the Group Companies have any agreements that provide for, nor has any Group Company made any promises to “gross up” any person for any taxes, including any taxes pursuant to Section 409A or Section 4999 of the Code.

Section 4.12          Labor and Employment Matters.

(a)            Schedule 4.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Group Companies as of the date hereof with a base salary in excess of $200,000, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) title or position (including whether full or part time); (ii) location (including city, state, and country) and employing entity; (iii) service commencement date; (iv) exemption treatment under applicable wage and hour Laws; (v) current annual base compensation rate (or, for hourly employees, the applicable hourly compensation rate); (vii) commission, bonus or other incentive based compensation; (viii) accrued paid time off; (ix) whether employed on a full-time or part-time basis; and (x) whether the employee is entitled to any severance or change of control payment. All U.S. employees of the Group Companies have acknowledged their status as employees at will. Except as set forth on Schedule 4.12(a) of the Company Disclosure Schedule, as of the date hereof, all compensation, including wages, commissions and bonuses and any termination indemnities or payments, vacation or leave pay, due and payable to all current and former employees of any Group Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the such entity’s financial statements) and no sums are owed to any such current or former employees. All employees of the Group Companies are legally permitted to be employed by such Group Company, as applicable, in the jurisdiction in which such employees are employed.

(b)            (i) There are no Actions pending or, to the knowledge of the Company, threatened against any Group Company by any of their respective current or former employees, workers, agency workers, consultants, or other service providers, nor have there been any such Actions for the past four (4) years; (ii) no Group Company is, nor has any Group Company been, for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council, employee representative body or labor organization applicable to persons employed by any Group Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints threatened or pending against any Group Company before the National Labor Relations Board or similar state or foreign labor relations agency; and (iv) there is not now, nor, to the knowledge of the Company, has there been, in the past five (5) years, any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute with respect to any Group Company.

(c)            The Group Companies are and, for the past three (3) years, have been in material compliance with all applicable Laws and contracts relating to employment, employment practices, employment discrimination, harassment and retaliation, terms and conditions of employment, termination and discharge, mass layoffs, redundancies and/or and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local or foreign Law (collectively, the “WARN Act”)), reasonable accommodation, disability rights or benefits, immigration, verification of employment eligibility, hiring, meal and rest breaks, overtime, payroll documents and wage statements, pay equity, affirmative action obligations, workers’ compensation, family and medical leave, sick leave, occupational safety and health requirements (including any federal, state or local Laws and orders by Governmental Authorities related to COVID-19), whistleblower protection, wages, hours, labor relations collective bargaining and the payment and withholding of taxes and other sums and social contributions as required by the appropriate Governmental Authority. No Group Company is liable in any material amount for any arrears of wages, taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing Laws. The Group Companies are in material compliance with the requirements of the Immigration Reform Control Act of 1986 or other applicable local immigration Laws. All current and former employees of the Group Companies, as applicable, have at all times been properly classified as exempt or non-exempt under the Fair Labor Standards Act and/or applicable state or local wage and/or hour Laws, and all current and former independent contractors and temporary workers of the Group Companies, as applicable, have at all times been properly classified and treated as Contingent Workers (as distinguished from Form W-2 employees) in accordance with applicable Laws and for the purpose of all employee benefit plans and perquisites. There have been no misclassification claims filed or, to the knowledge of the Company, threatened against any Group Company by any current or former employees, independent contractors or temporary workers or by any Governmental Authority.

(d)            (i) The Group Companies have complied, and are in compliance in all material respects with, have not materially violated, and are not in material violation of, and have not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Law relating or pertaining to COVID-19 or any employment related support program related to COVID-19; and (ii) the Group Companies have taken reasonable steps to minimize potential workplace exposure in light of COVID-19, and the Company has delivered to Parabellum accurate and complete copies of all policies implemented by the Group Companies in relation to COVID-19.

(e)            There has been no layoff, plant closing, termination, redundancy or any other forms of employment losses during the past four (4) years that would reasonably be expected to trigger the obligations of any Group Company under the WARN Act.

(f)            During the ninety (90) day period preceding the date hereof, no employee has suffered an “employment loss” as defined in the WARN Act with respect to Group Companies. No Group Company has any obligation to make any payment on redundancy, severance or lay off in excess of that required by applicable statutory requirements and no Group Company operates any discretionary practice of making such excess payments.

(g)           Schedule 4.12(g) of the Company Disclosure Schedule sets out details of any person whose employment has been terminated by any Group Company within the six-month period prior to the date of this Agreement.

(h)           In the past two (2) years, there have been no written complaints alleging sexual harassment or misconduct involving any current or former director, officer, employee or independent contractor of any Group Company, and no Group Company has entered into any settlement agreements related to such complaints alleging sexual harassment or sexual misconduct by any current or former director, officer, employee or independent contractor of any Group Company.

(i)            Schedule 4.12(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all of the current independent contractors, consultants, temporary employees, agency workers, leased employees and other agents employed or used by the any Group Company and classified by such Group Company as other than employees, or compensated other than through wages paid by any Group Company through such entity’s payroll department (each, a “Contingent Worker”) who is expected to receive annual compensation in excess of $200,000, (a) such individual’s compensation, (b) such individual’s initial date of engagement, (c) identification of the staffing company or agency through which they are engaged (if applicable), (d) location where services are provided, and (e) whether the Contingent Worker is subject to a written contract. As of the date hereof, all compensation payable to all Contingent Workers of any Group Company for services performed on or before the date of this Agreement has been paid in full and there are no outstanding agreements, understandings, or commitments of the Company regarding any compensation.

Section 4.13          Real Property; Title to Assets.

(a)           No Group Company owns any land, buildings or other real property.

(b)           Schedule 4.13(b) of the Company Disclosure Schedule lists the street address of all Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which any of the Group Companies lease, sublease or license any Leased Real Property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct, and complete copies of all Lease Documents have been made available to Parabellum. Except as otherwise set forth in Schedule 4.13(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, concessions, or other contracts granting to, and no Group Company is a party to any lease, sublease, concession or other contract granting such Group Company the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by any Group Company or, to the Company’s knowledge, by the other party(ies) to such Leases, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Group Company has leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c)            To the knowledge of the Company, there are no contractual or legal restrictions that preclude or restrict the ability of any Group Company to use any Leased Real Property by such party for the purposes for which it is currently being used. To the knowledge of the Company, there are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d)            Each of the Group Companies has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens (other than Permitted Liens), except for assets disposed of in the ordinary course of business and except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 4.14          Intellectual Property.

(a)           Schedule 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) Registered Company IP (showing in each case, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), including all Patents, registered Trademarks (including Trademark applications), and Domain Names; and (ii) all material unregistered trademarks used by the Group Companies.

(b)           The Company or one of the Group Companies solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to all Company-Owned IP and all Company Offerings. The consummation of the transactions contemplated hereby will not result in (i) any loss or impairment of any Group Company’s right to own or use any Company IP, including any loss of exclusivity or decrease in license scope, (ii) any increase in royalty or other payment obligations of any Group Company, (iii) the grant of any new license, or an increase in the scope of any license granted by any Group Company, or (iv) any other material change in the terms or conditions applicable to the Company-Owned IP immediately prior to the Closing. All Registered Company IP is subsisting and, excluding any Registered Company IP that consists solely of an application for registration, to the knowledge of the Company is valid and enforceable. To the knowledge of the Company, all Registered Company IP is currently in compliance with all applicable legal and procedural requirements.

(c)           The Group Companies, as applicable, have taken reasonable actions to maintain, protect and enforce Intellectual Property rights in and to all Company-Owned IP and all Company Offerings, including taking steps to maintain the secrecy, confidentiality and value of its trade secrets and other Confidential Information. No Group Company has disclosed any trade secrets or other Confidential Information that is material to the business of any Group Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secrets and Confidential Information.

(d)           The Trademarks included in the Company-Owned IP include the key Trademarks used by the Company and are currently in use in the form in which they are registered. Schedule 4.14(d) of the Company Disclosure Schedule contains details of all claims in relation to the Company’s Trademarks made in the past three (3) years including oppositions filed against third party trademark applications and claims of infringement that have been filed and served, or threatened in writing (including email), against third parties.

(e)            The Domain Names are registered in the name of the Company, are set to auto renew, and do not expire within the twelve (12) months following the date hereof.

(f)            (i) There have been no claims filed and served, asserted, or threatened in writing (including email), against any Group Company in any forum, by any person at any time (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii) to the knowledge of the Company, the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Software, Company Products, and/or Company Services) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) to the knowledge of the Company, no person, including any employee or former employee of any Group Company, has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by any Group Company of any Company-Owned IP; and (v) no Group Company has received any formal written opinions of counsel regarding any of the foregoing.

(g)            Except where the rights vest in the Company by operation of law, all persons (including individuals and entities) who have contributed, developed, assigned or conceived any Company-Owned IP (i) for or on behalf of any Group Company, or (ii) in the course of and related to his, her, or its relationship with any Group Company (in each case a “Contribution”), have executed valid, written agreements with the Company or one of the Company Subsidiaries pursuant to which such persons have irrevocably assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Contribution and, to the extent applicable, waived moral rights without further future consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. All such assignments are enforceable and fully effective to vest sole and exclusive ownership of any and all Contributions in the Company or the applicable Company Subsidiary and were made in compliance with all requirements of applicable Law, including if required, a timely agreement formalizing such transfer, payment of remuneration, and registration with the applicable Governmental Authority. To the knowledge of the Company, no current or former officer, employee, or Contingent Worker of the Company or any of the Company Subsidiaries: (A) is, nor has been, in violation of any term or covenant of any agreement (including, without limitation, any employment or settlement agreement or stipulation) with any other person, or any order or judgment of any court, arbitrator or other Governmental Authority, by virtue of such employee or Contingent Worker being employed by, performing services for, or developing Intellectual Property used by, the Company or any Company Subsidiary, or is, nor has been while such employee or Contingent Worker has been employed by, performed services for, or developed Intellectual Property used by, the Company or any Company Subsidiary, using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP; or (C) has developed any Intellectual Property for the Company or any of the Company Subsidiaries that is subject to any agreement under which such employee or Contingent Worker has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(h)            Open Source.

(i)            Schedule 4.14(h)(i) of the Company Disclosure Schedule shows a list of all Open-Source Materials that are incorporated into, or distributed with any Company Offerings, including (1) the applicable Open-Source License, and (2) the Company Offerings to which such Open-Source Materials relate.

(ii)           All use, licensing, sale, providing, delivery and distribution of Company Offerings and Open-Source Materials by or through the each of the Group Companies is in compliance in all material respects with all Open-Source Licenses applicable thereto, including all copyright notice and attribution requirements.

(iii)          The Group Companies have not incorporated, embedded, bundled, used, distributed, linked, or otherwise provided any Open-Source Materials into, with, or in connection with any Company Offerings in a manner that requires any Company Software (including any Company Software and Software used by the Company’s customers or licensees) or other Company-Owned IP, or any portion thereof, to be subject to Copyleft Licenses, or requires any Group Company or any other party (including any customer or licensee of any of the Group Companies) to grant any license or other rights with respect to Company-Owned IP or other Intellectual Property.

(i)            The Group Companies own, lease, license, or otherwise have the legal right to use all Business Systems, as applicable, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company Business. In the past two (2) years, there has not been a material failure with respect to any of the Business Systems that has not been remedied. In the past two (2) years, none of the Business Systems experienced any security breach, loss of functionality, or data loss, and were not otherwise accessed by any person not expressly authorized by the Company. Each Group Company maintains: (i) commercially reasonable business continuity and disaster recovery plans that ensure that the Company Business is able to continue to function at all times, and the Business Systems can be replaced or substituted without material disruption, interruption or loss to its business; (ii) adequate procedures, processes and software to ensure the security, confidentiality and integrity of the Business Systems; (iii) adequate procedures to prevent the infection of the Business Systems with viruses; and (iii) adequate backup systems and disaster recovery plans and procedures.

(j)           The Business Systems (i) are not the subject of any failed acceptance testing; (ii) are functioning properly and in accordance with all applicable specifications; (iii) have adequate capability and capacity for the requirements of the business and there are no plans to change, replace, develop or update them or any material part of them; (iv) are configured and maintained to minimize the effects of externally introduced viruses; (v) include sufficient user information to enable reasonably skilled personnel in the field to make full use of their functionality (as currently used by the Company Business), and to operate and administer them effectively without the need for assistance from a third party; (vi) have been regularly and satisfactorily maintained, supported and replaced, are in good working order and are suitable for their current use; and (vii) have the benefit of adequate warranty and/or maintenance, support and services agreements which are sufficient to remedy or compensate any material defect and include emergency support.

(k)            Each of the Group Companies currently complies with and has, for the past two (2) years complied with (i) all applicable Privacy/Data Security Laws, including any notice and/or consent requirements, as applicable, (ii) such Group Company’s applicable privacy, data protection, security and other published policies and procedures, respectively, concerning the Processing of Personal Information (iii) applicable industry standards regarding Personal Information and data security, and (iv) all contractual commitments that such Group Company has entered into or to which such Group Company is bound with respect to privacy, data protection, transfer and/or security of Personal Information (collectively, the “Data Security Requirements”). No disclosure or representation made or contained in any company privacy or data security policy, on the Company’s websites, or in any materials distributed or marketed by the Company have been materially inaccurate, misleading, deceptive, or in material violation of any Privacy/Data Security Laws (including by containing any material omission). Each Group Company has responded to all privacy rights requests in a timely manner. Each Group Company has implemented and maintained, and to the Company’s knowledge, have required third parties that Process Personal Information on its behalf to implement and maintain, a written information security program and commercially reasonable physical, technical and administrative security safeguards, including written information security policies, designed to protect the security and integrity of Personal Information, Business Systems, Company Products and Company Services, including conducting regular vulnerability scans, penetration tests, risk assessments and remediation activities and implementing industry standard procedures preventing unauthorized access, modification, disclosure, misuse, loss, or unavailability of the foregoing and/or the introduction of Disabling Devices. Each Group Company has remediated all critical, high, and medium vulnerabilities. The Group Companies do not “Sell” or “Share” Personal Information, as those terms are defined under the CCPA. No Group Company nor any of such Group Company’s services providers Process any biometric information in Company Products or Company Services, or for its or their own business purposes. To the knowledge of the Company, none of the Group Companies or service providers have experienced any data or security breaches or unauthorized Processing or material unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information or is otherwise considered a “data breach,” “personal data breach,” or “data security breach” under applicable Data Security Requirements (a “Security Incident”). The Company has not notified, and, to the knowledge of the Company, there have been no facts or circumstances that would require the Company to notify, any Governmental Authority or other person of any Security Incident. Neither the Company nor any of the other Group Companies or service providers have been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any person, or received any claims or complaints regarding the Processing, security or sale of Personal Information or the violation of any applicable Data Security Requirements.

(l)            Each of the Group Companies (i) exclusively owns and possesses all right, title and interest in and to the Business Data and all information required to run the Company’s business free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, process, distribute, license, sell, and create derivative works of the Business Data and all information required to run the Company Business, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement will not: (i) violate in any material manner any Data Security Requirements; (ii) result in or give rise to any right of termination or other right to impair or limit the Company’s rights to own or use any Personal Information used in or necessary for the conduct of the Company Business; or (iii) require the consent of or notice to any person concerning the Personal Information of such person.

(m)            All current officers, management employees, technical and professional employees, and Contingent Workers of the Group Companies are under obligation to such Group Company to maintain in confidence all Personal Information and confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all Intellectual Property made by them within the scope of their employment during such employment. To the Company’s knowledge, no past or current officers, management employees, technical or professional employees, and Contingent Workers of the Company or any Company Subsidiaries are in breach of any such obligations to the Company or any of the Company Subsidiaries.

(n)            Neither this Agreement nor any transactions contemplated by this Agreement will result in the following under or pursuant to any Contracts to which the Company or any of the Company Subsidiaries is a party, or by which any assets or properties of the Company or of any of the Company Subsidiaries are bound: any person being granted rights or access to, or the placement in or release from escrow of, any Company Software source code or other technology.

(o)            Schedule 4.14(o) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Contracts pursuant to which any person (i) has been provided any Company Software in source code format, or (ii) has obtained or may obtain rights to receive any Company Software in source code form through or from any Group Company, any escrow agent or any other person. No Group Company has disclosed or delivered to any escrow agent or any other person any source code for any Company Software, and no person has any right to obtain access to or use any such source code.

(p)            Except as set forth on Schedule 4.14(p) of the Company Disclosure Schedule, no Governmental Authority, and no other national, multi-national, bi-national or international governmental organization, governmental research center, university, college, other educational institution, foundation, research center or non-profit institution provided or provides funding, facilities, personnel, Intellectual Property, technology, research, equipment, or other resources for the invention, creation, development or registration of any Company-Owned IP or has any rights to any Company-Owned IP.

(q)            No Group Company has received any formal written opinion of counsel that a third party has infringed, misappropriated, misused or violated, or is infringing, misappropriating, misusing or violating, any Company-Owned IP, Company Software, Company Products, and/or Company Services. No Group Company has made any written claim against any person alleging any infringement, misappropriation, misuse or violation of any Company-Owned IP or Company Offering.

(r)            No Group Company has received any written notice or request to indemnify, defend or hold harmless any person with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property at any time.

(s)            Schedule 4.14(s) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Outbound IP Licenses. No Outbound IP License restricts any of the Group Companies or the Company Business or exposes it to competition from licensees.

(t)            Schedule 4.14(t) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Inbound IP Licenses. The Company has paid, in full, all mandatory compensation the Company is required to pay to employees, contractors and consultants of the Company in relation to all Company-Owned IP, and neither this Agreement nor any transactions contemplated by this Agreement will result in any further amounts being payable to any current or former employees, contractors or consultants of the Company in relation to any Company-Owned IP, other than the amounts otherwise payable pursuant to their employment or consulting agreements with the Company.

(u)            No Group Company has made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations (including any commitments, promises, submissions, suggestions, statements or declarations) that would obligate any Group Company to grant licenses to any person or otherwise impair or limit any Group Company’s control of any Company-Owned IP.

Section 4.15          Customers and Suppliers.

(a)            Schedule 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) the ten (10) largest customers of the Group Companies, on a consolidated basis, determined by U.S. Dollar volume of sales, for calendar year 2021 (each, a “Top Customer”) and (ii) the ten (10) largest suppliers of or vendors to the Group Companies, including, without limitation, any professional employer organization, on a consolidated basis determined by U.S. Dollar volume of expenditures, for each of the calendar year 2021 (each, a “Top Supplier”).

(b)            In the last twelve (12) months, no Top Customer or Top Supplier has: (a) stopped or reduced substantially its trading with any Group Company; (b) substantially changed the terms of its trading (including prices) with any Group Company; or (c) notified the Company in writing of its intention to do so.

Section 4.16          Taxes.

(a)            Each of the Group Companies: (i) has duly and timely filed (taking into account any valid extension of time within which to file) all income and other material Tax Returns required to be filed by it and all such Tax Returns are complete and accurate in all material respects; (ii) has timely paid all income and other material Taxes (whether or not shown on any Tax Return) that it was obligated to pay, except with respect to current Taxes not yet due and payable, and (iii) has provided adequate reserves on the 2022 Balance Sheets for all Taxes of the Company and the Company Subsidiaries that are not yet due and payable.

(b)           None of the Group Companies (i) has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; or (ii) has any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters currently ongoing, pending or threatened in writing.

(c)           None of the Group Companies is a party to, is bound by or has a potential liability or obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding any agreement, contract, or arrangement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(d)           None of the Group Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date; (ii) settlement or other agreement with any Tax authority executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction entered into or created on or prior to the Closing Date between or among members of any affiliated, consolidated, combined or unitary group for U.S. federal, state, local or foreign Tax purposes of which any of the Group Companies is or was a member; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(e)           Each of the Group Companies has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts, or benefits under any Plan, paid or owing to any current or former employee, Contingent Worker, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(f)            Neither the Company nor any affiliate of the Company has made any payments, or is obligated to make any payments or is a party to any Plan or Contract or other benefit that would reasonably be expected to obligate it to make any payments that would not be deductible under Section 280G of the Code or result in the payment of an excise tax by any person under Section 4999 of the Code.

(g)           None of the Group Companies is or has ever been a member of an affiliated, consolidated, combined, or unitary group for U.S. federal, state, local or foreign Tax purposes (other than a group of which the Company or a Subsidiary thereof is the common parent).

(h)           None of the Group Companies has any material liability for the Taxes of any person (other than the Group Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign applicable Laws), as a transferee or successor, by contract (but excluding any contract the primary purpose of which does not relate to Taxes), or otherwise.

(i)            None of the Group Companies (i) has any request for a ruling in respect of Taxes pending between any of the Group Companies, on the one hand, and any Tax authority, on the other hand; or (ii) has entered into any closing agreement, private letter ruling, technical advice memoranda or similar agreements with any Tax authority.

(j)            No Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the past two years.

(k)           None of the Group Companies has received written notice of any claim from a Tax authority in a jurisdiction in which such Group Company does not file Tax Returns stating that such Group Company is or may be subject to Tax or required to file a Tax Return in such jurisdiction.

(l)            There are no Liens for Taxes upon any of the assets or properties of any of the Group Companies, other than Permitted Liens.

(m)          None of the Group Companies has taken, has agreed to take, or intends to take, in each case, any action that would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(n)           Other than Section 4.11, this Section 4.16 contains the exclusive representations and warranties of the Company and its Subsidiaries with respect to Tax matters.

Section 4.17          Environmental Matters. (a) None of the Group Companies have materially violated since October 1, 2020 or is in violation of any Environmental Law or any permit, license, registration, certification or other authorization required of or issued to each Group Company under applicable Environmental Law (“Environmental Permit”) and all past non-compliance has been resolved without ongoing obligations or costs; (b) there has been no Release of Hazardous Substances at any of the properties or facilities currently, or to the knowledge of the Company, formerly owned, leased or operated by any Group Company or at any location or facility where wastes from the business or assets of the any of the Group Companies are disposed of or recycled; (c) none of the Group Companies are, actually, or to the knowledge of the Company, potentially or allegedly liable pursuant to Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Group Companies have all Environmental Permits required under applicable Environmental Law, except where the failure to hold any Environmental Permit would not have a Company Material Adverse Effect; (e) all Environmental Permits are in full force and effect and there are no facts or circumstances that would be reasonably expected to result in the revocation or modification of any Environmental Permit; (f) none of the Group Companies are the subject of any claims, notices, investigations, violations, actions or suits relating to Hazardous Substances or arising under Environmental Laws, and to the knowledge of the Company, there are no facts or circumstances that would be reasonably expected to result in any future claims, liabilities or actions; (g) none of the Group Companies are subject to any outstanding order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award of any Governmental Authority under Environmental Laws; (h) no consent, approval or authorization of or registration or filing with any Governmental Authority is required by Environmental Laws or Environmental Permits in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement; (i) none of the Group Companies have assumed, undertaken or provided an unexpired indemnity with respect to any liability, in each case relating to Hazardous Substances or relating to Environmental Laws; and (j) except as set forth on Schedule 4.17 of the Company Disclosure Schedule, the Company has made available to Parabellum correct and complete copies of all Phase I environmental reports, Phase II environmental reports, environmental sampling and monitoring data, environmental health and safety audits or inspections, and documents related to any proceeding or unresolved liability arising under Environmental Laws relating to any of the Group Companies or any other current or former property, facility or operating location.

Section 4.18          Material Contracts.

(a)            Schedule 4.18(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which each of the Group Companies is a party (such contracts and agreements as are required to be set forth Schedule 4.18(a) of the Company Disclosure Schedule but excluding any Plan listed on Section 4.11(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)            each Contract with each Top Customer and all other Contracts with consideration paid or payable to any of Group Companies of more than $400,000, in the aggregate, over the past 12 months;

(ii)           each Contract with each Top Supplier and all other Contracts involving expenditures paid or payable by any Group Company of more than $400,000, in the aggregate, over the past 12 months;

(iii)          all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which any Group Company is a party that require annual payments of $200,000 or more by any Group Company;

(iv)          all (x) management and employment contracts (excluding at-will contracts for employment or at-will offer letters that do not contain any severance or change of control provisions) with a target annual base salary in excess of $200,000, (y) management and employment contracts containing severance, change of control, retention or similar provisions regardless of annual compensation amount, and (z) contracts with Contingent Workers who are expected to be paid more than $200,000 annually, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Group Companies or income or revenues related to any Product of the Group Companies to which any Group Company is a party;

(v)           all collective bargaining agreements or other contracts with any labor union;

(vi)          all contracts and agreements evidencing indebtedness for borrowed money with a principal amount greater than $400,000, and any pledge agreements, security agreements or other collateral agreements in which any Group Company granted to any person a security interest in or lien on any of the property or assets of the Group Companies;

(vii)         all partnership agreements or other joint venture agreements, or any Contract involving a distributor, reseller, sales representative, marketing, or advertising arrangement in an amount greater than $400,000 over the past twelve (12) months;

(viii)        all Contracts relating to the settlement of any material internal complaint, grievance, claim, investigation, or other dispute with any Group Company in an amount greater than $400,000;

(ix)           all Contracts and agreements with any Governmental Authority to which any Group Company is a party, other than any Group Company Permits;

(x)            all Contracts and agreements that limit, or purport to limit, the ability of any Group Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality clauses;

(xi)           all Contracts or arrangements that result in any person or entity holding a power of attorney from any Group Company that relates to any Group Company or their respective businesses, other than powers of attorney granted in the ordinary course of business to professionals engaged by any Group Company;

(xii)         all leases or master leases of personal property reasonably likely to result in annual payments of $400,000 or more in a 12-month period;

(xiii)        each Outbound IP License;

(xiv)        each Inbound IP License;

(xv)         all contracts and agreements involving indemnification by the Company or any of its Subsidiaries with respect to infringement of Intellectual Property rights, excluding customary clauses in customer contracts;

(xvi)       any Contract providing for any minimum or guaranteed payments by any Group Company to any person in excess of $400,000 annually;

(xvii)      any Contract that grants any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights or (D) exclusive rights to purchase, license or receive any Company Offering;

(xviii)        all contracts and agreements that (A) involve the granting of rights to manufacture, produce, assemble, license, market or sell the Company’s or any of its Subsidiaries’ products or pursuant to which the Company or any of its Subsidiaries has granted or received any exclusive rights or (B) affect the Company’s or any of its Subsidiaries’ exclusive right to develop, manufacture, assemble, distribute, market or sell its Products;

(xix)          any Contract that contains indemnification obligations from the Group Companies in excess of $400,000 or pursuant to which any Group Company may incur liability in excess of $400,000 (including uncapped liability for the Company), but excluding such instances that solely relate to breaches of confidentiality by the Company of data that is not Personal Information and excluding customary indemnification provisions in customer contracts; and

(xx)        all agreements or instruments guarantying the debts or other obligations of any person other than another Group Company.

(b)           (i) Each Material Contract is a legal, valid and binding obligation of the applicable Group Company and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and no Group Company or other party is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party, (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) no Group Company has received any written claim of default or notice of termination under any such Material Contract. The Company has furnished or made available to Parabellum true and complete copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature. Except as set forth on Schedule 4.18(b) of the Company Disclosure Schedule, no Material Contract requires a consent (including any assignment consent) to or otherwise contains a provision relating to a “change of control”, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement.

Section 4.19          International Trade Laws.

(a)           The Group Companies are, and have been for the past two years, in compliance in all material respects with all International Trade Laws applicable to such Group Company, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing: (i) the Group Companies have obtained all material export and import licenses and other approvals required for their respective imports and exports, reexports or transfer of commodities, software and technologies required by any applicable International Trade Laws, and all such approvals and licenses are in full force and effect; (ii) each Group Company is in material compliance with the terms of such applicable export and import licenses or other approvals; (iii) there are no claims pending or to the knowledge of the Company, threatened in writing against any Group Company with respect to such export and import licenses or other approvals, except with respect to clauses (i), (ii) and (iii) does not constitute a Company Material Adverse Effect; and (iv) the Group Companies have processes in place to ensure that any imported merchandise into the United States is properly declared, marked and labeled in accordance with all U.S. Laws at the time of importation, and exported items are classified, declared and otherwise in compliance with all U.S. Laws at all times.

(b)           The Group Companies have not, to the knowledge of the Company;

(i)            Exported, re-exported, transferred, licensed, imported or brokered any goods, software, services, technology, or technical data to any destination to which, or individual for whom, an export license or other regulatory or administrative authorization is required under the International Trade Laws;

(ii)           exported, re-exported, transferred, licensed, imported or brokered any goods, software, services, technology, or technical data to, on behalf of, or for the benefit of any person or entity identified on, any restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals and Blocked Persons List, and Foreign Sanctions Evaders List, maintained by Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; and the Denied persons List, Entity List, Military End User List, or Unverified List, maintained by the U.S. Department of Commerce’s Bureau of Industry and Security;

(iii)          exported, re-exported, transferred, licensed, or brokered any goods, software, services, technology, or technical data that have been or will be (A) used for any purposes associated with nuclear, missiles, chemical or biological weapons, terrorist or other prohibited activities, or (B) used, transshipped, or diverted contrary to applicable International Trade Laws;

(iv)          exported, re-exported, transferred, licensed, imported or brokered any goods, software, services, technology, or technical data to or from Burma/Myanmar, Cuba, Crimea, Iran, North Korea, Sudan, Syria or Venezuela during a time at which such country or region and/or its government was subject to U.S. comprehensive trade embargoes under OFAC regulations, the Export Administration Regulations, or any other applicable statute, regulation or executive order;

(v)           manufactured, brokered or exported any defense article as defined in the International Traffic in Arms Regulations, including within the United States and without regard to whether such defense article was subsequently exported, without the Company or Company Subsidiaries being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State; or

(vi)          received from any Governmental Authority or any other person any notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a Governmental Authority concerning any actual or potential violation or noncompliance related to International Trade Laws.

(c)            Except as would constitute a Company Material Adverse Effect, no Group Company nor any director of or officer of any Group Company or, to the Company’s knowledge (as defined in the relevant International Trade Laws), any other representative or agent acting on behalf of any Group Company is currently identified on the Specially Designated Nationals and Blocked Persons List or otherwise currently subject to any U.S. sanctions administered by OFAC. The Group Companies have not, directly or indirectly in the last five (5) years, used any funds, or loaned, contributed or otherwise made available such funds to any Group Company, joint venture partner or other person, in connection with any transactions, sales or operations in violation of U.S. sanctions administered by OFAC or for the purpose of unlawfully financing the activities of any person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Section 4.20          Insurance.

(a)            Schedule 4.20(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy and bond under which any of the Group Companies are an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (the “Insurance Policies”). True, correct and complete copies of such Insurance Policies have previously been made available to Parabellum or its Representatives.

(b)            With respect to each such Insurance Policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) no Group Company is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) no insurer has indicated in writing (or otherwise, to the knowledge of the Company) that it will be cancelling or reducing coverage; (v) all premiums have been paid as due; and (vi) no coverage is on an audited, retrospective, or similar premium basis.

Section 4.21          Board Approval; Vote Required. The Shareholders’ Committee has (with the required majority) (a) determined that the Transactions (including the Exchange) are fair to, and in the best interests of, the Company and the Company Shareholders, (b) adopted written resolutions approving this Agreement and the Transactions contemplated hereby and thereby (including the Exchange) and declaring their advisability, and (c) recommended the approval and adoption of the same by the Company Shareholders.

Section 4.22          Anti-Corruption Laws.

(a)            Each Group Company is, and for the last three (3) years has been, in compliance with all applicable Anti-Corruption Laws.

(b)            No Group Company, nor to the Company’s knowledge, any shareholders, officers, directors, executives, employees, agents, or representatives or other party acting for or on behalf of any Group Company, has at any time (i) offered, authorized, promised, provided, or received any payments or anything else of value to, whether directly or indirectly through a third party, in violation of the Anti-Corruption Laws, (ii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or made any false, incomplete, or misleading entries on any books or records for any purpose, (iii) used or is using, directly, or indirectly through a third party, any corporate funds for any illegal contributions, gifts, entertainment, payments, travel, or other unlawful expenses, (iv) directly, or indirectly through a third party, offered, authorized, promised, or provided anything else of value for the purpose of obtaining, retaining, and/or securing an improper advantage for any Group Company, (v) been (or currently is) under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Anti-Corruption Laws or applicable Laws that prohibit fraud, money laundering, or other improper payments, or (vi) received written notice from, or made a voluntary disclosure to, any Governmental Authority regarding alleged or possible violations of any Anti-Corruption Laws or applicable Laws that prohibit fraud, money laundering, or other improper payments.

(c)            For the last three (3) years, each Group Company has adopted and maintained adequate policies, procedures, and controls to ensure that each Group Company has been and remains in compliance with all Anti-Corruption Laws.

(d)            For the last three (3) years, the Group Companies have maintained accounting and financial controls adequate to ensure that:(i) all payments and activities have been accurately recorded in the books, records and accounts of each of the Group Companies; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in the books, records, and accounts of any Group Company; and (iii) the Group Companies have not established or maintained any secret or unrecorded funds or accounts. The books, records, and accounts of each Group Company accurately reflect in reasonable detail the character and amount of all transactions, and the Group Companies have not had or maintained any bank or other financial account that is not or was not accurately disclosed in their books, records, and accounts.

(e)            Neither the U.S. government nor any other Governmental Authority, nor any other entity or person has notified any Group Company of any actual or alleged violation or breach of Anti-Corruption Laws or applicable Laws that prohibit fraud, money laundering, or other improper payments. No Group Company has undergone and is not currently undergoing any review, investigation, inspection, or examination of records relating to any Group Company’s compliance with Anti-Corruption Laws. No Group Company has been, is now under, or has received any communication regarding any actual or potential administrative, civil, or criminal investigation, prosecution, or indictment, and is not party to any actions involving alleged false statements, false claims or other improprieties relating to any Group Company’s compliance with Anti-Corruption Laws.

Section 4.23          Related Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of any Group Company, to the Company’s knowledge, has or has had, directly or indirectly: (a) a beneficial interest in any contract or agreement disclosed in Schedule 4.18(a) of the Company Disclosure Schedule; or (b) any contractual or other arrangement with any Group Company, other than customary indemnity arrangements; No Group Company has, since October 1, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Group Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.24          Exchange Act. No Group Company is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

Section 4.25          Brokers. Except as set forth in Schedule 4.24 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Group Company.

Section 4.26          Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company and its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parabellum, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parabellum, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parabellum, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article V
REPRESENTATIONS AND WARRANTIES OF PARABELLUM

Except as set forth in the Parabellum SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parabellum SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors,” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such Parabellum SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization), and Section 5.04 (Authority Relative to This Agreement)), Parabellum hereby represents and warrants to the Company as follows:

Section 5.01          Corporate Organization. Parabellum is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Parabellum Material Adverse Effect. Parabellum has no Subsidiaries.

Section 5.02          Certificate of Incorporation and Bylaws. Parabellum has furnished to the Company complete and correct copies of the Parabellum Organizational Documents. The Parabellum Organizational Documents are in full force and effect. Parabellum is not in violation of any of the provisions of the Parabellum Organizational Documents.

Section 5.03          Capitalization.

(a)            The authorized capital stock of Parabellum consists of (i) One Hundred Ten Million (110,000,000) shares of Parabellum Common Stock, of which 100,000,000 shares are designated as Parabellum Class A Common Stock and 10,000,000 shares are designated as Parabellum Class B Common Stock, and (ii) one million (1,000,000) shares of Parabellum preferred stock, par value $0.0001, of which there is none issued and outstanding as of the date of this Agreement. As of the date of this Agreement and as immediately prior to the Closing (i) 14,375,000 shares of Parabellum Class A Common Stock are and will be issued and outstanding (which includes 14,375,000 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 3,593,750 shares of Parabellum Class B Common Stock are and will be issued and outstanding all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Parabellum Common Stock are held in the treasury of Parabellum, (iv) 17,381,250 Parabellum Warrants are issued and outstanding, and (v) 17,381,250 shares of Parabellum Class A Common Stock are reserved for future issuance pursuant to the Parabellum Warrants. Each Parabellum Warrant is exercisable for one share of Parabellum Class A Common Stock at an exercise price of $11.50. The Equity Interests set forth in this Section 5.03(a) comprise all of the Equity Interests of Parabellum that are issued and outstanding (without giving effect to the Parabellum Share Redemptions).

(b)            All outstanding Parabellum Units, shares of Parabellum Common Stock and Parabellum Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Parabellum Organizational Documents.

(c)            Except for securities issued pursuant to the Parabellum Warrants or as set forth in this Agreement, Parabellum has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parabellum or obligating Parabellum to issue or sell any shares of capital stock of, or other Equity Interests in, Parabellum. All shares of Parabellum Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Parabellum nor any Subsidiary of Parabellum is a party to, or otherwise bound by, and neither Parabellum nor any Subsidiary of Parabellum has granted, any equity appreciation rights, participations, phantom equity or similar rights. Parabellum is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Parabellum Common Stock or any of the Equity Interests or other securities of Parabellum or any of its Subsidiaries. There are no outstanding contractual obligations of Parabellum to repurchase, redeem or otherwise acquire any shares of Parabellum Common Stock other than the Redemption Rights. There are no outstanding contractual obligations of Parabellum to make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Parabellum does not own any Equity Interests in any person.

Section 5.04          Authority Relative to This Agreement. Parabellum has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Parabellum of this Agreement and the other Transaction Documents to which Parabellum is or will at the Closing be a party, the performance by Parabellum of its obligations hereunder and thereunder and the consummation by Parabellum of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parabellum are necessary to authorize this Agreement or to consummate the Transactions, other than (a) with respect to the Merger, the Parabellum Stockholder Approval, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) the amendment of the Parabellum Organizational Documents, and the Parabellum Stockholder Approval,. This Agreement has been, and the other Transaction Documents to which Parabellum is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by Parabellum and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of Parabellum, enforceable against Parabellum in accordance with its terms subject to the Remedies Exceptions.

Section 5.05          No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by Parabellum do not, and the performance of this Agreement by Parabellum will not, (i) conflict with or violate the Parabellum Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in this Section 5.05(b) have been obtained and all filings and obligations described in this Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Parabellum or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parabellum pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parabellum is a party or by Parabellum or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Parabellum Material Adverse Effect.

(b)            The execution and delivery of this Agreement by Parabellum do not, and the performance of this Agreement by Parabellum will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, the filing and recordation of appropriate merger documents as required by the DGCL, the filing with the SEC of the Registration Statement/Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Registration Statement/Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parabellum from performing its material obligations under this Agreement.

Section 5.06           Compliance. Parabellum is not, nor has Parabellum been in conflict with, or in default, breach or violation of, (a) any Law applicable to Parabellum or by which any property or asset of Parabellum is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parabellum is a party or by which Parabellum or any property or asset of Parabellum is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Parabellum Material Adverse Effect. Parabellum is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, and orders of any Governmental Authority necessary for Parabellum to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07          SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)            Parabellum has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement, together with any amendments, restatements or supplements thereto (collectively, the “Parabellum SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement. Parabellum has filed with the SEC copies of all amendments and modifications to all agreements, documents and other instruments that previously had been filed by Parabellum with the SEC and are currently in effect. As of their respective dates, the Parabellum SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Parabellum has filed with the SEC on a timely basis all documents required with respect to Parabellum by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)            Each of the financial statements (including, in each case, any notes thereto) contained in the Parabellum SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parabellum as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Parabellum has no off-balance sheet arrangements that are not disclosed in the Parabellum SEC Reports. No financial statements other than those of Parabellum are required by GAAP to be included in the consolidated financial statements of Parabellum. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Parabellum SEC Reports were derived from, and accurately reflect in all material respects, the books and records of Parabellum.

(c)            Except as and to the extent set forth in the Parabellum SEC Reports, Parabellum has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Parabellum’s business.

(d)            Parabellum is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(e)            Parabellum has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parabellum and other material information required to be disclosed by Parabellum in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parabellum’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Parabellum’s principal executive officer and principal financial officer to material information required to be included in Parabellum’s periodic reports required under the Exchange Act.

(f)            Parabellum maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Parabellum maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Parabellum has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Parabellum to Parabellum’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Parabellum to record, process, summarize and report financial data. Parabellum has no knowledge of any fraud or whistle-blower allegations, whether material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Parabellum. Since December 31, 2021, there have been no material changes in Parabellum internal control over financial reporting.

(g)            There are no outstanding loans or other extensions of credit made by Parabellum to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parabellum. Parabellum has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)            Neither Parabellum (including any employee thereof) nor Parabellum’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parabellum, (ii) any fraud, whether or not material, that involves Parabellum’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parabellum, or (iii) any claim or allegation regarding any of the foregoing.

(i)             As of the date hereof, Parabellum does not have any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the most recent audited financial statements and interim financial statements included in the Parabellum SEC Reports (b) that have arisen since December 31, 2021 in the ordinary course of business of Parabellum, none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law, (c) arising under this Agreement or the performance by Parabellum of its obligations hereunder, including transaction expenses, (d) that would not, individually or in the aggregate, reasonably be expected to be material to Parabellum taken as a whole, or (e) that would not be required to be set forth on a balance sheet of the Parabellum prepared in accordance with GAAP.

(j)             As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parabellum SEC Reports. To the knowledge of Parabellum, none of the Parabellum SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08          Registration Statement/Proxy Statement. None of the information relating Parabellum supplied or to be supplied by Parabellum, or by any other person acting on behalf of Parabellum in writing specifically for inclusion in the Registration Statement/Proxy Statement will, as of the date the Registration Statement/Proxy Statement (or any amendment or supplement thereto) is first mailed to Parabellum’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement/Proxy Statement, insofar as it relates to information supplied by or on behalf of Parabellum related to Parabellum for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 5.09          Absence of Certain Changes or Events. Since December 31, 2021, except as expressly contemplated by this Agreement, (a) Parabellum has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Parabellum Material Adverse Effect, and there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Parabellum Material Adverse Effect.

Section 5.10          Business Activities.

(a)            Since inception, Parabellum has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parabellum Organizational Documents or as otherwise contemplated by this Agreement or the Transaction Documents, there is no agreement, commitment or order binding upon Parabellum or to which Parabellum is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parabellum or any acquisition of property by Parabellum or the conduct of business by Parabellum as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not constitute a Parabellum Material Adverse Effect.

(b)            Parabellum does not own nor has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transaction Documents, Parabellum has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a business combination.

Section 5.11          Affiliate Agreements. Parabellum is not a party to any transaction, agreement, arrangement or understanding with, and there are no Contracts, arrangements, or understandings between any (a) present or former executive officer, director, employee, stockholder, equityholder, warrant holder or affiliate of Parabellum, or to Parabellum’s knowledge, any affiliate or family member of the foregoing (b) any beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Parabellum or (c) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act).

Section 5.12          Absence of Litigation. There is no Action pending or, to the knowledge of Parabellum, threatened against Parabellum, or any property or asset of Parabellum before any Governmental Authority. Neither Parabellum nor any material property or asset of Parabellum is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parabellum, continuing investigation by, any Governmental Authority. Except where the failure to be, or to have been, in compliance with such Laws has not, and would not, individually or in the aggregate, be material to Parabellum, or would reasonably be expected to have, individually or in the aggregate, a Parabellum Material Adverse Effect, Parabellum is and has been in compliance with all applicable Laws. Parabellum has not received any written notice of any violations of applicable Laws and, to the knowledge of Parabellum, no assertion or Action of any violation of any Law by any Governmental Authority is currently threatened (in writing) against Parabellum, in each case of the foregoing, except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Parabellum Material Adverse Effect.

Section 5.13          Parabellum Board Approval; Vote Required.

(a)            The Parabellum Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of Parabellum and the Parabellum Stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, and (iii) recommended that the Parabellum Stockholders approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the Parabellum Stockholders at the Parabellum Stockholders’ Meeting.

(b)            The only vote of the holders of any class or series of capital stock of Parabellum necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Parabellum Common Stock, voting as a single class.

Section 5.14          Brokers. Except for B. Riley Securities, no broker, finder, or investment banker is entitled to any brokerage, finder’s, underwriting fee, deferred underwriting fee or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parabellum, including the Sponsor.

Section 5.15          Parabellum Trust Fund.

(a)            As of the date of this Agreement, Parabellum has no less than $146,526,918 in the trust fund established by Parabellum for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JP Morgan Chase Bank, N.A. in New York, New York with Continental Stock Transfer & Trust Company (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of September 27, 2021, between Parabellum and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Parabellum has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parabellum or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parabellum and the Trustee that would cause the description of the Trust Agreement in the Parabellum SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than Parabellum Stockholders who shall have elected to redeem their shares of Parabellum Class A Common Stock pursuant to the Parabellum Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Parabellum Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Parabellum, threatened in writing with respect to the Trust Account.

(b)            Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Parabellum shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Parabellum as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Parabellum due and owing or incurred at or prior to the Merger Effective Time shall be paid as and when due, including all amounts payable (i) to the Parabellum Stockholders who shall have exercised their Redemption Rights and/or in connection with the Parabellum Share Redemption; (ii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law; (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parabellum in connection with its efforts to effect the Merger (including deferred fees owed by Parabellum to B. Riley Securities pursuant to that certain Underwriting Agreement, dated September 27, 2021, between B. Riley Securities and Parabellum). As of the date hereof, assuming the completion of the Transactions, Parabellum has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parabellum at the Merger Effective Time. Following the Merger Effective Time, no stockholder of Parabellum shall be entitled to receive any amount from the Trust Fund except to the extent such stockholder shall have elected to tender its shares of Parabellum Class A Common Stock for redemption pursuant to the Parabellum Share Redemption.

Section 5.16          Employees. Other than any officers as described in the Parabellum SEC Reports, accountants and auditors, Parabellum has never employed any employees or retained any contractors or consultants. Other than reimbursement of any out-of-pocket expenses incurred by Parabellum’s officers and directors in connection with activities on Parabellum’s behalf in an aggregate amount not in excess of the amount of cash held by Parabellum outside of the Trust Account, Parabellum have no unsatisfied material liability with respect to any employee, officer, or director. Parabellum has never and does not currently maintain, sponsor, contribute to or have any liability, actual or contingent, including through association with an ERISA Affiliate, under any employment agreement, or any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, change in control, fringe benefit, sick pay, and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement by Parabellum nor the consummation of the Transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in the payment of severance or any other amount to any employee, director, officer or independent contractor of Parabellum, (ii) accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual by Parabellum, (iii) result in an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, or (iv) require a “gross-up,” indemnification for, or payment to any employee, director, officer or independent contractor of Parabellum for any Taxes imposed under Section 409A or Section 4999 of the Code or otherwise.

Section 5.17          Taxes.

(a)            Parabellum (i) has duly and timely filed (taking into account any valid extension of time within which to file) all income and other material Tax Returns required to be filed by it and all such Tax Returns are complete and accurate in all material respects; (ii) has timely paid all income and other material Taxes (whether or not shown on any Tax Return) that it was obligated to pay, except with respect to current Taxes not yet due and payable, and (iii) has provided adequate reserves on its most recent balance sheet for all Taxes Parabellum that are not yet due and payable.

(b)            Parabellum (i) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (ii) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing.

(c)            Parabellum is not a party to, is bound by or has a potential liability or an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding any agreement, contract, or arrangement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(d)            Parabellum will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date; (ii) settlement or other agreement with any Tax authority executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction entered into or created on or prior to the Closing Date between or among members of any affiliated, consolidated, combined or unitary group for U.S. federal, state, local or foreign Tax purposes of which Parabellum is or was a member; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(e)            Parabellum has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, Contingent Worker, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(f)             Parabellum is not, and has not been, a member of an affiliated, consolidated, combined, or unitary group for U.S. federal, state, local or foreign Tax purposes.

(g)            Parabellum has no material liability for the Taxes of any person (other than Parabellum) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign applicable Laws), as a transferee or successor, by contract (but excluding any contract the primary purpose of which does not relate to taxes), or otherwise.

(h)            Parabellum (i) does not have any request for a ruling in respect of Taxes pending between Parabellum, on the one hand, and any Tax authority, on the other hand and (ii) has not entered into any closing agreement, private letter ruling, technical advice memoranda or similar agreements with any Tax authority.

(i)             Parabellum has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the past two years.

(j)             Parabellum (i) has not been United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(k)            There are no Liens for Taxes upon any of the assets or properties of Parabellum, other than Permitted Liens.

(l)             Parabellum has not taken, has not agreed to take, and does not intend to take, in each case, any action that would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of Parabellum, no facts or circumstances exist that would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

Section 5.18           Indebtedness. Parabellum does not have any indebtedness for borrowed money.

Section 5.19          Listing. The issued and outstanding Parabellum Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “PRBM.U.” The issued and outstanding shares of Parabellum Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “PRBM.” The issued and outstanding Parabellum Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “PRBM.WS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Parabellum, threatened in writing against Parabellum by the NYSE or the SEC with respect to any intention by such entity to deregister the Parabellum Units, the shares of Parabellum Class A Common Stock or Parabellum Warrants or terminate the listing of Parabellum on the NYSE. None of Parabellum or any of its affiliates has taken any action in an attempt to terminate the registration of the Parabellum Units, the shares of Parabellum Class A Common Stock or the Parabellum Warrants under the Exchange Act.

Section 5.20          Parabellum’s Investigation and Reliance. Parabellum is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Group Companies and the Transactions, which investigation, review and analysis were conducted by Parabellum together with expert advisors, including legal counsel, that they have engaged for such purpose. Parabellum and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Group Companies and other information that they have requested in connection with their investigation of the Group Companies and the Transactions. Parabellum is not relying on any statement, representation, or warranty, oral or written, express or implied, made by any of the Group Companies or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). No Group Company nor any of its respective shareholders, affiliates or Representatives shall have any liability to Parabellum or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Parabellum or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. No Group Company nor any of its respective shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving any of the Group Companies.

Article VI
REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUB

Each of Holdco and Merger Sub hereby jointly and severally represents and warrants to Parabellum and the Company as follows:

Section 6.01          Corporate Organization. Each of Holdco and Merger Sub is a corporation duly organized, validly existing and in good standing (insofar as such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 6.02          Organizational Documents. Each of Holdco and Merger Sub has heretofore furnished to Parabellum and the Company true, complete and correct copies of the Holdco Organizational Documents and Merger Sub Organizational Documents, respectively. Each of the Holdco Organizational Documents and Merger Sub Organizational Documents are in full force and effect and neither Holdco nor Merger Sub is in violation of any of the provisions of such Organizational Documents.

Section 6.03          Capitalization.

(a)            As of the date hereof, the issued capital of Holdco consists of 1 Holdco Ordinary Share. As long as HoldCo is a private company with limited liability under Dutch law or B.V., HoldCo will not have an authorized capital.

(b)            As of the date hereof, the authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Merger Sub Common Stock.

(c)            The outstanding Holdco Ordinary Shares have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents.

(d)            The shares constituting the Merger Consideration being delivered by Holdco hereunder shall be duly and validly issued, fully paid and not subject to calls by Holdco or its creditors for any further payment on such Holdco Ordinary Share, The Holdco Ordinary Shares constituting the Merger Consideration being delivered by Holdco hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

(e)            Except as contemplated by this Agreement, the Holdco Shareholder Approvals and the Shareholder Undertaking, (i) there are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Holdco or obligating Holdco to issue or sell any shares of, or other equity interests in, Holdco, (ii) Holdco is not a party to, or otherwise bound by, and Holdco has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Holdco Ordinary Shares or any of the equity interests or other securities of Holdco. As of the date hereof, except for Merger Sub, Holdco does not own any equity interests in any person.

Section 6.04          Authority Relative to this Agreement. Each of Holdco and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of Holdco and Merger Sub of this Agreement and the other Transaction Documents to which Holdco or Merger Sub or will at the Closing be a party, the performance by each of Holdco and Merger Sub of its respective obligations hereunder and thereunder and the consummation by each of Holdco and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action (including by means of the Holdco Board Approval and the Holdco Shareholder Approval), and no other corporate proceedings on the part of Holdco or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the issuance of Holdco Ordinary Shares and the amendment and restatement of the Holdco Organizational Documents pursuant to this Agreement and the Holdco Shareholder Approvals). This Agreement has been, and the other Transaction Documents to which Holdco or Merger Sub is or will at the Closing be a party will, at the Closing be duly and validly executed and delivered by Holdco and Merger Sub and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of Holdco or Merger Sub, enforceable against Holdco or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 6.05          No Conflict; Required Filings and Consent.

(a)            The execution and delivery by Holdco and Merger Sub of this Agreement and the other Transaction Documents to which Holdco or Merger Sub is or will at the Closing be a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco and Merger Sub will not, (i) conflict with or violate the Holdco Organizational Documents or the Merger Sub Organizational Documents (as the case may be), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Holdco or Merger Sub or by which any of their respective property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Holdco or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which either of Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any of their respective property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material adverse effect.

(b)            The execution and delivery by Holdco and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco or Merger Sub, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, the premerger notification requirements of the HSR Act, the Antitrust Laws, and filing and recordation of appropriate merger documents as required by the DGCL and the Dutch Civil Code or as otherwise set forth in this Agreement and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Holdco and Merger Sub from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

Section 6.06          Compliance. Neither Holdco nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Holdco or Merger Sub or by which any property or asset of Holdco or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any property or asset of Holdco or Merger Sub is bound.

Section 6.07          Board Approval; Vote Required.

(a)            Holdco has delivered the Holdco Board Approval and the Holdco Shareholder Approval to Parabellum and the Company.

(b)            The Holdco Shareholder Approvals are the only vote of the holders of any class or series of shares of Holdco necessary to adopt this Agreement and approve the Transactions and no additional approval or vote from any holders of any class or series of shares of Holdco is necessary to adopt this Agreement and approve the Transactions.

(c)            Merger Sub has delivered the Merger Sub Approvals to Parabellum and the Company. Holdco is the sole stockholder of Merger Sub, and its irrevocable written consent in favor of the approval and adoption of this Agreement and the Transactions (including the Merger) is the only vote necessary to adopt this Agreement and approve the Transactions and no additional approval or vote from any holder of any class or series of shares of Merger Sub is necessary.

Section 6.08          Business Activities. Each of Holdco and Merger Sub was incorporated solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 6.09          Absence of Changes. Since the date of its incorporation, each of Holdco and Merger Sub has operated its business in the ordinary course.

Section 6.10          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco or Merger Sub.

Section 6.11          Tax Matters. To the knowledge of Holdco and the Merger Sub, there is no plan or intention to cause the Company or Parabellum to be liquidated (for U.S. federal income Tax purposes) following the Transactions.

Article VII
CONDUCT OF BUSINESS PENDING THE EXCHANGE AND THE MERGER

Section 7.01          Conduct of Business by the Company, Holdco and Merger Sub Pending the Merger.

(a)            The Company agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Schedule 6.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including COVID-19 Measures), unless Parabellum shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)            The Company and its Subsidiaries taken as a whole shall conduct its business in the ordinary course of business and in a manner consistent with past practice (with any COVID-19 Measures taken prior to the date of this Agreement being deemed to be in the ordinary course of business consistent with past practice when determining whether actions taken after the date of this Agreement are in the ordinary course of business consistent with past practice); and

(ii)            The Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Group Companies, taken as a whole, to keep available the services of the current officers, key employees and consultants of the Group Companies and to preserve the current relationships of the Group Companies with customers, suppliers and other persons with which any Group Company has significant business relations; provided that the Company Shareholders or Shareholders’ Committee may elect new director(s) to replace certain directors on the Company’s board of directors if such new directors are affiliates of the resigning directors.

(b)            Except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Schedule 7.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including COVID-19 Measures), the Company shall not, and shall not permit its Subsidiaries, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Parabellum (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)            amend or otherwise change the Company Organizational Documents (except as contemplated in Section 2.05) or the Organizational Documents of any Group Company;

(ii)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of any Group Company, or any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating such Group Company to issue, deliver or sell any Equity Interests of the Group Companies; provided that the exercise or settlement of any Company Options or grants of Company Options in the ordinary course of business consistent with past practice shall not require the consent of Parabellum; provided that the Company shall provide reasonable written advance notice of any such proposed grants, including the terms of such proposed grants and that, for the sake of clarity, the Company Options exercised, settled or granted pursuant to this Section 7.01(b)(ii) shall be included in the Fully-Diluted Company Shares and for the sake of further clarity, the number of Company Ordinary Shares reserved for issuance under the Company Option Plans may not be increased; or (B) any material assets of the Group Companies except in the ordinary course of business and consistent with past practice;

(iii)          other than the Holdco Legal Form Change, in each case prior to the Determination Date, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v)           (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $200,000; or (B) incur any indebtedness for borrowed money in excess of $1,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice (including under the Company’s existing lines of credit);

(vi)          (A) grant any increase in the compensation, incentives or benefits, including severance and change of control payments, payable or to become payable to any current or former director, officer, employee or Contingent Worker of the Company or any of its Subsidiaries as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business that do not exceed fifteen percent (15%) of base compensation, individually or in the aggregate, and increases required by the terms of a Plan or applicable Law, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or Contingent Worker, other than in the ordinary course, consistent with past practice (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or Contingent Worker, (D) terminate or hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person whose compensation would exceed, on an annualized basis, $200,000 other than in the ordinary course, consistent with past practice; (E) hire any new employee whose individual compensation shall exceed $200,000; or (F) make any bonus payments, except for (x) annual bonuses in the ordinary course of business and consistent with past practice and (y) spot bonuses that do not exceed $25,000 individually, or $250,000 in the aggregate;

(vii)         enter into any collective bargaining agreement or contract with any labor union;

(viii)       take any action where such action would reasonably be expected to the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

(ix)          other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Schedule 4.11(a) of the Company Disclosure Schedule or that the Group Companies are not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of any Group Company, other than in the ordinary course of business consistent with past practice;

(x)            adopt, amend, and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(xi)          materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by German GAAP, IFRS, or in connection with a PCAOB audit;

(xii)         make, change or revoke any material Tax election, amend a material Tax Return or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability;

(xiii)        materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Company’s or any its Subsidiaries’ material rights thereunder, in each case in a manner that is adverse to the Group Companies, taken as a whole, except in the ordinary course of business;

(xiv)        make any material alterations or improvements to the Owned Real Property or the Leased Real Property, or amend any written or oral agreements affecting the Owned Real Property or the Leased Real Property;

(xv)         intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company IP;

(xvi)        disclose any trade secrets and any other material confidential information of the Group Companies to any person (other than pursuant to a written confidentiality agreement with provisions restricting the use and disclosure of such trade secrets and confidential information);

(xvii)       engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the transactions contemplated by this Agreement);

(xviii)      enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c)            Except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or (ii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), each of Holdco and Merger Sub agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Merger Effective Time, unless Parabellum shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of each of Holdco and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. Except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth on Schedule 7.01(c) or (iii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Holdco and Merger Sub shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Parabellum, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)            amend or otherwise change the Holdco Organizational Documents or the Merger Sub Organizational Documents, except as contemplated herein, or form any Subsidiary;

(ii)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iii)          other than as required or necessary to effectuate the Transactions, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its issued and outstanding share capital, outstanding shares of capital stock or other Equity Interests;

(iv)          other than as required or necessary to effectuate the Transactions, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest);

(v)           acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(vi)          engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(vii)         incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(viii)        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in IFRS or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(ix)          make any material Tax election or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability, except in the ordinary course consistent with past practice;

(x)            liquidate, dissolve, reorganize or otherwise wind up its business and operations; or

(xi)          enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.02          Conduct of Business by Parabellum Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (except as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority)), Parabellum agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Parabellum shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or as required by applicable Law (including any COVID-19 Measures as may be requested or compelled by any Governmental Authority), Parabellum shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)            form any Subsidiary of Parabellum, or amend or otherwise change the Parabellum Organizational Documents, except as contemplated herein or to extend the period to consummate an initial business combination of Parabellum set forth in the Parabellum Certificate of Incorporation;

(b)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Parabellum Organizational Documents;

(c)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its issued and outstanding share capital, outstanding shares of capital stock or other equity securities except for redemptions from the Trust Fund that are required pursuant to the Parabellum Organizational Documents and/or in connection with the Parabellum Share Redemption or the election of an eligible holder of the Parabellum Class A Common Stock (as determined in accordance with the applicable Parabellum Organizational Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of Parabellum Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the Trust Account (as determined in accordance with the applicable Parabellum Organizational Documents and the Trust Agreement) as a result of an amendment to the Parabellum Certificate of Incorporation to extend the period to consummate an initial business combination of Parabellum set forth in the Parabellum Certificate of Incorporation;

(d)            issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest);

(e)            acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person; or sell, lease or otherwise transfer a material amount of its assets, properties, interests or businesses, other than pursuant to existing contracts or commitments or in the ordinary course of business;

(f)             engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the transactions contemplated by this Agreement);

(g)            except for such indebtedness as is necessary to amend the Parabellum Certificate of Incorporation to extend the period to consummate an initial business combination of Parabellum set forth in the Parabellum Certificate of Incorporation and to provide for working capital to Parabellum through such extended period not to exceed One Million Six Hundred Thousand Dollars ($1,600,000) in the aggregate at any time, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parabellum, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(h)            make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(i)             make any material Tax election or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability, except in the ordinary course consistent with past practice;

(j)             take any action where such action would reasonably be expected to prevent or impede the transactions contemplated in this Agreement from qualifying for the Intended Tax Treatment;

(k)            liquidate, dissolve, reorganize or otherwise wind up its business and operations;

(l)             amend the Trust Agreement or any other agreement related to the Trust Account; or

(m)           enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.03          Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, neither the Company nor any of its Subsidiaries does now have, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Parabellum on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Parabellum or any other person (a) for legal relief against monies or other assets of Parabellum outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Parabellum (or any successor entity) in the event this Agreement is terminated for any reason and Parabellum consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Parabellum shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Parabellum prevails in such action or proceeding.

Article VIII
ADDITIONAL AGREEMENTS

Section 8.01          Proxy Statement; Registration Statement.

(a)            As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Financial Statements, (i) Holdco, the Company and Parabellum shall prepare, a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the Parabellum Stockholders relating to (A) the meeting of Parabellum Stockholders (the “Parabellum Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) any other proposals as either the SEC or the New York Stock Exchange (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and (3) any other proposals the parties deem necessary to effectuate the Exchange, the Merger and the other Transactions (collectively, the “Parabellum Proposals”), and (B) providing the eligible Parabellum Stockholders with the opportunity to participate in the Parabellum Share Redemption, and (ii) Holdco shall file with the SEC a pre-effective registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Holdco Ordinary Shares and Holdco Warrants to be issued in the Merger. Each of Parabellum, Holdco and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b)            Prior to filing with the SEC, Holdco will make available to the Company and Parabellum drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the transactions contemplated hereby, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and Parabellum shall consider such comments in good faith.

(c)            Each of the parties hereto will advise the other parties promptly after it receives notice thereof (and only to the extent applicable), of (i) the time when the Registration Statement has been filed, (ii) in the event the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iii) the filing of any supplement or amendment to the Registration Statement, (iv) any request by the SEC for amendment of the Registration Statement, (v) any comments, written or oral, from the SEC relating to the Registration Statement and responses thereto and (vi) requests by the SEC for additional information in connection with the Registration Statement. Each of the parties hereto shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(d)            The Company shall furnish all information concerning the Company and its Subsidiaries, including their respective business, management, operations and financial condition, as Holdco and Parabellum may reasonably request in connection with such actions and the preparation of the Proxy Statement, the Registration Statement, or any other filing or in connection with reviewing any SEC filing. Each party hereto shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, and (iv) to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, the parties hereto shall take, or cause to be taken, all or any action required under any applicable federal or state securities Laws in connection with the issuance of Holdco Ordinary Shares, in each case to be issued or issuable to the Parabellum Stockholders and Company Shareholders pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, Parabellum shall mail the Proxy Statement to the Parabellum Stockholders.

(e)            At least five (5) days prior to Closing, Holdco shall begin preparing a shell company report on Form 20-F in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 20-F (the “Closing Form 20-F”). Holdco shall provide Parabellum and Company with a reasonable opportunity to review and comment on the Closing Form 20-F prior to its filing and shall consider such comments in good faith.

(f)             No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement or any other SEC filing, will be made by Holdco without the approval of the other parties hereto (such approval not to be unreasonably withheld, conditioned, or delayed). Each party hereto will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Holdco Ordinary Shares to be issued or issuable to the Parabellum Stockholders in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the parties hereto shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(g)            Each party covenants and agrees that the information supplied or to be supplied by such party or its affiliates for inclusion in the Registration Statement, Proxy Statement shall, or any other filing submitted to any Governmental Authority or public statement regarding the transactions shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Parabellum Stockholders, (iii) the time of the Parabellum Stockholders’ Meeting, and (iv) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to Parabellum or its respective officers or directors, should be discovered by Parabellum which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parabellum promptly inform Holdco and Parabellum and Holdco shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement or the Proxy Statement such that the Registration Statement or the Proxy Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

(h)            All documents that Parabellum and/or Holdco is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(i)             Without the prior written consent of the Company, the Parabellum Proposals shall be the only matters (other than procedural matters) which Parabellum shall propose to be acted on by Parabellum Stockholders at the Parabellum Stockholders’ Meeting.

Section 8.02          Parabellum Stockholders’ Meeting. Parabellum shall call and hold the Parabellum Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Parabellum Proposals and providing the Parabellum Stockholders with the opportunity to elect to effect a Parabellum Share Redemption, and Parabellum shall use its reasonable best efforts to hold the Parabellum Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to the Parabellum Stockholders). Parabellum shall use its reasonable best efforts to obtain the approval of the Parabellum Proposals at the Parabellum Stockholders’ Meeting, including by soliciting from its stockholders’ proxies as promptly as possible in favor of the Parabellum Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Parabellum Board shall recommend to the Parabellum Stockholders that they approve the Parabellum Proposals and shall include such recommendation in the Proxy Statement.

Section 8.03        Meeting (Gesellschafterversammlung) of the Company Shareholders. The Company shall call and hold a meeting of the Company Shareholders to be held by way of physical meeting (Gesellschafterversammlung) of the Company Shareholders, wherein the Company Shareholders will be asked to provide the Required Company Shareholders’ Consent. Such meeting shall be held in compliance with applicable Law, the Company’s Organizational Documents and the Shareholders Agreement 2015, dated April 1, 2015, by and among the Company and the Company Shareholders and in line with past practice.

Section 8.04          Access to Information; Confidentiality.

(a)            From the date of this Agreement until the Merger Effective Time, each of the parties hereto shall (and shall cause their respective Subsidiaries (if any) to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the party shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law including COVID-19 Measures or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)            All information obtained by the parties pursuant to this Section 8.04 shall be kept confidential in accordance with the confidentiality agreement, dated October 14, 2021 (the “Confidentiality Agreement”), between Parabellum and the Company.

(c)            Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 8.05          Exclusivity.

(a)            From the date of this Agreement and ending on the earlier of (i) the Closing and/or (ii) the termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (A) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (1) any sale of assets of the Company or any of its Subsidiaries, (2) the issuance or acquisition of the outstanding capital stock (or other voting securities) of the Company or any of its Subsidiaries, or (3) any conversion, consolidation, merger, liquidation, dissolution or similar transaction (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 8.05(a). The Company shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its, his or her consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it, him, or her prior to the date hereof. If the Company or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits it from considering such inquiry or proposal, and will provide Parabellum with a copy of any such written inquiry or proposal or a detailed summary of any such verbal inquiry or proposal, including in each case the identity of the person making such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.05(a) by the Company or its affiliates or Representatives shall be deemed to be a breach of this Section 8.05(a) by the Company.

(b)            From and after the date hereof until the Merger Effective Time or, if earlier, the termination of this Agreement, Parabellum shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its shareholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company, its Subsidiaries, their shareholders and their respective affiliates and Representatives. Parabellum shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its shareholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Parabellum shall promptly (and in any event within one (1) Business Days) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or would reasonably be expected to result in or lead to, any business combination (as defined in the Parabellum Organizational Documents) other than with the Company or any of its Subsidiaries, which notice shall include a summary of the material terms of, and the identity of the person or group of persons making, such inquiry, proposal, offer or request for information and an unredacted copy of proposal or indication of interest, written or oral relating to any Business Combination Proposal, and thereafter promptly (and in any event within one (1) Business Day) keep the Company reasonably informed of any material developments with respect to any such Business Combination Proposal.

Section 8.06          Employee Benefits Matters.

(a)            The parties shall cooperate to establish an equity incentive award plan for Holdco with an award pool of Holdco Ordinary Shares equal to ten percent (10%) of the fully diluted shares of Holdco outstanding as of immediately after the Merger Effective Time (rounded up to the nearest whole share), which plan shall include an “evergreen” provision pursuant to which such award pool will automatically increase on each January 1st that occurs within the ten year period following shareholder approval of such plan by an amount equal to five percent (5%) of the shares of Holdco Ordinary Shares outstanding as of 12:01 a.m. (Pacific Time) on such date, and which plan shall be effective at and after the Closing (the “Holdco Equity Plan”).

(b)            Holdco shall, and shall cause each of its Subsidiaries to, as applicable, use commercially reasonable efforts to provide the employees of the Company and each of its Subsidiaries who remain employed immediately after the Exchange (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Exchange with the Company or any of its Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Holdco shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by Holdco or any of its Subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Holdco will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(c)            The provisions of this Section 8.06(c) are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or any of its Subsidiaries or shall require the Company, Holdco, the Surviving Corporation and each of their respective Subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 8.07          Directors’ and Officers’ Indemnification.

(a)            From and after the Merger Effective Time, Holdco shall, and shall cause the Surviving Corporation and the Company to, indemnify and hold harmless each present and former director/manager and officer of the Company and Parabellum and their respective Subsidiaries, or any individual who, at any time prior to the Merger Effective Time, is or was serving at the request of the Company and Parabellum and their respective Subsidiaries as a director/manager or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time and relating to the fact that such person was a director/manager or officer of the Company or Parabellum or any of their respective Subsidiaries, to the fullest extent that the Company, Parabellum or any of their respective Subsidiaries would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person in its capacity as a director/manager or officer (including, within twenty (20) days after any written request is received by Holdco, the advancing of expenses as incurred to the fullest extent permitted under such organizational documents or under any employment or indemnification agreement, which such advancement right shall include any expenses incurred by such person in connection with enforcing any rights to indemnification under this Section 8.07, in each case, without the requirement of any bond or security). All rights to indemnification and advancement conferred under this Section 8.06 shall continue as to any indemnified person who has ceased to be a director/manager or officer of the Company or Parabellum or their respective Subsidiaries at or after the Merger Effective Time and inure to the benefit of such person’s heirs, executors and personal and legal representatives. Holdco shall not, and shall cause the Company and the Surviving Corporation not to, settle, compromise or consent to the entry of any order in any actual or threatened Action in respect of which indemnification has been sought under this Section 8.07 unless such settlement, compromise or order includes an unconditional release of such indemnified person from all liability arising out of such Action without admission or finding of wrongdoing, or such indemnified person otherwise consents thereto.

(b)            The Holdco Organizational Documents and the Organizational Documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Holdco Organizational Documents, Company Organizational Documents or Parabellum Organizational Documents, as applicable, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or Parabellum, as applicable, with regard to any acts or omissions prior to the Closing Date, unless such modification shall be required by applicable Law.

(c)            On and prior to the Closing Date, for a period of no less than six (6) years, each of the Company and Parabellum shall maintain extended reporting period public company directors’ and officers’ liability insurance with full prior acts coverage for pre-Closing acts, errors, omissions, or claims based on the status, for all persons who were directors and officers of the Company or Parabellum, as applicable. Such coverage shall be at least the equivalent, including with respect to amount and coverage terms, as that provided under each of the Company’s and Parabellum’s D&O insurance just prior to Closing; except that in no event shall Holdco or its Subsidiaries be required to pay an aggregate premium for such insurance in excess of 300% of the premium payable in the aggregate by the Company, Parabellum and their respective Subsidiaries for such insurance policies for the year ended December 31, 2021.

(d)           Notwithstanding anything contained in this Agreement to the contrary, this Section 8.07 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Holdco and the Surviving Corporation and all successors and assigns of Holdco and the Surviving Corporation. If Holdco or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Holdco or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 8.07.

(e)           On the Closing Date, Holdco shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Parabellum with the post-Closing directors and officers of Holdco, the Company and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

Section 8.08           Notification of Certain Matters. The Company shall give prompt notice to Parabellum, and Parabellum shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail to be satisfied at the Closing.

Section 8.09           Further Action; Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Group Companies as set forth in Section 4.06 necessary for the consummation of the Transactions and to fulfill the conditions to the Exchange and the Merger. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)           Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings, or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 8.10           Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parabellum and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of the NYSE, NYSE American stock exchange or Nasdaq stock exchange, as applicable, each of Parabellum and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Exchange, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 8.10 shall prevent Parabellum, or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 8.11           Tax Matters.

(a)           Notwithstanding anything to the contrary contained herein, each party shall pay its proportionate share of any transfer, documentary, sales, use, stamp, registration or other similar Taxes (other than VAT which is solely governed by Section 8.11(b)) (“Transfer Taxes”) incurred in connection with the Transactions as required by applicable Law. Each party shall also, at its own expense, file all necessary Tax Returns with respect to all such Transfer Taxes, and, if required by applicable Law, Holdco or the Company will join in the execution of any such Tax Returns. The parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(b)           None of the parties shall waive any VAT exemption (including any waiver of any VAT exemption pursuant to Section 9 of the German VAT Act (Umsatzsteuergesetz –– UStG) or comparable provisions under the Laws of any other jurisdiction) in relation to any of the transactions contemplated in this Agreement. If and to the extent (i) VAT becomes due and payable in relation to, or as a consequence of, any of the transactions contemplated by this Agreement (other than as a consequence of a waiver pursuant to the first sentence of this Section 8.11(b)), and (ii) the respective provider of a supply or service for VAT purposes (“Relevant Provider”) owes the respective VAT amounts vis-à -vis the competent Governmental Authority, the respective recipient of the supply or service for VAT purposes (“Relevant Recipient”) shall pay such statutory VAT amounts to the Relevant Provider. Any such VAT amount shall be due and payable by the Relevant Recipient to the Relevant Provider upon issuance of an invoice which is in compliance with applicable Law.

(c)           The parties intend that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments. No party shall take any action or agree to take any action, or knowingly fail to take any action, that would cause the relevant portions of the Transactions to fail to qualify for their respective Intended Tax Treatments, including the filing of the statement required by Treasury Regulations Section 1.368-3 and including complying with the reporting requirements contained in Treasury Regulations Section 1.367(a)-3(c)(6). The parties shall prepare and file all applicable Tax Returns consistently with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) the Intended Tax Treatments unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law. Holdco and its affiliates (including, after the Closing Date, Surviving Corporation) shall be deemed to have satisfied their obligations set forth in the foregoing sentences of this Section 8.11(c) if such entities (i) file all applicable Tax Returns consistently with the Intended Tax Treatments, including the filing of the statement required by Treasury Regulations Section 1.368-3 and including complying with the reporting requirements contained in Treasury Regulations Section 1.367(a)-3(c)(6) unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law, (ii) report the Transactions for U.S. federal income tax purposes consistently with the Intended Tax Treatments unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law, and (iii) do not, following the Closing, pursuant to a plan or intent existing at or prior to the Closing, (A) cause or permit Parabellum (and after the Merger Effective Time, Surviving Corporation) to issue additional equity interests that would result in Holdco losing “control” of Parabellum (and after the Merger Effective Time, Surviving Corporation) within the meaning of Section 368(c) of the Code, (B) cause or permit Holdco to make a distribution to its shareholders (other than dividends in the ordinary course of business or pro rata to all the shareholders of Holdco), or (C) cause Holdco to retain less than one-third of the Parabellum Cash Amount. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the parties agrees to promptly notify in writing all other parties of any challenge to any Intended Tax Treatment by any Governmental Authority.

(d)           The parties shall work together in good faith pursuant to such arrangements as may be mutually agreed to ensure Holdco shall not be treated as a “domestic corporation” under Section 7874 of the Code following the Transactions contemplated hereby. If, after the date hereof, any party becomes aware of any fact or circumstance that would cause Holdco to be treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or otherwise as a domestic corporation as a result of the application of Section 7874(b) of the Code, the party that becomes so aware shall notify the other party, and the parties shall each use its reasonable best efforts to cooperate with such reasonable steps necessary for Holdco to not be so treated; provided, however, that no party to the Agreement shall be required to agree to any such modification that would be reasonably be expected to materially adversely affect such party or its shareholders.

(e)           If, in connection with the preparation and filing of the Registration Statement/Proxy Statement or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the parties shall deliver to counsel customary Tax representation letters reasonably satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such tax opinion. Notwithstanding anything to the contrary in this Agreement, no party or their tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for their respective Intended Tax Treatments (other than, to the extent so requested or required by the SEC, a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of such transactions included in the Registration Statement/Proxy Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC).

(f)            Holdco is obliged to (i) establish and keep its place of effective management until the contribution in kind by the 21-Shareholders in Germany, (ii) to keep until the 7th anniversary of the effective date of the contribution in kind both (a) its place of effective management within the European Union and (b) all shares contributed by the 21-Shareholders; (iii) apply for the roll-over of tax book values or acquisition costs with the competent tax authority as required pursuant to Section 21 para. 2 German Reorganization Tax Act (Umwandlungssteuergesetz). Holdco and the Company Shareholders applying for section 21 para. 2 German Reorganization Tax Act (“21-Shareholders”) undertake to cooperate in good faith with respect to such application, and Holdco shall provide a draft of the application to the 21-Shareholders at least 15 Business Days before the contemplated filing for review and comment. Holdco shall consider in good faith any comments provided by the 21-Shareholders in time; if the 21-Shareholders do not provide lawful comments in due time, their consent with the application shall be deemed given. The Holdco and the 21-Shareholders shall cooperate in good faith regarding any proceedings to defend the roll-over of tax book / acquisition values.

Section 8.12           Stock Exchange Listing. The Company, Holdco and Parabellum shall use their respective reasonable best efforts to cause the Holdco Ordinary Shares and Holdco Warrants issuable in the Merger and the Holdco Ordinary Shares that will become issuable upon the exercise of the Holdco Warrants to be approved for listing on the NYSE, NYSE American stock exchange or Nasdaq stock exchange; subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 8.13           Delisting and Deregistration. The Company, Holdco and Parabellum shall use their respective reasonable best efforts to cause the Parabellum Units, Parabellum Class A Common Stock and Parabellum Warrants to be delisted from the NYSE (or be succeeded by the respective Holdco securities) and to terminate Parabellum’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the Closing Date or as soon as practicable thereafter.

Section 8.14           Antitrust.

(a)           To the extent required under any Laws that are designed to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to use commercially reasonable efforts to take any other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as reasonably practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)           Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)           No party hereto shall take any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 8.15           PCAOB Financial Statements. The Company shall use reasonable best efforts to deliver: (a) not later than ninety (90) days from the date hereof, true and complete copies of the audited consolidated financial statements of the Company and its Subsidiaries for the twelve (12) month periods ended September 30, 2021, and September 30, 2022 audited or reviewed, as applicable, in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Financial Statements”). The Company shall use reasonable best efforts to deliver to Parabellum the Artemis Financial Statements prior to or concurrent with the PCAOB Financial Statements.

Section 8.16           Trust Account. As of the Merger Effective Time, the obligations of Parabellum to dissolve or liquidate within a specified time period as contained in Parabellum’s Certificate of Incorporation will be terminated and Parabellum shall have no obligation whatsoever to dissolve and liquidate its assets by reason of the consummation of the Merger or otherwise, and no Parabellum Stockholder shall be entitled to receive any amount from the Trust Account, except in connection with any perfected share redemptions. At least 48 hours prior to the Merger Effective Time, Parabellum shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to pay as and when due (x) all amounts payable to Parabellum Stockholders who shall have validly elected to redeem their shares of Parabellum Class A Common Stock pursuant to the Parabellum Certificate of Incorporation and direct and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, and (y) pay all amounts payable pursuant to Section 3.02. Parabellum shall cause the Trustee prior to the Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all remaining funds held in the Trust Account to Parabellum (to be held as available cash on the balance sheet of Parabellum, and thereafter shall cause the Trust Account and the Trust Agreement to terminate).

Section 8.17           Section 16 Matters. Prior to the Closing, Parabellum shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause to be exempt under Rule 16b-3 under the Exchange Act:

(a)           any dispositions of shares of Parabellum Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of Parabellum who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parabellum immediately prior to the Merger Effective Time;

(b)           any acquisitions of Holdco Ordinary Shares (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Holdco immediately after the Merger Effective Time.

Section 8.18           Insurance.

(a)           The parties acknowledge that Parabellum has obtained the R&W Insurance Policy subject to a conditional binder, and that Parabellum will pay the required fees, costs and expenses of the R&W Insurance Provider at such times as required by the conditional binder (and all such fees, costs, and expenses shall be considered Outstanding Parabellum Transaction Expenses). The Company shall, and shall cause its representatives to, cooperate with the R&W Insurance Provider and Parabellum and provide all information or take such other action as the R&W Insurance Provider or Parabellum may reasonably request in connection with finalizing, binding or issuing the R&W Insurance Policy, including by providing due diligence or participating in any due diligence call requested by the R&W Insurance Provider.

(b)           Prior to the Closing Date, the Company will bind policies for prepaid extended reporting periods (“Tail Policies”), effective as of the Closing Date, on certain designated claims-made policies or their renewals/replacements at the sole discretion and request of Parabellum, through an insurance broker designated by Parabellum, for a designated period of years (and all such fees, costs and expenses associated with such Tail Policies shall be considered Outstanding Company Transaction Expenses). The Company shall, and shall cause its representatives to, cooperate with Parabellum and any insurance broker designated by Parabellum or with any other insurance related matters, and provide all information or take such other action as such insurance broker or Parabellum may reasonably request in connection with finalizing, binding or issuing such Tail Policies or any other insurance related matter.

Section 8.19           Name Change. In connection with the Closing, Holdco shall execute and file such documents as may be required to change the name of Holdco to a new name, to be mutually agreed to by Parabellum and the Company following the date hereof.

Section 8.20           PIPE Investment. Following the date hereof, Holdco may enter into PIPE Subscription Agreements with the PIPE Investors or additional investors reasonably acceptable to the Company (which approval shall not be unreasonably withheld) on terms mutually agreeable to the Company and Parabellum (each acting reasonably and in good faith), provided that, unless otherwise agreed to, the aggregate gross proceeds under the PIPE Subscription Agreements shall not exceed $40,000,000 (the “PIPE Investment Amount”), provided further that, such PIPE Investment Amount shall be increased to account for any fees paid by the Company, Holdco or Parabellum in connection with the negotiation, execution and/or consummation of the PIPE Investment Amount. In connection with Holdco seeking a PIPE Investment, Parabellum, Holdco and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur. In connection with the PIPE Subscription Agreements, to the extent necessary to address the treatment of the Holdco Ordinary Shares underlying such PIPE Subscription Agreements hereunder, Parabellum, Holdco and the Company shall negotiate in good faith to amend or otherwise modify this Agreement to reflect such PIPE securities.

Section 8.21           Secondary Sale. In the event the aggregate amount of proceeds raised in the PIPE Investment plus the amount of funds in the Trust Account (after giving effect to the Parabellum Share Redemption) shall exceed $30,000,000 (net of Outstanding Parabellum Transaction Expenses), then Holdco shall, at the Closing, use excess proceeds in an amount not to exceed $10,000,000, for direct secondary purchases of Holdco Ordinary Shares from certain former Company Shareholders listed on Schedule 8.21 of the Company Disclosure Schedule (the “Secondary Sale”). The Secondary Sale shall be effected pursuant to purchase and sale agreements, between Holdco and such former Company Shareholders, on the terms acceptable to the Company and Parabellum.

Section 8.22           EU Securities Regulation. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement, the parties shall not make any offer of securities in the European Union in connection with the Transactions other than in accordance with the provisions of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (“Prospectus Regulation”). If the parties determine that a prospectus or a prospectus exemption document (as applicable) may be required to be published in accordance with the provisions of the Prospectus Regulation, each party shall use its reasonable best efforts to take such actions and to do such things that such party deems reasonably necessary or desirable, including the delivery or execution of any documents or instruments reasonably required or desirable in order for the Company or Holdco to publish a prospectus or be exempted from the obligation to publish a prospectus or a prospectus exemption document (as applicable) under the Prospectus Regulation.

Section 8.23           Shareholder Undertaking. The Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company to be set forth in the Shareholder Undertaking and otherwise comply with its obligations and enforce its rights thereunder. Without limiting the generality of the foregoing, the Company shall give Parabellum prompt (and, in any event, within one (1) Business Day) written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by the Company or the Company Shareholders of the Shareholder Undertaking, or (ii) of the receipt of any written notice or other written communication as to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by the Company Shareholders under the Shareholder Undertaking. Upon execution, the Company and the parties to the Shareholder Undertaking may not amend, modify, waive or terminate the Shareholder Undertaking (in whole or in part) without the prior written consent of Parabellum (such consent not to be unreasonably withheld, conditioned or delayed).

Article IX
CONDITIONS TO THE MERGER

Section 9.01           Conditions to the Obligations of Each Party. The obligations of Holdco, the Company, Parabellum and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)           Required Company Shareholders’ Consent. The Required Company Shareholders’ Consent shall have been obtained and shall continue to be in full force and effect.

(b)           Parabellum Stockholders’ Approval. The Parabellum Proposals shall have been approved and adopted by the requisite affirmative vote of the Parabellum Stockholders in accordance with the Proxy Statement, the DGCL, the Parabellum Organizational Documents and the rules and regulations of the NYSE.

(c)           No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order, or award which is then in effect and has the effect of making the Transactions, including the Exchange and the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Exchange and the Merger.

(d)           HSR Approval. All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(e)            Consents. All consents, approvals and authorizations set forth on Schedule 4.05(a) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.1

(f)           Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g)           Stock Exchange Listing. (i) Holdco’s initial listing application with the NYSE, NYSE American stock exchange or Nasdaq stock exchange, as applicable, in connection with the Transactions shall have been conditionally approved, and (ii) the Holdco Ordinary Shares and Holdco Warrants to be issued in connection with the Merger and the Holdco Ordinary Shares that will become issuable upon the exercise of the Holdco Warrants shall have been approved for listing on the NYSE, NYSE American stock exchange or Nasdaq stock exchange, as applicable, subject to any requirement to have a sufficient number of round lot holders of the Holdco Ordinary Shares and Holdco Warrants.

(h)            Holdco Equity Plan. The Holdco Equity Plan shall have been adopted in accordance with Section 8.06(a) and approved by the Holdco shareholders.

(i)            Minimum Proceeds. The aggregate cash proceeds received by Parabellum or any of its affiliates from the Trust Account in connection with the Transactions (after for the avoidance of doubt, giving effect to the Parabellum Share Redemption) and the transactions contemplated in the PIPE Subscription Agreements shall be equal to or greater $30,000,000, net of the aggregate amount of Outstanding Company Transaction Expenses and Outstanding Parabellum Transaction Expenses and any deferred underwriting fees required to be paid by or behalf of Parabellum.

(j)           Net Tangible Assets Test. Upon the Closing, and after giving effect to the Redemption Rights, Holdco shall have net tangible assets of at least $5,000,001 (excluding assets of the Surviving Corporation).

(k)            Transaction Documents. The Transaction Documents shall be in full force and effect and shall not have been rescinded by the parties thereto.

1DLA Note: We expect to see a consent of UniCreditBank and KfW in connection with the KfW loan.

(l)           Exchange. The Exchange shall have occurred in accordance with Section 2.01.

(m)           Holdco Directors and Officers. Immediately following the Closing, the Holdco Board and officers shall be constituted in accordance with Section 2.09.

(n)           Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement shall have delivered, or cause to be delivered, to Parabellum, the Company and Holdco, copies of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

Section 9.02           Conditions to the Obligations of Parabellum. The obligations Parabellum to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)           Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization), Section 4.05 (Authority Relative to this Agreement) and Section 4.25 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b)           Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed, or complied with by it on or prior to the Merger Effective Time.

(c)           Shareholder Undertaking. The Company Shareholders owning at least ninety five percent (95%) of the Company Ordinary Shares shall have entered into, and be bound by, the Shareholder Undertaking, and the same shall not be revoked, modified, amended, waived or terminated.

(d)           Officer Certificate. The Company shall have delivered to Parabellum a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a) and Section 9.02(b).

(e)           Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(f)            Resignation. Other than those persons identified as continuing directors as per Section 2.09, all members of the board of directors of each of the Company shall have executed written resignations effective as of the Merger Effective Time.

Section 9.03           Conditions to the Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate the Transactions, including the Exchange and Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)           Representations and Warranties. The representations and warranties of Parabellum contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement), and Section 5.14 (Broker) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Parabellum Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Parabellum and contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Parabellum Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Parabellum Material Adverse Effect.

(b)           Agreements and Covenants. Parabellum shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed, or complied with, by it on or prior to the Merger Effective Time.

(c)           Officer Certificate. Parabellum shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Parabellum, certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

(d)           Material Adverse Effect. No Parabellum Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)           Sponsor Support Agreement. The transactions contemplated by the Sponsor Support Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Support Agreement.

(f)            Transaction Documents. The Transaction Documents shall be in full force and effect and shall not have been rescinded by Parabellum.

Article X
TERMINATION, AMENDMENT AND WAIVER

Section 10.01         Termination. This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders or stockholders of the Company or Parabellum, as follows:

(a)           by mutual written consent of the Company and Parabellum; or

(b)           by either Parabellum or the Company if the Merger Effective Time shall not have occurred prior to the date that is nine (9) months following the date of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party that directly, or indirectly through its affiliates, is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date; or

(c)           by either Parabellum or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Exchange and Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger; or

(d)           by either Parabellum or the Company if any of the Parabellum Proposals shall fail to receive the requisite vote for approval at the Parabellum Stockholders’ Meeting; or

(e)           by Parabellum, if the Voting and Shareholder Support Agreement is no longer valid or is otherwise revoked or rescinded at any time;

(f)           by Parabellum, if the Company Shareholders owning at least ninety five percent (95%) of the Company Ordinary Shares shall not have entered into, and be bound by, the Shareholder Undertaking, as of December 21, 2022, or is, after such time as such Company Shareholders have entered into the and become bound by the Shareholder Undertaking, such Shareholder Undertaking is no longer valid or is revoked or rescinded or such Company Shareholders for any other reason or no longer bound by the Shareholder Undertaking; or

(g)           by Parabellum, if the Required Company Shareholders’ Consent is not obtained prior to the date that is ten (10) days after the date on which the Registration Statement is declared effective, or is, after being obtained, at any time no longer valid or is otherwise revoked or rescinded at any time; or

(h)            by Parabellum upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company or shall have become untrue, in either case such that the conditions set forth in Section 9.02(a) and Section 9.02(b) would not be satisfied; provided that Parabellum has not waived such breach and Parabellum is are not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such breach is curable by the Company, Parabellum may not terminate this Agreement under this Section 10.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Parabellum to the Company; or

(i)           by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parabellum set forth in this Agreement, or if any representation or warranty of Parabellum shall have become untrue, in either case such that the conditions set forth in Section 9.03(a) and Section 9.03(b) would not be satisfied; provided that the Company has/have not waived such breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such breach is curable by Parabellum, the Company may not terminate this Agreement under this Section 10.01(g) for so long as Parabellum continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Parabellum; or

(j)           by the Company, if on or prior to February 28, 2023, Parabellum fails to deliver the PIPE Subscription Agreements for an aggregate amount the PIPE Investment of at least $30,000,000 which shall be available to Holdco in immediately available funds immediately prior to the Closing.

Section 10.02         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 8.05, this Section 10.02, Section 10.03, Article XI, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 10.03         Expenses. Except as set forth in this Section 10.03, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that Parabellum and the Company shall each pay one-half of all expenses relating to the filing fee for the Notification and Report Forms filed under the HSR Act.

Article XI
GENERAL PROVISIONS

Section 11.01         Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 11.02         Waiver. Any party to this Agreement may, at any time prior to the Merger Effective Time, (a) extend the time for the performance of any obligation or other act of the other parties hereto, (b) waive any inaccuracy in the representations and warranties of another party hereto contained herein or in any document delivered by another party pursuant hereto and (c) waive compliance with any agreement of another party hereto or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 11.03         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

if to Parabellum:

Parabellum Acquisition Corp.

3811 Turtle Creek Blvd,

Suite 2125

Dallas, TX 75219

Attention: Narbeh Derhacobian

Email: ***********

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman; Elena Nrtina

Email: jeffrey.selman@us.dlapiper.com; elena.nrtina@us.dlapiper.com if to the Company:

EnOcean GmbH

Kolpingring 18a

82041 Oberhaching, Germany

Attn: Raoul Wijgergangs

Email: ***********

with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: Ilan Katz and Brian Lee

Email: ilan.katz@dentons.com; brian.lee@dentons.com

Section 11.04         Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article XI and any corresponding definitions set forth in Article I, (c) any rights of Parabellum, the Company or Holdco to seek and obtain recovery of damages arising out of or relating to Fraud, which rights shall in no event expire or be terminated, waived, or otherwise affected by operation of this Section 11.04, and (d) the director and officer indemnification obligations set forth in Section 8.07.

Section 11.05         Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.06         Entire Agreement; Assignment. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 11.07         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 11.08         Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any Laws other than the Laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.09         Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.09.

Section 11.10         Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.11         Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.12         Exhibits, Annexes and Schedules. All Exhibits, Annexes and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules corresponding to any Section or subsection of Article IV shall be deemed to have been disclosed with respect to every other Section and subsection of Article IV where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with any representation, warranty, covenant or agreement contained in, or other provision of, this Agreement, nor shall such disclosure or information be deemed to establish a standard of materiality.

Section 11.13         Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the parties, and then only with respect to the specific obligations set forth herein or in the other Transaction Documents with respect to such party. Except to the extent a party to this Agreement or the other Transaction Documents and then only to the extent of the specific obligations undertaken by such party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any party to this Agreement or any other Transaction Documents, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or Representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parabellum, or Merger Sub under this Agreement or any other Transaction Document of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.14         Required Approval of Company Shareholders’ Committee. If any action under this Agreement requires the approval or consent of the Company, the Company shall provide such approval or consent only upon the prior approval of the Company Shareholders’ Committee. For the avoidance of any doubt, in making a decision to approve, or withhold approval, the Company Shareholders’ Committee shall be entitled to act in its reasonable discretion and shall not be bound to provide any approval pursuant to the terms of the Undertaking or the Voting and Shareholder Support Agreement.

Section 11.15         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Exchange and the Merger) in accordance with the provisions of Section 11.08 without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

IN WITNESS WHEREOF, Parabellum, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARABELLUM ACQUISITION CORP.

By	/s/ Narbeh Derhacobian
Name:	Narbeh Derhacobian
Title:	Chief Executive Officer and President

ARTEMIS MERGER SUB

By	/s/ Raoul Wijgergangs
Name:	Raoul Wijgergangs
Title:	Managing Director

ENOCEAN GMBH

By	/s/ Raoul Wijgergangs
Name:	Raoul Wijgergangs
Title:	Chief Executive Officer

ENOCEAN HOLDINGS B.V.

By	/s/ Raoul Wijgergangs
Name:	Raoul Wijgergangs
Title:	Managing Director

[Signature Page to Business Combination Agreement]

EXHIBIT A

Shareholder Undertaking

Shareholders’ Undertaking

relating to

the Business Combination of

EnOcean GmbH, Oberhaching, Germany,

with Parabellum Acquisition Corp.

(this “Agreement”)

by and between

(1)	EnOcean GmbH, a private limited company incorporated under the laws of Germany with registered seat in Oberhaching, Germany, registered with the Commercial Register of the Local Court of Munich under HRB 139781, with business address at Kolpingring 18a, 82041 Oberhaching, Germany,

– hereinafter referred to as the “Company” –

(2)	Parabellum Acquisition Corp., a Delaware corporation, with a business address at 3811 Turtle Creek Blvd., Suite 2125, Dallas, Texas,

– hereinafter referred to as “Parabellum” –

and

(3)	The shareholders identified in Exhibit A,

– each hereinafter referred to as “Shareholder” and together the “Shareholders” –

The parties set forth under nos. (1) – (3) above, together with any transferee permitted pursuant to this Agreement, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

Preamble

(A)	The Shareholders, all of whom are listed in Exhibit A, are the sole shareholders of the Company as of the date of this Agreement.

(B)	The Company intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Parabellum, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination as further described under recital (E) below.

(C)	Prior to the execution of this Agreement, the Company entered into a business combination agreement with Parabellum and several other entities substantially in the form as attached hereto as Exhibit B (the “BCA”) setting forth the terms of the Business Combination. In connection with the entry into the BCA, certain of the Shareholders entered into a Voting and Shareholder Support Agreement pursuant to which, among other things, they agreed to enter into this Agreement.

(D)	The Company is governed by the articles of association, dated as of April 1, 2015 (“Company Organizational Documents”) and has entered into that certain Shareholders Agreement 2015, dated as of April 1, 2015, with the Shareholders, as amended (the “Company Shareholder Agreement”). The Company Organizational Documents and the Company Shareholder Agreement provide for certain transfer restrictions. Each of the Shareholders agrees that it will (i) not exercise any of such transfer restrictions in connection with the Business Combination and (ii) provide any consent, approval or other action in order to effect the transfer of Company Shares (as defined below) as foreseen in the BCA to the extent such consent, approval or other action is required by law, the Company Shareholder Agreement, the Company Organizational Documents and/or any other constitutional or corporate documents of the Company. For the avoidance of doubt, such transfer restrictions also shall not continue to apply with regards to ordinary shares in Holdco (“Holdco Ordinary Shares”) following the consummation of the Transactions and the Holdco Ordinary Shares are not subject to any such transfer restrictions.

(E)	Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows:

(i)	except as otherwise provided for in this Agreement, each of the Shareholders agrees not to sell and/or transfer to any third party any of their respective shares held in the Company (“Company Shares”), and will contribute their Company Shares to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will be converted into a Dutch public limited liability company at the time and in the manner as set forth in the BCA (“Holdco”), in exchange for Holdco Ordinary Shares (the “Exchange”), substantially on the basis of the exchange ratio as set forth in the cap table attached hereto as Exhibit C (the “Cap Table”, which also illustrates the shareholdings after the implementation of the Business Combination and the Exchange);

(ii)	a newly formed and wholly owned subsidiary of Holdco, incorporated as a Delaware corporation (“Merger Sub”), will be merged with and into Parabellum, with Parabellum as the surviving company in the merger (the “Surviving Corporation”) and, after giving effect to the merger: (i) the Surviving Corporation will be a wholly owned subsidiary of Holdco, and (ii) each issued and outstanding share of Parabellum will be automatically cancelled and extinguished and each holder thereof will be entitled to a claim for a corresponding share of common stock of the Surviving Corporation that is held in the accounts of the Exchange Agent, solely for the benefit of the Parabellum Stockholders as immediately prior to the Merger Effective Time; and, immediately thereafter, (iii) each of the resulting shares of the Surviving Corporation will be exchanged by the Exchange Agent on behalf of the Parabellum Stockholders (other than holders of Excluded Shares) for one Holdco Ordinary Share (the Exchange and the Business Combination including the aforementioned transactions under clauses (i) and (ii) and the other transactions contemplated by the BCA, all as further described in detail in the BCA, collectively the “Transactions”);

(iii)	after giving effect to the Business Combination, the warrants in Parabellum held by the holders thereof will be converted into a warrant that is exercisable for an equivalent number of Holdco Ordinary Shares (subject to the terms and conditions of such agreement, as amended); and

(iv)	on or about the Closing Date, the Holdco Ordinary Shares will be listed on the NYSE or Nasdaq stock exchange. The (pre-closing) equity valuation of the Company, on the basis of which the Transaction is to be consummated, is USD 120,000,000 (the “Company Equity Value”), which excludes additional Holdco Ordinary Shares to be issued upon the satisfaction of certain earnout terms and conditions, which would equal up to fifteen percent (15%) of the total number of outstanding Holdco Ordinary Shares after the consummation of the Transactions.

(F)	It is in the Shareholders’ interest that the Transactions, including for the avoidance of doubt the Exchange, is implemented substantially as described above and in the BCA.

(G)	In order to facilitate the implementation of the Transaction, each of the Shareholders has duly executed and delivered or will duly execute and deliver powers of attorney to each of the lawyers, civil-law notaries and notarial employees (advocaten, (kandidaat-) notarissen en notariële medewerkers) of Dentons Europe LLP in Amsterdam, the Netherlands, and Frankfurt and München, Germany (the “Dutch POA and the German POA”), permitting the respective authorized person (aa) to execute and deliver any agreements to which such Shareholder is a party to in connection with the Transactions (including, but not limited to, the Dutch Deeds of Issue or the German Share Transfer Deed each such term as defined in the BCA), (bb) to take all necessary or desirable actions on behalf of such Shareholder in connection with the transactions contemplated under and as set forth in the BCA and the Transaction Documents (as such term is defined in the BCA) to the extent applicable to such Shareholder (including, for the avoidance of doubt, the execution of this Agreement on each Shareholder’s behalf), (cc) to convene and conduct shareholders’ meetings of the Company (including participating and exercising voting rights attached to the Company Shares) in accordance with the governing documents of the Company and for the purpose of obtaining the requisite consent for the Exchange and the other Transactions (including execution of Transaction Documents) and (dd) to support the transactions contemplated by the BCA and the other Transaction Documents (including by way of waiving any restrictions on the sale, disposition or transfer of the Company Shares held by such Shareholder).

2

NOW, THEREFORE, the Parties hereby enter into this Agreement and agree as follows:

1.	Defined Terms. Any capitalized terms and any abbreviations used, but not defined in this Agreement, shall have the meaning as ascribed to them in the BCA as attached hereto.

2.	Undertakings of the Shareholders.

2.1.	Each Shareholder hereby irrevocably and unconditionally undertakes and agrees, vis-à-vis Holdco (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Parabellum, and in each case to the extent legally possible and permissible:

2.1.1.	to fully support the Transactions and to implement the Transactions contemplated under and as set forth in the BCA and the other Transaction Documents in relation to which the Shareholders support or participation is required or appropriate, and in particular, without limitation, to:

(a)	enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context;

(b)	make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal and similar rights) which are necessary or appropriate in this context;

(c)	if and when shareholders’ meetings of the Company are held, appear at such meetings (in person or through a representative) and cause the Company Shares to be counted as present thereat for the purpose of establishing a quorum;

(d)	participate in shareholders’ meetings of the Company and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context, it being understood and agreed that, in particular, without limitation, each Shareholder shall participate in, vote in favor of and pass any and all resolutions with respect to the approval of the transfer of Company Shares to Holdco within the Exchange (the “Shareholder Resolutions”);

(e)	to cause and instruct the members of the advisory board of the Company (Gesellschafterausschuss) to vote in favor of all consents and approvals required by the advisory board to support and implement the Transaction and the transactions contemplated under and as set forth in the BCA and the other Transaction Documents in particular, without limitation, the approval of the transfer of Company Shares to Holdco within the Exchange; and

(f)	do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company.

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2.1.2.	to omit from taking any actions which could be detrimental to, impede, interfere with, prohibit, delay, postpone or otherwise adversely affect the implementation or completion of the transactions contemplated by and as set forth in the BCA or the other Transaction Documents, including the Transactions, in particular, without limitation, (i) except for the Exchange or as otherwise provided for herein, not to sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of the Company Shares or other Equity Interests of the Company held by such Shareholder, whether acquired prior to, on or after the date hereof, (ii) not to withdraw (or request withdrawal) from this Agreement, and (iii) not to enter into any voting agreement or voting trust, or grant a proxy or power of attorney, that (a) is inconsistent with its obligations pursuant to this Agreement; (b) could result in the failure of any condition set forth in the BCA to be satisfied; or (c) could result in a breach of any undertaking, representation or warranty of such Shareholder contained in this Agreement;

2.1.3.	to the extent not already duly executed and delivered, to duly execute (with a wet-ink signature) and deliver to the Company the Dutch POA and the German POA and to have the Dutch POA and the German POA notarized, apostilled and, as applicable, accompanied by a confirmation attached as an annex to the Dutch POA and the German POA in accordance with the instructions listed underneath the signature block to the Dutch POA and the German POA; and

2.1.4.	to, in particular, (i) contribute his, her or its Company Shares to Holdco in exchange for Holdco Ordinary Shares substantially in accordance with the Cap Table and as contemplated in the BCA and (ii) duly execute the German Share Transfer Deed.

2.2.	Without prejudice to the Exchange (being qualified as a capital increase of the share capital of Holdco against contribution in kind), the undertakings and agreements of a Shareholder set out above in Section 2.1 shall not constitute any funding or capital contribution obligation of such Shareholder.

2.3.	Notwithstanding Section 2.1.2 above, a Shareholder may prior to the Exchange, Transfer its Company Shares to a party that is or becomes a party to this Agreement and bound by the terms and obligations hereof provided that the Company shall not permit the transfer of any Company Shares held by a Shareholder on its books, and such transfer shall not become effective, unless and until the person to whom such Company Shares are to be transferred shall have executed this Agreement or a joinder in form and substance reasonably acceptable to the Company, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Shareholder at inception of this Agreement,

3.	Waiver of Rights. Each Shareholder hereby agrees to waive the application of any and all rights of first refusal, right of first offer, co-sale rights, or other protective provisions granted, and any notice provisions that may be applicable to the transfer of any Shares, under to the Company Organizational Documents and the Company Shareholder Agreement.

4.	Costs and Expenses. Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transactions (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs. The notarial costs for the recording and execution of this Agreement and its exhibits, (including the aforementioned Dutch POA and the German POA and the notarization thereof), shall be borne by the Company.

5.	No Assignment of Rights and Obligations. No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of the other Parties. However, the transferring Party shall remain liable in addition to the entering party for its obligations arising out of this Agreement.

6.	Terms of this Agreement; Termination of Prior Agreements.

6.1.	This Agreement shall have effect as from the date of its notarization by each Party up to the earlier of (i) the expiry of the Outside Date as defined in the BCA (ii) the termination of the BCA in accordance with its terms or (iii) the consummation of all transactions contemplated under the BCA, and any other right to leave or terminate this Agreement for any other reason shall be excluded to the extent legally possible.

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6.2.	The termination of this Agreement in accordance with Section 6.1 shall be without prejudice to any claims against a Shareholder that is in breach of this Agreement in any respect as of the time of the effectiveness of such termination and, for the avoidance of doubt, the Company or Holdco, as applicable, and Parabellum shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against such Shareholder notwithstanding such termination. Notwithstanding the foregoing or anything to the contrary herein, in no event shall Parabellum have any obligation or liability of any kind or to any person by reason of being party to or enforcing any of its rights under this Agreement.

7.	Confidentiality. Neither the Shareholders, nor any of their respective affiliates, shall make any public announcement or issue any public communication regarding this Agreement or the BCA or the transactions contemplated hereby or thereby, or any matter related to the foregoing, without first obtaining the prior consent of Parabellum (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case the applicable Party shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from Parabellum prior to announcement or issuance.

8.	Termination of Certain Agreements. The Company and each of the Shareholders hereby acknowledge and agree that the Company Shareholder Agreement shall, contingent upon the approval of the requisite parties and the occurrence of the Closing, terminate and be of no force and effect effective immediately prior to the Effective Time, and each of the Shareholders hereby agrees to the waiver of any rights thereunder in connection with the transactions contemplated by the BCA.

9.	Standstill. From the date of this Agreement until the termination of this Agreement in accordance with Section 8, none of the Shareholders shall engage in any transaction involving the securities of Parabellum without Parabellum’s prior written consent (which consent shall not be unreasonably, withheld, conditioned, or delayed).

10.	Disclosure. Each Shareholder hereby authorizes the Company, Holdco and Parabellum to publish and disclose in any announcement or disclosure required by applicable securities Laws or the SEC or any other securities authorities or any other documents or communications provided by Parabellum, Holdco or the Company to any Governmental Authority or to securityholders of Parabellum, such Shareholder’s identity and ownership of the Company Shares, a copy of this Agreement, and the nature of such Shareholder’s obligations under this Agreement. Each Shareholder will promptly provide any information reasonably requested by Parabellum, Holdco or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the BCA (including filings with the SEC).

11.	Representations and Warranties; Liability.

11.1.	Each Shareholder hereby warrants as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à-vis Holdco (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Parabellum by way of an independent warranty that (i) upon execution of this Agreement on the date of its notarization by such Shareholder, and (ii) immediately prior to the consummation of the Exchange, the following statements are true and accurate, in each case however solely with respect to the respective Shareholder (and for the avoidance of doubt, not for any of the other Shareholders) and the Company Shares held by him, her or it:

11.1.1.	Ownership. Such Shareholder has (i) sole and exclusive legal and beneficial ownership of, (ii) good and valid title to and (iii) full and exclusive power to vote with, in each case, the Company Shares set forth next to his, her or its name on the Cap Table (as supplemented). Each of its Company Shares have been fully paid in and not been repaid. Other than this Agreement, the BCA or the other Transaction Documents and save for (as the case may be) the Company Shareholder Agreement and the Pool Agreement dated May 6, 2008 (as amended from time to time) (the “Pool Agreement”), (a) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Shareholder is a party obligating such Shareholder to transfer or cause to be transferred to any person other than Holdco any of his, her or its Company Shares, (b) no person other than Holdco has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Company Shares, (c) such Shareholder is not a party to any voting trust, proxy or other agreement or arrangement with respect to the voting of such Shareholder’s Company Shares, (d) there are no security interests, liens, pledges or other encumbrances or third party rights on such Shareholder’s Company Shares, (e) such Shareholder’s Company Shares are not subject to any transfer restrictions or pre-emption or similar acquisition rights other than as provided for by the Company Organizational Documents (including the articles of association of the Company), the Company Shareholder Agreement and the Pool Agreement (as the case may be) or this Agreement, and (f) such Shareholder’s Company Shares are not subject to any trust agreements or sub-participations. Except as substantially set forth in the Cap Table such Shareholder does not hold any Equity Interests (as such term is defined in the BCA) in the Company or its subsidiaries.

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11.1.2.	Authority; Enforceability. Such Shareholder has (subject to the waiver by the respective Shareholder and all other Shareholders of all transfer restrictions contained in the Company Shareholder Agreement and the Company Organizational Documents) full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against the Shareholder in accordance with its terms.

11.1.3.	No Violation. The execution, delivery and performance of this Agreement by such Shareholder will not (a) violate any provision of any law applicable to such Shareholder or any of his, her or its Company Shares; (b) violate any order, judgment or decree applicable to such Shareholder or any of its Company Shares; (c) result in the creation of any lien or encumbrance upon any of its Company Shares; or (d) conflict with, or result in a breach or default under, any agreement or instrument to which a Shareholder is a party or by which or any of its Company Shares are bound (subject to the waiver by the respective Shareholder and all other Shareholders of all transfer restrictions contained in the Company Shareholder Agreement and the Company Organizational Documents); except where, in each of the cases (a) through (d), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (a) a material impact on such Shareholder’s ownership of its Company Shares or (b) a material adverse effect on the ability of such Shareholder to satisfy or perform any of such Shareholder’s covenants and obligations hereunder.

11.1.4.	No Spousal Consent. Such Shareholder does not, under applicable law, require the consent of his or her spouse to any of the contemplated Transactions.

11.1.5.	Consents and Approvals. The execution and delivery by such Shareholder of this Agreement does not, and the performance of such Shareholder’s covenants and obligations hereunder do not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

11.1.6.	Litigation. There is no proceeding pending or threatened against such Shareholder or his, her or its Company Shares which has had or could reasonably be expected to have, individually or in the aggregate, (i) a material impact on such Shareholder’s ownership of its Company Shares or (ii) a material adverse effect on the ability of such Shareholder to perform any of such Shareholder’s covenants and obligations hereunder.

11.1.7.	No Insolvency. No petitions to commence bankruptcy or insolvency proceedings concerning such Shareholder have been filed, nor have any such proceedings been commenced. To such Shareholder’s best knowledge, no circumstances exist that would require a petition for any bankruptcy, insolvency or judicial composition proceedings, nor do any circumstances exist which according to any applicable bankruptcy, insolvency or creditor rights laws, would justify an action to void (Anfechtung) this Agreement.

11.2.	Any and all obligations of a Shareholder under this Agreement shall be undertaken by such Shareholder solely as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the respective Company Shares held by such Shareholder.

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11.3.	Each Shareholder’s liability for any and all claims of Holdco and Parabellum under or in connection with this Agreement shall be limited to an aggregate maximum amount of such Shareholder’s pro rata participation (based on the ratio of its participation in the share capital of the Company immediately prior to the Exchange) in the Company Equity Value.

11.4.	The claims of Holdco and Parabellum under or in connection with this Section 11 shall become time-barred two (2) years after the date of notarization of this Agreement.

12.	Miscellaneous.

12.1.	This Agreement and its exhibits and the documents contemplated hereby and thereby comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof, except for any further agreements entered into in connection with the Transaction (in particular: the Transaction Documents).

12.2.	Any notice or other declaration to be given to any Shareholder (i) in his, her or its position as a shareholder of the Company (e.g. invitations to shareholders’ meetings) or (ii) under this Agreement shall and may be sent to the correspondence address and/or e-mail address as set forth in Exhibit D. Each Shareholder shall be obliged to inform the Company in writing of any change of his, her or its respective correspondence address and/or e-mail address, as the case may be, without undue delay.

12.3.	All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

12.4.	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

12.5.	Amendments, additions or modifications to this Agreement, including this Section 12.5, shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Parabellum.

12.6.	If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 12.7 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.

12.7.	This Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

12.8.	English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

12.9.	Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Oberhaching.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

PARABELLUM:

PARABELLUM ACQUISITION CORP.

By:
Name:
Title:

COMPANY:

enocean gmbh

By:
Name:
Title:

SHAREHOLDERS:

By:

[Signature Page to Shareholders’ Undertaking]

Exhibit A

List of Shareholders

***********

[Exhibit A to Shareholders’ Undertaking]

Exhibit B

Business Combination Agreement

[Exhibit B to Shareholders’ Undertaking]

Exhibit C

Cap Table

[Exhibit C to Shareholders’ Undertaking]

Exhibit D

Notices

[Exhibit D to Shareholders’ Undertaking]

EXHIBIT B

Voting and Shareholder Support Agreement

VOTING AND SHAREHOLDER SUPPORT AGREEMENT

This VOTING AND SHAREHOLDER SUPPORT AGREEMENT, dated as of November 13, 2022 (this “Agreement”), by and among Parabellum Acquisition Corp., a Delaware corporation (“Parabellum”), EnOcean Holdings B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Holdco”), EnOcean GmbH, a private limited company incorporated under the laws of Germany (the “Company”), and certain of the shareholders of the Company, whose names appear on the signature pages of this Agreement (each, together with any subsequent transferees, who become parties hereto, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, Parabellum, Holdco, Project Artemis Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”), and the Company are entering into, concurrently herewith, a Business Combination Agreement substantially in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Parabellum (the “Merger”), with Parabellum as the surviving company in the Merger, and prior to the Merger, the Shareholders of the Company will contribute the ordinary shares of the Company held by such Shareholders (the “Company Ordinary Shares”) to Holdco in exchange for the issuance of the ordinary shares of Holdco based on the exchange ratio set forth in the BCA (the “Exchange” and together with the Merger and any other transactions set forth in the BCA, collectively the “BCA Transactions”); and

WHEREAS, as of the date hereof, each Shareholder owns of record the number of the Company Ordinary Shares as set forth opposite such Shareholder’s name on Exhibit A hereto (all such Company Ordinary Shares and any Company Ordinary Shares of which ownership of record or the power to vote is hereafter acquired by the Shareholders prior to the termination of this Agreement being referred to herein as the “Shares”, and such Exhibit A shall be amended to include any transferee who acquires Shares pursuant to Section 3).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Agreement to Vote. Unless the Expiration Time (as defined below) has occurred, each Shareholder, by this Agreement, with respect to such Shareholder’s Shares, severally and not jointly, hereby agrees:

(a)            If and when any shareholders’ meetings of the Company and/or any meeting of the shareholders' committee of the Company (any such meeting, a “Shareholders’ Meeting”) called for the purpose of approving the BCA Transactions including, in particular, the approval of the transfer of Shares to Holdco within the Exchange, are held, to appear at such Shareholder Meetings or procure for each such Shareholder's representative, as applicable, to appear and cause the Company Shares or such Shareholder's representative, as applicable, to be counted as present thereat for the purpose of establishing a quorum; and

(b)            To vote, at any Shareholders’ Meeting called for the purpose of approving the BCA Transactions, including, without limitation, the approval of the transfer of Shares to Holdco within the Exchange, and in any action by written consent of the shareholders of the Company or the representatives of the shareholders of the Company requested by the Company for the purposes of approving the BCA Transactions including the transfer of Shares to Holdco within the Exchange (which written consent shall be delivered promptly, and in any event within seventy-two (72) hours, after the Company requests such delivery), all of such Shareholder’s Shares held by such Shareholder or the votes of such Shareholder's representative, as applicable, at such time in favor of, and pass any and all resolutions with respect to, the approval and adoption of the BCA and approval of the BCA Transactions, including, without limitation, the approval of the transfer of Shares to Holdco within the Exchange; and

(c)            To do any and all other acts of any kind which are necessary or appropriate to implement the BCA Transactions, when requested by the Company.

2.             Shareholders’ Undertaking. Each Shareholder acknowledges receipt and has reviewed a substantially final copy of the BCA. Each Shareholder agrees to enter into and deliver to Holdco and Parabellum the Shareholders’ Undertaking contemplated by the BCA promptly (and in any event within seventy-two (72) hours) upon being requested by the Company to enter into such Shareholders’ Undertaking, and to otherwise sign such additional documents as provided for in such Shareholders’ Undertaking.

3.             Transfer of Shares. Each Shareholder severally and not jointly, agrees that, from the date of this Agreement until the Expiration Time, it shall not, directly or indirectly, without the prior written consent of Parabellum, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer to a party that is or becomes a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided, that the foregoing shall not prohibit the transfer of any Shares (i) to an affiliate of Shareholder, (ii) if Shareholder is a natural person, to a member of Shareholder’s immediate family, (iii) to any charitable organization described in Section 170(c) of the Code, (iv) to any trust, the beneficiaries of which include only the persons named in the preceding clauses (ii) or (iii), (v) to any corporation, limited liability company or partnership, the stockholders, members or partners of which include only the persons described in clauses (i) through (iv) above or (vi) by will or under the laws of intestacy upon the death of Shareholder, but only, in each of cases (i) through (v), if such transferee shall execute this Agreement or a joinder in form and substance reasonably acceptable to the Company agreeing to become a party to this Agreement bound by the terms and obligations hereof. The Company shall not permit the transfer of any Shares held by a Shareholder on its books, and such transfer shall not become effective, unless and until the person to whom such Shares are to be transferred shall have executed this Agreement or a joinder in form and substance reasonably acceptable to the Company, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Shareholder at inception of this Agreement.

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4.             No Solicitation of Transactions. From the date of this Agreement until the Expiration Time, each of the Shareholders severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, negotiate with, provide any nonpublic information regarding the Company’s business, or enter into any Contract with, or in any manner knowingly encourage, any proposal of, any person (other than Parabellum and its affiliates) relating to an Alternative Transaction or (b) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise be reasonably expected to lead to, any Alternative Transaction. Each Shareholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction to the extent required by the BCA. Notwithstanding the foregoing, each Shareholder may respond to any unsolicited proposal regarding an Alternative Transaction by indicating that the Company is subject to the exclusivity provisions set forth in the BCA and that such Shareholder is subject to the restrictions set forth in this Section 4.

5.             Representations and Warranties. Each Shareholder severally and not jointly, represents and warrants to Parabellum as follows:

(a)            The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any law applicable to such Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity other than those foreseen in the BCA or required under any constitutional Document of the Company or other corporate document applicable to the participation of the Shareholders in the Company (such as, for example, a shareholders’ agreement), (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Shareholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Shareholder’s governing documents, except, with respect to clauses (i) through (iii), for any such conflicts, violations, consents, approvals, authorizations, filings, registrations or notices that, individually or in the aggregate, are not reasonably expected to prevent, materially delay or materially impede the performance by such Shareholder of its obligations hereunder.

(b)            As of the date of this Agreement, such Shareholder has good and valid title to the Shares set forth opposite the Shareholder’s name on Exhibit A, and as of the date of this Agreement, such Shareholder has the sole power (as currently in effect) to vote such Shares, and such Shareholder does not own, directly or indirectly, any other Shares.

(c)            Such Shareholder has the necessary power and authority (or, in the case of any Shareholder that is a natural person, capacity) to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Shareholder.

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6.             Termination. Other than this Section 6 and Section 9, which shall survive any termination of this Agreement, this Agreement and the obligations of the Shareholders under this Agreement shall automatically terminate upon the earliest of (a) the Merger Effective Time; (b) the termination of the BCA in accordance with its terms; and (c) the effective date of a written agreement of the parties hereto terminating this Agreement (the time of termination pursuant to this Section 6, being referred to as the “Expiration Time”). Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement

7.             No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parabellum or Holdco any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the relevant Shareholder, and Parabellum and Holdco shall not have the authority to direct any Shareholder in the voting or disposition of any Shares, except as otherwise expressly provided herein.

8.             Obligations of the Company. The Company shall take, and shall use its reasonable efforts to cause the Shareholders to take, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company and the Shareholders and shall otherwise comply with its obligations and enforce its rights hereunder. The Company shall not cooperate with any transaction involving the Shares that could constitute or result in a breach or default under this Agreement. Without limiting the generality of the foregoing, the Company shall give Parabellum prompt (and, in any event, within one (1) Business Day) written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by the Company or the Shareholders of this Agreement, or (ii) of the receipt of any written notice or other written communication as to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by the Shareholders under this Agreement.

9.             Miscellaneous.

(a)            Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

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(b)            All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 9(b)):

If to Parabellum, to it at:

Parabellum Acquisition Corp.

3811 Turtle Creek Blvd.

Suite 2125
Dallas, TX 75219

Attention: Narbeh Derhacobian, Chairman and CEO

Email: ***********

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman

Email: jeffrey.selman@us.dlapiper.com

If to a Shareholder, to the address or email address set forth for Shareholder on the signature page hereof.

(c)            If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)            This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by Parabellum without the prior express written consent of the Shareholders and Holdco; by Holdco without the prior express written consent of Shareholders and Parabellum; or by any Shareholder without the prior express written consent of Parabellum and Holdco, except that a Shareholder may assign this Agreement to any transferee of its Shares that is made pursuant to Section 3 upon the transferee becoming a party to this Agreement.

(e)            This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and Parabellum’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Shareholder shall be liable for the breach by any other Shareholder of this Agreement.

(f)            The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

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(g)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court, provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h)            This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)            At the request of Parabellum, in the case of any Shareholder, or at the request of the Shareholders, in the case of Parabellum or Holdco, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(j)            This Agreement may be amended in writing by the parties hereto at any time prior to the Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

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(k)            At any time prior to the Merger Effective Time, (i) each party hereto may, solely with respect to itself and not affecting the rights, claims or position of any other party hereto, (A) extend the time for the performance of any obligation or other act of any other party owed to it, (B) waive any inaccuracy in the representations and warranties of any party contained herein and (C) waive compliance with any agreement of a party hereto or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the relevant party.

(l)            This Agreement shall not be effective or binding upon any Shareholder until after such time as the BCA is executed and delivered by the Company, Holdco, Parabellum and Merger Sub.

(m)            Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9(m).

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARABELLUM ACQUISITION CORP.

By:
Name:	Narbeh Derhacobian
Title:	Chief Executive Officer and Chairman

ENOCEAN HOLDINGS, B.V.

By:
Name:
Title:

ENOCEAN GmbH

By:
Name:
Title:

Signature Page to Voting and Shareholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[SHAREHOLDER]

By:
Name:

Signature Page to Voting and Shareholder Support Agreement

EXHIBIT A

Shareholder Name	Company Ordinary Shares

EXHIBIT B

Business Combination Agreement

EXHIBIT C

Sponsor Support Agreement

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of November 13, 2022, is entered into by and among Parabellum Acquisition Partners, LLC, a Delaware limited liability (the “Sponsor”), Parabellum Acquisition Corp., a Delaware corporation (“Parabellum”), EnOcean GmbH, a private limited company incorporated under the Laws of Germany (“EnOcean”), and EnOcean Holdings B.V., a private company with limited liability incorporated under the Laws of the Netherlands to be converted into a Dutch public limited liability company and renamed EnOcean Holdings N.V. (the “Holdco”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the BCA (as defined below).

RECITALS

WHEREAS, concurrently herewith, Holdco, Artemis Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Holdco (“Merger Sub”), Parabellum and EnOcean have entered into that certain Business Combination Agreement, dated as of November 13, 2022 (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub (i) will merge with and into Parabellum (the “Merger”), with Parabellum surviving the Merger and becoming a wholly owned subsidiary of Holdco; and (ii) each issued and outstanding share of Parabellum Common Stock will be cancelled and extinguished and converted into one share of common stock of the Surviving Corporation and exchanged for one Holdco Ordinary Share, and prior to the Merger, the shareholders of the Target will contribute the Company Ordinary Shares held by such shareholders to Holdco in exchange for the issuance of the Holdco Ordinary Shares based on the exchange ratio set forth in the Business Combination Agreement (the “Exchange” and together with the Merger and any other transactions set forth in the Business Combination Agreement, collectively the “BCA Transactions”); and

WHEREAS, as a condition and inducement to the willingness of Parabellum, EnOcean and Holdco to enter into the BCA, Parabellum, Holdco, EnOcean and the Sponsor are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting Agreement. The Sponsor hereby unconditionally and irrevocably agrees that during the period from the date hereof through the Termination Date as determined in accordance with Section 24, at the Parabellum Stockholders’ Meeting or at any other meeting of the stockholders of Parabellum (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any action by written consent of the stockholders of Parabellum requested by the Parabellum Board or undertaken as contemplated by the Transactions, the Sponsor shall:

(a)  when such meeting is held, appear at such meeting or otherwise cause all shares of Parabellum Common Stock or any other voting securities of Parabellum which it holds, owns or is entitled to vote, whether as shares or as a constituent part of a unit of securities and whether owned as of the date of or later acquired (the “Sponsor Shares”), to be counted as present thereat for the purpose of establishing a quorum;

(b)  vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares in favor of (i) the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parabellum under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated and (iii) each of the proposals and any other matters necessary or reasonably requested by Parabellum for consummation of the Merger and the other transactions contemplated by the BCA; and

(c)  vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against (i) any Business Combination Proposal other than with Holdco and the Company and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA, or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

2. No Redemption. The Sponsor hereby agrees that it shall not redeem, or submit a request to Parabellum’s transfer agent or otherwise exercise any right to redeem, any shares of Parabellum Common Stock in connection with the consummation of the transactions contemplated by the BCA.

3. Transfer of Shares. Except as otherwise contemplated by the BCA or this Agreement, the Sponsor agrees that prior to the Termination Date it shall not, without the consent of Holdco, directly or indirectly, (a) offer for sale, sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Sponsor Shares (any of the forgoing, a “Transfer”) or otherwise agree to do any of the foregoing, (b) deposit any Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking requiring the Transfer of any Sponsor Shares. Notwithstanding the foregoing, this Section 3 shall also not prohibit a Transfer of Sponsor Shares by Sponsor to an affiliate of Sponsor; provided, that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Holdco, to assume all of the obligations of Sponsor hereunder and to be bound by the terms of this Agreement.

4. Waiver of Anti-dilution Protection. With respect to its Sponsor Shares, Sponsor hereby waives and agrees to refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Parabellum Organizational Documents, any rights to adjustment of the conversion ratio with respect to the shares of Parabellum Class B Common Stock owned by Sponsor set forth in the Parabellum Organizational Documents (including, but not limited to, the rights set forth in Article 4 of the Parabellum Organizational Documents). Notwithstanding anything to the contrary contained herein, Sponsor does not waive, or agree to refrain from asserting or perfecting any rights in the event the BCA is terminated. If the BCA is terminated, this Section 3 shall be deemed null and void ab initio.

5. No Solicitation of Transactions. The Sponsor agrees prior to the Termination Date not to directly or indirectly, through any of its affiliates or Representatives, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations with, any Person (other than Holdco or its affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, a Business Combination Proposal in respect of Parabellum other than with Holdco or the Company. Sponsor shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person (other than with Holdco, its stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal in respect of Parabellum. If the Sponsor or any of its affiliates or Representatives receives any inquiry, proposal, offer or request with respect to a Business Combination Proposal in respect of Parabellum, then Sponsor shall promptly (and in any event within one (1) Business Day after the Sponsor becomes aware of such inquiry, proposal, offer or request) notify such Person in writing that Parabellum is subject to an exclusivity agreement with respect to the Merger that prohibits Sponsor from considering such inquiry, proposal, offer or request and, in such event, Sponsor shall also promptly notify Holdco of such facts and circumstances (provided that Sponsor shall not be obligated to provide such notice in violation of any obligation of confidentiality owed to any third party or any Law).

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6. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to Parabellum and Holdco as follows:

(a)  The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Sponsor Shares (which, as of the date hereof, consists of 2,986,250 shares of Parabellum Class B Common Stock), free and clear of Liens other than as created by this Agreement or Sponsor’s organizational documents or the organizational documents of Parabellum (including, without limitation, for the purposes hereof, any agreement between or among stockholders of Parabellum).

(b)  The Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Sponsor Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c)  The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d)  Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA.

(e)  The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any contract binding upon the Sponsor or (iii) any change in the rights or obligations of any party under any contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the BCA.

(f)  As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that questions the beneficial or record ownership of the Sponsor Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

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(g)  The Sponsor understands and acknowledges that each of Parabellum, EnOcean and Holdco is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein

7. Closing Date Deliverables. At or prior to the Closing, Sponsor shall deliver to Parabellum and Holdco a copy of the Registration Rights Agreement, duly executed by Sponsor.

8. Further Assurances. From time to time, at either Parabellum’s or Holdco’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, Parabellum and Holdco.

10. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 9):

if to Sponsor or Parabellum:

Parabellum Acquisition Corp.
3811 Turtle Creek Blvd,
Suite 2125
Dallas, TX 75219
Attention: Narbeh Derhacobian
Email: ***********

with a copy to:

DLA Piper LLP (US)
555 Mission Street
Suite 2400
San Francisco, CA 94105
Attention: Jeffrey Selman; Elena Nrtina
Email: jeffrey.selman@us.dlapiper.com; elena.nrtina@us.dlapiper.com if to Holdco, Merger Sub or EnOcean:

EnOcean Gmbh
Kolpingring 18a
82041 Oberhaching, Germany
Attn: Raoul Wijgergangs
Email: ***********

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with a copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, New York 10020
Attn: Ilan Katz and Brian Lee

Email: ilan.katz@dentons.com; brian.lee@dentons.com

12. Entire Agreement. This Agreement, the BCA and the Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

13. No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parabellum and Holdco in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.

14. Governing Law and Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction

15. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

16. No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the BCA or any other Transaction Document, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future shareholders or stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect shareholder or stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

17. Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

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18. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20. Survival of Representations and Warranties. None of the representations and warranties made by the parties hereto in this Agreement shall survive the Closing.

21. Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

22. Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The word “or” shall be disjunctive but not exclusive. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

23. Mutual Drafting. This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties hereto and shall not be construed for or against any party.

24. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Holdco, or any of its affiliates or Representatives, any direct or indirect ownership or incidence of ownership of or with respect to any Sponsor Shares.

25. No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among Sponsor and Holdco, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties.

26. Termination. This Agreement shall terminate upon the earliest of (i) the termination of the BCA in accordance with its terms, and (ii) the time this Agreement is terminated upon the mutual written agreement of the parties hereto (the earliest such date under clause (i) and (ii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 1, 3 and 4 shall no longer be effective from and after the Closing of the Merger; provided further, that the provisions set forth in Sections 9 through 24 shall survive the Termination Date.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

PARABELLUM:

PARABELLUM ACQUISITION CORP.

By:

SPONSOR:

PARABELLUM ACQUISITION PARTNERS, LLC

By:

HOLDCO:

ENOCEAN HOLDINGS B.V.

By:

ENOCEAN:

ENOCEAN GMBH

By:

[Signature Page to Sponsor Support Agreement]

EXHIBIT D

Amended and Restated Registration Rights and Lock-Up Agreement

AMENDED AND RESTATED REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This AMENDED AND RESTATED REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of _____________, ___, by and among Parabellum Acquisition Corp., a Delaware corporation (“Parabellum”), Parabellum Acquisition Partners LLC, a Delaware limited liability company (the “Sponsor”), the qualified institutional buyers or institutional accredited investors parties to the Original RRA (as defined below) listed on Schedule B hereto (the “Anchor Investors”), EnOcean Holdings B.V., a private company with limited liability incorporated under the Laws of the Netherlands (“Holdco”), and shareholders of EnOcean GmbH, a private limited company incorporated under the laws of Germany (“Target”), listed on Schedule A hereto (each, a “Target Holder” and collectively, the “Target Holders” and collectively with the Sponsor, the Anchor Investors and any person or entity who becomes a party to this Agreement pursuant to Section 7.3 or Section 7.10 of this Agreement, the “Holders” and each, a “Holder”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, Parabellum, the Sponsor and the Anchor Investors are party to that certain Registration and Shareholder Rights Agreement, dated as of September 27, 2021 (the “Original RRA”);

WHEREAS, Parabellum and the Sponsor are party to that certain letter agreement, dated as of September 27, 2021 (the “Letter Agreement”);

WHEREAS, each Anchor Investor is a party to a separate Investment Agreement with Parabellum and the Sponsor signed in September 2021 (each, an “Investment Agreement” and together, the “Investment Agreements”);

WHEREAS, Parabellum, Holdco, Artemis Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Holdco (“Merger Sub”), and Target are parties to that certain Business Combination Agreement, dated as of November 13, 2022 (the “Business Combination Agreement”), pursuant to which Merger Sub (i) will merge with and into Parabellum (the “Merger”), with Parabellum surviving the Merger and becoming a wholly owned subsidiary of Holdco; and (ii) each issued and outstanding share of Parabellum Common Stock will be cancelled and extinguished and converted into one share of common stock of the Surviving Corporation and exchanged for one Holdco Ordinary Share, and prior to the Merger, the shareholders of the Target will contribute the Company Ordinary Shares held by such shareholders to Holdco in exchange for the issuance of the Holdco Ordinary Shares based on the exchange ratio set forth in the Business Combination Agreement (the “Exchange” and together with the Merger and any other transactions set forth in the Business Combination Agreement, collectively the “BCA Transactions”);

WHEREAS, pursuant to the Business Combination Agreement, the Holders have the right to receive at the Closing the Holdco Ordinary Shares as a result of the BCA Transactions;

WHEREAS, pursuant to the Business Combination Agreement, the Target Holders have the right following the Closing to receive Earnout Shares, as defined in the Business Combination Agreement (the “Earnout Shares”), in accordance with the terms and conditions set forth in the Business Combination Agreement;

WHEREAS, pursuant to Section 6.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of Parabellum and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is a Holder (as defined in the Original RRA) in the aggregate of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof;

WHEREAS, pursuant to Section 13 of the Letter Agreement, it may only be changed, amended, modified or waived (other than to correct a typographical error) by a written instrument executed by all parties thereto; and

WHEREAS, Parabellum and the Sponsor desire (a) effective at the Closing, to amend and restate the Original RRA in its entirety and to waive Section 7 of the Letter Agreement and (b) to enter into this Agreement, pursuant to which at the Closing, Holdco shall grant the Holders certain registration rights with respect to the Holdco Ordinary Shares, and provide for transfer restrictions as described herein, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1     Definitions. For purposes of this Agreement, the terms (and any variations thereof) used in this Agreement shall be either as defined in the Preamble or Recitals, or shall have the meanings set forth below:

“Additional Holder” shall have the meaning given in Section 7.10.

“Additional Holder Ordinary Shares” shall have the meaning given in Section 7.10.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer Holdco, after consultation with outside counsel Holdco, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) Holdco has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” shall mean the Board of Directors of Holdco.

“Business Combination Agreement” shall have the meaning given in the Preamble hereto.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York, or Amsterdam, the Netherlands, are authorized or required by law to close.

“Change in Control” means, following the closing of the BCA Transactions pursuant to the Business Combination Agreement, the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of Holdco’s voting securities if, after such transfer, such transferee or group of affiliated transferees would hold more than 50% of outstanding voting securities of Holdco (or surviving entity) or would otherwise have the power to control the Board or to direct the operations of Holdco.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Demand Registration” has the meaning set forth in Section 2.1.1.

“Demanding Holder” has the meaning set forth in Section 2.1.1.

“Earnout Shares” shall have the meaning given in the Recitals hereto.

“Exchange” shall have the meaning given in the Recitals hereto.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form F-1” has the meaning set forth in Section 2.1.1.

“Form F-1 Shelf” has the meaning set forth in Section 2.3.1.

“Form F-3 Shelf” has the meaning set forth in Section 2.3.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Holdco Ordinary Shares” means ordinary shares of Holdco with a nominal value of €0.16 per share.

“Joinder” shall have the meaning given in Section 7.10.

“Letter Agreement” shall have the meaning given in the Recitals hereto.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is the earlier of (i) December 15, 2023, (ii) 180 days after the Closing Date, or (iii) such date that is subsequent to the Closing Date that either (x) the last sale price of the Holdco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Holdco’s initial Business Combination, or (y)  Holdco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Holdco’s shareholders having the right to exchange their Holdco Ordinary Shares for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of the Board, the Lock-Up Period may end earlier than as provided herein upon written notice to the Holders.

“Lock-Up Shares” shall mean eighty-three percent (83.0%) of the Holdco Ordinary Shares and any other equity securities convertible into or exercisable or exchangeable for the Holdco Ordinary Shares (including, without limitation, any Private Placement Warrants, Holdco Options and/or awards issued under the Holdco Equity Plans) held by the Holders immediately following the Closing Date (other than the Earnout Shares or any Holdco Ordinary Shares acquired in the public market).

“Maximum Number of Securities” has the meaning set forth in Section 2.1.4.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” has the meaning set forth in Section 2.3.1.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Notices” has the meaning set forth in Section 7.2.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Piggyback Registration” has the meaning set forth in Section 2.2.1.

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“Private Placement Warrants” shall mean the warrants held by the Sponsor, purchased by the Sponsor in the private placement that occurred concurrently with the closing of Parabellum’s initial public offering, including any Holdco Ordinary Shares issued or issuable upon conversion or exchange of such warrants.

“Pro Rata” has the meaning set forth in Section 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Holdco Ordinary Shares and any other equity security (including the Private Placement Warrants and any other warrants to purchase Holdco Ordinary Shares and Holdco Ordinary Shares issued or issuable upon the exercise of any other equity security) of Holdco held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement); (b) any outstanding Holdco Ordinary Shares or any other equity security (including warrants to purchase Holdco Ordinary Shares and Holdco Ordinary Shares issued or issuable upon the exercise of any other equity security) of Holdco acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of Holdco; (c) any Additional Holder Ordinary Shares; (d) any Earnout Shares, and (e) any other equity security of Holdco or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a conversion, distribution, exchange, reclassification, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered to the Holder by Holdco; (C) such securities shall have ceased to be outstanding; (D) such securities shall have been sold, transferred, disposed of or exchanged without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)            all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Holdco Ordinary Shares is then listed);

(B)            fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)            printing, messenger, telephone and delivery expenses;

(D)            reasonable fees and disbursements of counsel for Holdco;

(E)            reasonable fees and disbursements of all independent registered public accountants of Holdco incurred specifically in connection with such Registration; and

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(F)            reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” means a registration statement filed by Holdco with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of securities (other than a registration statement on Form F-4 or Form F-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” has the meaning set forth in Section 2.1.1.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 415” has the meaning set forth in Section 2.3.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf” has the meaning set forth in Section 2.3.1.

“Shelf Registration” has the meaning set forth in Section 2.3.1.

“Shelf Underwriting Request” has the meaning set forth in Section 2.3.1.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of Holdco are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Article II
REGISTRATION

Section 2.1     Demand Registration

2.1.1            Request for Registration. Subject to the provisions of Section 2.1.4, Section 2.3 and Section 2.4 hereof, at any time and from time to time on or after the Closing Date, the Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all the Holders (such Holders being in such case, a “Demanding Holder” or “Demanding Holders”), may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). Holdco shall, within ten (10) days of Holdco’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify Holdco, in writing, within five (5) days after the receipt by the Holder of the notice from Holdco. Upon receipt by Holdco of any such written notification from a Requesting Holder(s) to Holdco, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and Holdco shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after Holdco's receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall Holdco be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration under this Section 2.1.1 initiated by Holders; provided, that a Registration shall not be counted for such purposes unless a Form F-1 or any similar long-form registration statement that may be available at such time (“Form F-1”) has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Form F-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

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2.1.2            Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) a Form F-1 filed with the Commission in connection with the Registration has been declared effective by the Commission and (ii) Holdco has complied with all of its obligations under this Agreement with respect thereto; provided, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify Holdco in writing of such election, which notice shall be received by Holdco not later than five (5) days after the removal of any such stop order or injunction; provided, further, that Holdco shall not be obligated to file a second Registration Statement until a Registration Statement that has been previously filed pursuant to a Demand Registration becomes effective or is terminated.

2.1.3            Underwritten Offering. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise Holdco as part of their Demand Registration that the offering of Registrable Securities pursuant thereto shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Demanding Holder’s or Requesting Holder’s (if any) participation in such Underwritten Offering and the inclusion of such Demanding Holder’s or Requesting Holder’s (if any) Registrable Securities in such Underwritten Offering to the extent provided herein. All such Demanding Holders and Requesting Holders (if any) proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4            Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises Holdco, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Holdco Ordinary Shares or other equity securities that Holdco desires to sell and Holdco Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Holdco shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Holdco Ordinary Shares or other equity securities that Holdco desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Holdco Ordinary Shares or other equity securities of other persons or entities that Holdco is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.1.5            Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to Holdco and the Underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, if with respect to a Demand Registration, a majority-in-interest of the Demanding Holders initiating a Demand Registration so withdraw from a Registration pursuant to such Demand Registration, such Registration shall not count as a Demand Registration provided for in Section 2.1.1 and Holdco shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.5.

Section 2.2     Piggy-Back Registration.

2.2.1            Piggy-Back Rights. If, at any time on or after the Closing Date, Holdco proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, by Holdco for its own account or for the account of shareholders of Holdco (or by Holdco and by shareholders of Holdco including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Holdco’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of Holdco or (iv) for a dividend reinvestment plan, then Holdco shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”).  Holdco shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Holdco included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by Holdco.

2.2.2            Reduction of Piggyback Registration. If the managing Underwriter(s) for a Piggyback Registration that is to be an Underwritten Offering, in good faith, advises Holdco and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of securities which Holdco desires to sell, taken together with (i) the Holdco Ordinary Share or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested under this Section 2.2, and (iii) the Holdco Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of Holdco, exceeds the Maximum Number of Securities, then:

(i)            If the Registration is undertaken for Holdco’s account, Holdco shall include in any such Registration (A) first, the Holdco Ordinary Shares or other equity securities that Holdco desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Holdco Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of Holdco that pre-dates this Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Holdco Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of Holdco not otherwise covered above, which can be sold without exceeding the Maximum Number of Securities; and

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(ii)            If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then Holdco shall include in any such Registration (A) first, the Holdco Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Holdco Ordinary Shares or other equity securities that Holdco desires to sell, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, Pro Rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Holdco Ordinary Shares or other equity securities for the account of other persons or entities that Holdco is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3            if the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then Holdco shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.4.

2.2.4            Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Holdco and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. Holdco (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, Holdco shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.5            Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof or an Underwritten Offering pursuant to a Shelf Underwriting Request effected under Section 2.3 hereof.

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Section 2.3     Shelf Registration.

2.3.1            Initial Registration. Within forty five (45) days of the Closing Date, Holdco shall file a shelf registration statement under Rule 415 of the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 415”) on Form F-1 (the “Form F-1 Shelf”) covering the resale of all Registrable Securities on a delayed or continuous basis (a “Shelf Registration”), and use commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable thereafter and no later than the earlier of (x) the 90th calendar day (or 135th calendar day if the Commission notifies Holdco that it will “review” the Registration Statement) following the filing date and (y) the tenth (10th) Business Day after the date Holdco is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. If, at any time Holdco shall have qualified for the use of a Registration Statement on Form F-3 (the “Form F-3 Shelf” and, together with the Form F-1 Shelf, each a “Shelf”) or any other form which permits incorporation of substantial information by reference to other documents filed by Holdco with the Commission and at such time Holdco has an outstanding Form F-l Shelf, then Holdco shall use its commercially reasonable efforts to, as soon as reasonably practical, convert such outstanding Form F-l Shelf into a Form F-3 Shelf. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Holdco shall use its commercially reasonable efforts to maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective and available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities, subject in each case to the provisions of this Agreement that permit Holdco to suspend the use of the Registration Statement in the circumstances, and subject to the terms and conditions, set forth in those provisions. No filing of a Form F-1 Shelf or a Form F-3 Shelf, as applicable, pursuant to this Section 2.3 shall be counted as a Demand Registration effected pursuant to Section 2.1. Notwithstanding anything to the contrary herein, to the extent there is an effective Shelf under this Section 2.3, covering a Holder’s or Holders’ Registrable Securities, such Holder or Holders shall not have rights to make a Demand Registration with respect to Section 2.1. Notwithstanding anything to the contrary herein, to the extent there is an effective Shelf under this Section 2.3, covering a Holder’s or Holders’ Registrable Securities, and such Holder or Holders qualify for and wish to request an Underwritten Offering from such Shelf (a “Shelf Underwriting Request”), such Underwritten Offering shall follow the procedures and limitations of Section 2.1 (including Section 2.1.3 and Section 2.1.4) but such Underwritten Offering shall be made from the Shelf and shall count against the number of Demand Registrations that may be made by the applicable Holder(s) pursuant to Section 2.1.1; provided that, in the event that the Underwritten Offering is being made from a Form F-3 Shelf, (i) the period of time for Holdco to notify all other Holders of Registrable Securities of Holdco’s receipt of the applicable Demand Registration shall be reduced from ten (10) days (as set forth in Section 2.1.1) to two (2) Business Days and (ii) the period of time that the Holders have to respond to such notice shall be reduced from five (5) days (as set forth in Section 2.1.1) to three (3) Business Days. Notwithstanding anything to the contrary in Section 2.1.1 or this Section 2.3.1 Holdco shall only be obligated to effect an Underwritten Offering pursuant to such Shelf Underwriting Request if such Underwritten Offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, (x) with a total offering price reasonably expected to exceed, in the aggregate, $25,000,000 or (y) that constitute all of the remaining Registrable Securities held by the Demanding Holder ((x) or (y), as applicable, the “Minimum Takedown Threshold”). Notwithstanding anything to the contrary in this Agreement, Holdco may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

2.3.2            Removal of Holders. Holdco shall have the right to remove any persons no longer holding Registrable Securities from the Shelf or any other shelf registration statement by means of a post-effective amendment.

2.3.3            Right to Register Additional Holdco Ordinary Shares. Holdco shall have the right to register any other Holdco Ordinary Shares or securities of Holdco on any Registration Statement, including the Shelf.

Section 2.4     Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to Holdco’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Holdco initiated Registration and provided that Holdco has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and Holdco and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to Holdco and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case Holdco shall furnish to such Holders a certificate signed by the Chairperson of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to Holdco for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, Holdco shall have the right to defer such filing for a period of not more than thirty (30) days; provided, that Holdco may not defer its obligation in this manner more than once in any 12-month period.

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Article III
REGISTRATION PROCEDURES

Section 3.1     General Procedures. If at any time on or after the Closing Date, Holdco is required to effect the registration of any Registrable Securities pursuant to Article II, Holdco shall use its best efforts to effect the Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto Holdco shall, as expeditiously as practicable and in connection with any such request:

3.1.1            prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2            prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by Holdco or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3            prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4            prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Holdco and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, that Holdco shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5            cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Holder are then listed;

3.1.6            provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7            advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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3.1.8            advise each Holder of Registrable Securities covered by such Registration Statement, promptly after Holdco receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9            at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.10            notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11            permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause Holdco’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to Holdco, prior to the release or disclosure of any such information;

3.1.12            obtain a “comfort” letter from Holdco’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and may be found reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13            on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing Holdco for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and may be found reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14            in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters of such offering;

3.1.15            make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of Holdco’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16            if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of Holdco to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17            otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

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Section 3.2     Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by Holdco. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3     Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of Holdco pursuant to a Registration initiated by Holdco hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by Holdco and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4     Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from Holdco that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that Holdco hereby covenants to prepare and file such supplemented or amended Prospectus as soon as practicable after the time of such notice), or until he, she or it is advised in writing by Holdco that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require Holdco to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to Holdco for reasons beyond Holdco’s control, Holdco y, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by Holdco to be necessary for such purpose. In the event Holdco exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. Holdco shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities.

Section 3.5     Reporting Obligations. As long as any Holder shall own Registrable Securities, Holdco, at all times while it shall be reporting under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Holdco after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. Holdco further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, Holdco shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1     Indemnification by Holdco. Holdco agrees to indemnify, to the extent permitted by law, and hold harmless each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) from and against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus, or any amendment or supplement to any of them, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same is contained in any information furnished in writing to Holdco by the Holder expressly for use therein. Holdco also shall indemnify any Underwriter of the Registrable Securities, their officers and directors and each person who controls such Underwriter (within the meaning of the Securities Act) on substantially the same basis as that of the indemnification of the Holder provided in this Section 4.1.

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Section 4.2     Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to Holdco in writing such information and affidavits as Holdco reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify Holdco, its directors and officers and agents and each person who controls Holdco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. Each Holder shall indemnify any Underwriter of Registrable Securities sold by such Holder, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of Holdco.

Section 4.3     Conduct of Indemnification Proceedings. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 4.4     Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. Holdco and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event Holdco’s or such Holder’s indemnification is unavailable for any reason.

Section 4.5     Contribution. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, that the liability of any Holder under this Section 4.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1, 4.2 and 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any person who was not guilty of such fraudulent misrepresentation.

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Article V
LOCK-UP

Section 5.1     Lock-Up.

5.1.1            Except as permitted by Section 5.2, during the Lock-up Period, each Holder shall not Transfer any Lock-Up Shares beneficially owned or owned of record by such Holder.

5.1.2            Effective at the Closing, Section 7 of the Letter Agreement is hereby waived, and superseded as for Sponsor by this Article 5 (and prior to the Closing, Section 7 of the Letter Agreement shall remain operative).

5.1.3            Effective at the Closing and upon receipt of written consents of such Anchor Investors to modify their respective Investment Agreements, Section 5(a) of each Investment Agreement is hereby waived, and superseded for each Anchor Investor by this Article 5 (and prior to the Closing, Section 5(a) of each Investment Agreement shall remain operative).

Section 5.2     Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1            transactions relating to Holdco Ordinary Shares acquired in open market transactions;

5.2.2            Transfers of the Holdco Ordinary Shares or any security convertible into or exercisable or exchangeable for Holdco Ordinary Shares as a bona fide gift;

5.2.3            Transfers of the Holdco Ordinary Shares to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.4            Transfers by will or intestate succession upon the death of the undersigned;

5.2.5            the Transfer of the Holdco Ordinary Shares pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.6            if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, or (ii) distributions of the Holdco Ordinary Shares to partners, limited liability company members or shareholders of the undersigned;

5.2.7            Transfers to Holdco’s officers, directors or their affiliates;

5.2.8            pledges of Holdco Ordinary Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

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5.2.9            pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of Holdco, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Holdco Ordinary Shares subject to this Agreement shall remain subject to this Agreement; and

5.2.10            the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer Holdco Ordinary Shares or any securities convertible into or exercisable or exchangeable for Holdco Ordinary Shares during the Lock-Up Period, provided, that in the case of any Transfer or distribution pursuant to Sections 5.2.2 through 5.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to Holdco, to be bound by the provisions of this Agreement.

Article VI
TERMINATION

Section 6.1     Termination. This Agreement shall terminate upon the earliest to occur of: (i) the termination of the Business Combination Agreement, and (ii) the date on which neither the Holders nor any of their permitted assignees hold any Registrable Securities.

Section 6.2     Effect of Business Combination Termination. In the event of a termination of this Agreement as a result of the termination of the Business Combination Agreement, this Agreement shall become void and the Original RRA, Section 7 of the Letter Agreement and Section 5(a) of each Investment Agreement shall each continue in full force and effect.

Article VII
GENERAL PROVISIONS

Section 7.1     Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 7.2     Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 7.3     Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of Holdco hereunder may not be assigned or delegated by Holdco in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Holdco Ordinary Shares by any such Holder, or prior to the Closing, by the assignment by Target Holders of ordinary shares of Target as permitted pursuant to the terms of such other agreements to which such Target Holders are parties that allow for such assignment. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable Holder or of any assignee of the applicable Holder. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article IV and this Section 7.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Holdco unless and until Holdco shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to Holdco, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

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Section 7.4     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 7.5     Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by Holdco and Holders holding a majority of the Registrable Securities at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of Holdco, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 7.6     Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 7.7     Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.7.

Section 7.8     Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

Section 7.9     Holder Information. Each Holder agrees, if requested in writing, to represent to Holdco the total number of Registrable Securities held by such Holder in order for Holdco to make determinations hereunder.

Section 7.10     Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 7.3 hereof, prior to the Closing Date, and subject to the prior written consent of the Sponsor, Parabellum and Holdco, Holdco may make any shareholder of Target who is not yet a Target Holder a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, at the Closing, the HoldCo Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares, including for purposes of Article 5.

[Signature Page Follows.]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

ENOCEAN HOLDINGS B.V.

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Amended and Restated Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

PARABELLUM ACQUISITION CORP.

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Amended and Restated Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

PARABELLUM ACQUISITION PARTNERS LLC

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Amended and Restated Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Amended and Restated Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Amended and Restated Registration Rights and Lock-Up Agreement]

Schedule A

Holders

Name of Holder	Number of Ordinary Shares

Schedule A

Schedule B

Anchor Investors

***********

Schedule B

EXHIBIT A

FORM OF JOINDER

This Joinder (this “Joinder”) to the Amended and Restated Registration Rights and Lock-Up Agreement, dated _____________, ___ (the “Agreement”), by and among Parabellum Acquisition Corp., a Delaware corporation (“Parabellum”), Parabellum Acquisition Partners LLC, a Delaware limited liability company (the “Sponsor”), the qualified institutional buyers or institutional accredited investors parties to the Original RRA (as defined in the Agreement) (the “Anchor Investors”), EnOcean Holdings B.V., a private company with limited liability incorporated under the Laws of the Netherlands (“Holdco”), and certain shareholders of EnOcean GmbH, a private limited company incorporated under the laws of Germany (“Target”), is made by _____________________ (“Additional Holder”).

WHEREAS, as of the date hereof, Additional Holder is a shareholder of Target and not yet a party to the Agreement, but desires to become a party to the Agreement;

WHEREAS, Sponsor, Parabellum and Holdco are all willing to consent to Additional Holder becoming a party to the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1     Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Agreement.

Section 2     Joinder. Additional Holder hereby acknowledges and agrees that (a) Additional Holder has received and read the Agreement, and (b) Additional Holder will be treated as a party to the Agreement (with the same rights and obligations as the other Holders) for all purposes of the Agreement.

Section 3     Notice. Any notice, demand or other communication under the Agreement to Additional Holder shall be given to the Additional Holder at the address set forth on the signature page hereto in accordance with Section 7.2 of the Agreement.

Section 4     Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 5     Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature page to follow]

Exhibit A

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

ADDITIONAL HOLDER:

By:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

Consented to by:

ENOCEAN HOLDINGS B.V.

By:

PARABELLUM ACQUISITION CORP.

By:

PARABELLUM ACQUISITION PARTNERS LLC

By:

Exhibit A

EXHIBIT E

Warrant Assumption Agreement

FORM OF
WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of [●], 20___, by and among Parabellum Acquisition Corp., a Delaware corporation (the “Parabellum”), EnOcean Holdings B.V., a Dutch private limited liability company, to be converted into a public limited liability company and renamed EnOcean Holdings N.V. promptly following the Exchange as defined below (“Holdco”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”).

RECITALS

WHEREAS, Parabellum and the Warrant Agent are parties to that certain Warrant Agreement, dated as of September 27, 2021 (the “Existing Warrant Agreement”);

WHEREAS, Parabellum has issued and sold 10,781,250 redeemable public warrants as part of units to public investors in a public offering (the “Public Warrants”) to purchase the Parabellum’s Class A common stock, par value $0.0001 per share (“Class A Stock”) with each whole Public Warrant being exercisable for one share of Class A Stock and with an exercise price of $11.50 per share;

WHEREAS, Parabellum has issued and sold 6,600,000 private warrants to Parabellum Acquisition Partners LLC, a Delaware limited liability company (the “Sponsor”), (collectively, the “Private Placement Warrants”) to purchase Parabellum’s Class A Stock, with each Private Placement Warrant being exercisable for one share of Class A Stock and with an exercise price of $11.50 per share;

WHEREAS, in order to finance Parabellum’s transaction costs in connection with an intended initial business combination, the Sponsor or affiliates of the Sponsor or certain of Parabellum’s officers and directors may, but are not obligated to, loan Parabellum funds as Parabellum may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 private placement warrants (the “Working Capital Warrants”, and together with the Public Warrants, Private Placement Warrants, the “Warrants”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, Parabellum, Holdco, Artemis Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Holdco (“Merger Sub”), and EnOcean GmbH, a private limited company incorporated under the laws of Germany (“EnOcean”) entered into that certain Business Combination Agreement, dated as of November ___, 2022 (the “Business Combination Agreement”);

WHEREAS, on [●], pursuant to the provisions of the Business Combination Agreement, Merger Sub merged with and into Parabellum (the “Merger”), with Parabellum as the surviving company in the Merger (the “Surviving Company”), and immediately following the Merger, Holdco acquired as a contribution in kind on newly issued ordinary shares of Holdco with a par value of EUR [___] per share (“Holdco Ordinary Shares”) all shares of common stock of the Surviving Company that were issued in the Merger (the “Exchange” and together with the Merger the “Transaction”) and the Surviving Company became a wholly owned subsidiary of Holdco;

WHEREAS, as provided in Section 4.5 of the Existing Warrant Agreement, the Warrants are no longer exercisable for Class A Stock but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Holdco Ordinary Shares;

WHEREAS, the Board of Directors of Parabellum has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Warrant Agreement);

WHEREAS, Holdco has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for Holdco Ordinary Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement;

WHEREAS, Parabellum desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco and Holdco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that Parabellum and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as Parabellum and the Warrant Agent may deem necessary or desirable and that Parabellum and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I
ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. Parabellum hereby assigns to Holdco all of Parabellum’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of Parabellum’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Exchange. As a result of the preceding sentence, effective immediately following the completion of the Exchange, each Warrant will be exchanged for a warrant to subscribe for Holdco Ordinary Shares pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby). Holdco consents to payment of the Warrant Price (as defined in the Existing Warrant Agreement) in a currency other than Euro upon an exercise of such warrants for Holdco Ordinary Shares in accordance with the terms of the Existing Warrant Agreement.

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by Parabellum to Holdco pursuant to Section 1.1 hereof effective immediately following the completion of the Exchange, and the assumption of the Existing Warrant Agreement by Holdco from Parabellum pursuant to Section 1.1 hereof effective immediately the completion of the Exchange, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Exchange, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

ARTICLE II
AMENDMENT OF EXISTING WARRANT AGREEMENTS

Parabellum and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Exchange, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “Parabellum Acquisition Corp., a Delaware corporation” in the Existing Warrant Agreement shall refer instead to “EnOcean Holdings N.V., a public limited liability company incorporated under the laws of the Netherlands”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to EnOcean Holdings N.V. rather than to Parabellum Acquisition Corp.

Section 2.2 Reference to Holdco Ordinary Shares. All references to “Class A common stock” and “$0.0001 par value” in the Existing Warrant Agreement shall refer instead to “ordinary shares in the capital of Holdco” and “with a par value of EUR [___] per share”, respectively. As a result thereof, all references to “Common Stock” in the Existing Warrant Agreement shall be references to Holdco Ordinary Shares rather than to Class A Stock.

Section 2.3 Notice. The address for notices to Parabellum set forth in Section 9.2 of Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

EnOcean Holdings N.V.

Kolpingring 18a

82041 Oberhaching, Germany

Attn: Raoul Wijgergangs

Email: ***********

ARTICLE III
MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Exchange.

Section 3.2 Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Holdco, Parabellum and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

PARABELLUM ACQUISITION CORP.

By:
Name:
Title:

ENOCEAN HOLDINGS B.V.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Warrant Assumption Agreement]

SCHEDULE 1.01
Company Knowledge Parties

Raoul Wijgergangs

Michael Denzer

SCHEDULE 2.09

Holdco Directors: